LOAN AGREEMENT

Dated as of February 6, 2008

by and among

GREAT WOLF WILLIAMSBURG SPE, LLC

a Delaware limited liability company

as Borrower,

and

CITIGROUP GLOBAL MARKETS REALTY CORP.

as Lender

CH1 4069827v.15

Table of Contents

Page

ARTICLE I. CERTAIN DEFINITIONS
Section 1.1.	Definitions

ARTICLE II. GENERAL TERMS
Section 2.1. Section 2.2. Section 2.3. Section 2.4. Section 2.5.	The Loan. Use of Proceeds Security for the Loan Borrower’s Note Principal and Interest.

Section 2.6. Mandatory Prepayment; Voluntary Prepayment; Capital Events; Certain Transfers.

Section 2.7. Section 2.8. Section 2.9. Section 2.10. Section 2.11. Section 2.12. Section 2.13. Section 2.14. Section 2.15. Section 2.16. Section 2.17. Section 2.18.	Intentionally omitted.
Application of Payments
Method and Place of Payment
Taxes
Outparcel Release.
Central Cash Management.
Reserve Accounts.
Additional Provisions Relating to the Pledged Accounts.
Security Agreement.
Mortgage Recording Taxes; Release of Liens.
Release of Permitted Use Facility
Interest Rate Cap.

ARTICLE III. CONDITIONS PRECEDENT
Section 3.1. Section 3.2.	Conditions Precedent to Closing Execution and Delivery of Agreement

ARTICLE IV. REPRESENTATIONS AND WARRANTIES
Section 4.1. Section 4.2. Section 4.3.	Representations and Warranties as to Borrower Representations and Warranties as to the Mortgaged Property Survival of Representations

ARTICLE V. AFFIRMATIVE COVENANTS
Section 5.1.	Affirmative Covenants

ARTICLE VI. NEGATIVE COVENANTS
Section 6.1.	Negative Covenants

ARTICLE VII. EVENT OF DEFAULT
Section 7.1. Section 7.2. Section 7.3. Section 7.4. Section 7.5.	Event of Default Remedies. Remedies Cumulative Intentionally Omitted. Curative Advances

ARTICLE VIII. SINGLE-PURPOSE,
BANKRUPTCY-REMOTE REPRESENTATIONS,
WARRANTIES AND COVENANTS
Section 8.1.	Applicable to Borrower

ARTICLE IX. MISCELLANEOUS
Section 9.1.
Section 9.2.
Section 9.3.
Section 9.4.
Section 9.5.
Section 9.6.
Section 9.7.
Section 9.8.
Section 9.9.
Section 9.10.
Section 9.11.
Section 9.12.
Section 9.13.
Section 9.14.
Section 9.15.
Section 9.16.
Section 9.17.
Section 9.18.
Section 9.19.
Section 9.20.
Section 9.21.
Section 9.22.
Section 9.23.
Section 9.24.
Survival
Lender’s Discretion
Governing Law.
Modification, Waiver in Writing
Delay Not a Waiver
Notices
TRIAL BY JURY
Headings
Assignment.
Severability
Preferences
Waiver of Notice
Consents
Schedules Incorporated
Offsets, Counterclaims and Defenses
No Joint Venture or Partnership
Waiver of Marshalling of Assets Defense
Waiver of Counterclaim
Conflict; Construction of Documents
Brokers and Financial Advisors
Counterparts
Estoppel Certificates
Payment of Expenses
Non-Recourse

SCHEDULES
1	– Outparcel Subdivision Plan and Easements
2	– Organizational Chart
3	– Exceptions to Representations and Warranties
4	– Addresses for Notices
5	– Intellectual Property
6	– Intentionally Omitted
7	– Release Parcel
8	- Intentionally Omitted
9	- Outparcels
10	- Form of Collateral Assignment of Hedge

LOAN AGREEMENT

THIS LOAN AGREEMENT, made as of February 6, 2008, is by and among GREAT WOLF WILLIAMSBURG SPE, LLC, a Delaware limited liability company (“Borrower”), having an address at c/o Great Wolf Resorts, Inc., 122 West Washington Avenue, 10th Floor, Madison, Wisconsin 53703, and CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, having an address at 388 Greenwich Street, 19th Floor, New York, New York 10013 (together with its successors and assigns, whether one or more “Lender”).

RECITALS

WHEREAS, Borrower desires to obtain from Lender the Loan in an amount equal to the Loan Amount (each as hereinafter defined);

WHEREAS, Lender is unwilling to make the Loan unless Borrower executes and delivers this Agreement, the Note and the Loan Documents (each as hereinafter defined) to which it is a party, which documents shall establish the terms and conditions of, and provide security for, the Loan; and

WHEREAS, Borrower has agreed to establish certain accounts and to grant to Lender, a security interest therein upon the terms and conditions of the security agreement set forth in Section 2.15.

NOW, THEREFORE, in consideration of the making of the Loan by Lender and for other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, the parties hereby covenant, agree, represent and warrant as follows:

ARTICLE I.

CERTAIN DEFINITIONS

Section 1.1. Definitions. For all purposes of this Agreement: (1) the capitalized terms defined in this Article 1 have the meanings assigned to them in this Article 1 and include the plural as well as the singular; (2) all accounting terms have the meanings assigned to them in accordance with GAAP (as hereinafter defined) unless otherwise explicitly set forth herein; (3) the words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, or other subdivision; (4) the words “include,” “includes” or “including” shall be deemed to be followed by the phrase “without limitation,” if not already so drafted; and (5) the following terms have the following meanings:

“Account Collateral” has the meaning set forth in Section 2.15(a) hereof.

“Accounts” means all accounts (as defined in the relevant UCC), now owned or hereafter acquired by Borrower, and arising out of or in connection with, the operation of the Mortgaged Property and all other accounts described in the Management Agreement and all present and future accounts receivable, inventory accounts, chattel paper, notes, insurance policies, Instruments, Documents or other rights to payment and all forms of obligations owing at any time to Borrower thereunder, whether now existing or hereafter created or otherwise acquired by or on behalf of Borrower, and all Proceeds thereof and all liens, security interests, guaranties, remedies, privileges and other rights pertaining thereto, and all rights and remedies of any kind forming the subject matter of any of the foregoing.

“Actual Knowledge” means the actual knowledge of the Chief Financial Officer, General Counsel and Treasurer of Great Wolf, or either of the foregoing, in each case after due inquiry, if reasonable in any specific instance, of any other appropriate officers of Great Wolf and Manager who would reasonably be expected to have knowledge of the matter in question, and, when used as to any affirmative statement, is intended to mean that there is no Actual Knowledge that such statement is not true and correct in all material respects.

“Additional Resort Event” means the event that shall be deemed to have occurred if another hotel with an associated waterpark or Waterpark Resort is opened or operated within 95 miles of the Mortgaged Property under the name “Great Wolf Lodge®”, “Great Bear Lodge®”, “Blue Harbor®” (“Specified Brands”) or any other name or theme similar to any of the foregoing or to that under which the Mortgaged Property is then operated, which such names or themes are owned or licensed by Great Wolf or its Affiliates (together with the Specified Brands, the “Great Wolf Same or Similar Resort Concepts”); provided, that notwithstanding the foregoing, an “Additional Resort Event” shall not be deemed to have occurred by virtue of Great Wolf or its Affiliates hereafter acquiring (or being acquired by), by merger or other acquisition, a Person that at the time of such merger or other acquisition owns or operates a hotel with an associated waterpark or Waterpark Resort located within 95 miles of the Mortgaged Property under a theme or name other than any of the Great Wolf Same or Similar Concepts under which the Mortgaged Property is then operated or which are or were used, owned or licensed by Great Wolf or its Affiliates prior to such merger or acquisition, so long as such hotel and/or waterpark is not thereafter converted to operate under any of the Great Wolf Same or Similar Resort Concepts.

“Advance Bookings” means all commitments, reservations and agreements regarding future use of guest rooms, banquet rooms, conference rooms and other facilities constituting part of the Mortgaged Property.

“Advance Bookings Deposits” means all deposits, advance payments and similar items for Bookings.

“Affiliate” of any specified Person means any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise; and the terms “controlling” and “controlled” have the meanings correlative to the foregoing.

“Agreement” means this Loan Agreement, together with the Schedules and Exhibits hereto, as the same may from time to time hereafter be modified, supplemented or amended.

“Appraisal” means the appraisal with respect to the Mortgaged Property prepared by an Appraiser in accordance with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation, in compliance with the requirements of Title 11 of the Financial Institution Reform, Recovery and Enforcement Act and utilizing customary valuation methods such as the income, sales/market or cost approaches.

“Appraiser” means a nationally recognized MAI appraiser selected by Borrower and reasonably approved by Lender.

“Approved Bank” means a bank, the long term unsecured debt obligations of which are rated at least “A+” by S&P and the equivalent by either Fitch or Moody’s (unless Lender approves in writing a financial institution other than a bank or a lower rating, in each case in Lender’s sole and absolute discretion).

“Assignment of Profits and Leases” means the Assignment of Profits and Leases, dated as of the Closing Date, granted by Borrower to Lender with respect to the Mortgaged Property, as the same may thereafter from time to time be supplemented, amended, modified or extended, and collectively, all of them.

“Assumed Loan Debt Service” means the product of the Principal Indebtedness multiplied by the Market Constant.

“Assumed Note Rate” means an interest rate equal to the sum of (x) 1.00% plus (y) LIBOR as determined on the preceding Interest Determination Date plus (z) the Spread.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, and all rules and regulations promulgated thereunder.

“Basic Carrying Costs” means the following costs with respect to the Mortgaged Property: (i) Impositions and (ii) insurance premiums for policies of insurance required to be maintained by Borrower pursuant to this Agreement or the other Loan Documents.

“Borrower” has the meaning provided in the first paragraph of this Agreement.

“Brand Marketing Fee” means the fee payable to Licensor under the License Agreement to support international, national, state, regional or local advertising.

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in the State of New York are authorized or obligated by law, governmental decree or executive order to be closed.

“Capital Improvement Costs” means costs incurred or to be incurred in connection with replacements and capital repairs made to the Mortgaged Property which would be capitalized in accordance with GAAP.

“Capital Event” means any transfer, sale, assignment, conveyance, liquidation, disposition (other than a Taking) or refinancing of the Mortgaged Property.

“Cash Management Event” means the occurrence of an Event of Default or if the Debt Service Coverage Test is not satisfied for any quarterly test date commencing with the quarterly test date for the first calendar quarter ending after the Closing Date.

“Cash Management Period” means the period commencing on the occurrence of a Cash Management Event and ending when: (i) no Event of Default exists; and (ii) if applicable, the Debt Service Coverage Test, measured quarterly for the quarterly test date for the most recently ended calendar quarter, is satisfied.

“Case Goods” means furniture and furnishings used in the Mortgaged Property, including, without limitation: chairs, beds, chests, headboards, desks, lamps, tables, television sets, mirrors, pictures, wall decorations and similar items.

“CERCLA” has the meaning set forth in Section 5.1(d)(i) hereof.

“Chattel Paper” means all “chattel paper” as defined in the UCC (whether tangible chattel paper or electronic chattel paper), in, to or under which Borrower has any right, title or interest, whether now owned or hereafter acquired.

“Closing Date” means the date of the funding of the Loan.

“Code” means the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means, collectively, the Land, Improvements, Leases, Receipts, Receivables, Personalty, and all Proceeds, and (to the full extent assignable) Permits, which are or hereafter may become subject to a Lien in favor of Lender as security for the Loan (whether pursuant to the Mortgage, any other Loan Document or otherwise), all whether now owned or hereafter acquired and all other property which is or hereafter may become subject to a Lien in favor Lender as security for the Loan and including all property of any kind described as part of the Mortgaged Property under the Mortgage, including, without limitation, all Water Amenities. The Collateral shall not include Deposit Accounts which are not Pledged Accounts and cash and cash equivalents which this Agreement provides are free of Lender’s Liens and security interests.

“Collateral Assignment of Hedge” means the Collateral Assignment of Hedge, dated as of the applicable date and executed by Borrower, Lender and the hedge counterparty, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more agreements supplemental thereto.

“Collateral Security Instrument” means any right, document or instrument, other than the Mortgage, given as security for the Loan, including, without limitation the Contract Assignment.

“Collection Account” has the meaning set forth in Section 2.12(a) hereof.

“Collection Account Agreement” means the Collection Account Agreement, dated as of the applicable date and executed by Borrower, Lender and the Collection Account Bank, relating to the Collection Account and the Reserve Accounts and any other accounts maintained with the Collection Account Bank other than the Local Collection Accounts.

“Collection Account Bank” means LaSalle Bank National Association, or any successor financial institution appointed by Lender in its capacity as holder of the Collection Account and of the Reserve Accounts.

“Condemnation Proceeds” means, in the event of a Taking with respect to the Mortgaged Property, the proceeds in respect of such Taking less any reasonable third party out-of-pocket expenses incurred in prosecuting the claim for and otherwise collecting such proceeds.

“Consumer Price Index” means the Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor, in the area where the Mortgaged Property is located; All Items (1982-84 = 100), or any successor index thereto, appropriately adjusted and if the Consumer Price Index ceases to be published and there is no successor thereto, such other index as Lender and Borrower shall mutually agree upon.

“Contest” has the meaning set forth in Section 9.24 hereof.

“Contingent Obligation” means, as used in the definition of Other Borrowings, without duplication, any obligation of Borrower guaranteeing any indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly. Without limiting the generality of the foregoing, the term “Contingent Obligation” shall include any obligation of Borrower:

(i) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(ii) to advance or supply funds: (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor;

(iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

(iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.

The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming Borrower is required to perform thereunder) as determined by Lender in good faith.

“Contract Assignment” means the Assignment of Contracts, Licenses, Permits, Agreements, Warranties and Approvals, dated as of the Closing Date and executed by Borrower.

“Contracts” means all Material Agreements, and all other agreements to which Borrower is a party or which are assigned to Borrower by the Manager in the Management Agreement and which are executed in connection with the construction, operation and management of the Mortgaged Property (including, without limitation, agreements for the sale, lease or exchange of goods or other property and/or the performance of services by it, in each case whether now in existence or hereafter arising or acquired) as any such agreements have been or may be from time to time amended, supplemented or otherwise modified.

“Debt Service Coverage Ratio” at any time of determination thereof is equal to the ratio of Underwritten Net Cash Flow as determined by Lender for the most recently ended twelve (12) month period to the Assumed Loan Debt Service.

“Debt Service Coverage Test” means a test which shall be satisfied if the Underwritten Net Cash Flow, measured quarterly on a trailing twelve (12) month basis as of the end of each calendar quarter, is at least equal to the product of 2.00 multiplied by the Assumed Loan Debt Service.

“Deed of Trust Trustee” means the trustee under any Mortgage that constitutes a “deed of trust” under applicable law.

“Default” means the occurrence of any event which, but for the giving of notice or the passage of time, or both, would be an Event of Default.

“Default Rate” means the per annum interest rate equal to the lesser of (a) 5.0% per annum in excess of the rate otherwise applicable hereunder and (b) the maximum rate allowable by applicable law.

“Deposit Account” means all “deposit accounts” as defined in the UCC, in which Borrower has any right, title or interest, whether now owned or hereafter acquired.

“Direction Letter” has the meaning set forth in Section 2.12(a)(i).

“Disclosure Certificate” has the meaning set forth in Section 5.1(w) hereof.

“Disclosure Documents” has the meaning set forth in Section 5.1(w) hereof.

“Documents” means all “documents” as defined in the UCC (whether negotiable or non-negotiable) or other receipts covering, evidencing or representing goods, in, to or under which Borrower has any right, title or interest, whether now owned or hereafter acquired.

“EO13224” has the meaning set forth in Section 4.1(v) hereof.

“Eligible Account” means a separate and identifiable account from all other funds held by the holding institution, which account is either (i) an account maintained with a federal or state chartered depository institution or trust company that (A) satisfies the Rating Criteria and (B) insures the deposits made to such account through the Federal Deposit Insurance Corporation, or (ii) a segregated trust account maintained with the corporate trust department of a federal or state chartered depository institution or trust company subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations Section 9.10(b) which, in either case, has corporate trust powers, acting in its fiduciary capacity and in either case having combined capital and surplus of at least $100,000,000 or otherwise acceptable to Lender or, if a Securitization has occurred, the Rating Agencies. An Eligible Account shall not be evidenced by a certificate of deposit, passbook, other instrument or any other physical indicia of ownership. Following a downgrade of such institution below the Rating Criteria, or a withdrawal, qualification or suspension of such institution’s rating, each account must at Lender’s request promptly (and in any case within not more than thirty (30) calendar days) be moved to a qualifying institution or to one or more segregated trust accounts in the trust department of such institution, if permitted.

“Eligible Bank” means a bank that: (i) satisfies the Rating Criteria; and (ii) insures the deposits hereunder through the Federal Deposit Insurance Corporation.

“Engineer” means an Independent engineer selected by Borrower and reasonably approved by Lender.

“Environmental Auditor” means an Independent environmental auditor selected by Borrower and reasonably approved by Lender.

“Environmental Claim” means any written notice, written notification, written request for information, written claim, administrative, regulatory or judicial action, suit, judgment or written demand by any Person or Governmental Authority alleging or asserting liability with respect to Borrower or the Mortgaged Property (whether for damages, contribution, indemnification, cost recovery, compensation, injunctive relief, investigatory, response, remedial or cleanup costs, damages to natural resources, personal injuries, fines or penalties) arising out of, based on or resulting from: (i) the presence, Use or Release into the environment of any Hazardous Substance at any location (whether or not owned, managed or operated by Borrower) that affects Borrower or the Mortgaged Property; (ii) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any applicable Environmental Law; or (iii) any alleged injury or threat of injury on or about the Mortgaged Property to human health, safety or the environment arising out of: (x) the presence, Use or Release into the environment of any Hazardous Substance at any location (whether or not owned, managed or operated by Borrower) that affects Borrower or the Mortgaged Property; or (y) any fact, circumstance, condition or occurrence forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

“Environmental Indemnity Agreement” means the Environmental Indemnity Agreement dated as of the Closing Date, from Borrower and Guarantor, collectively, as indemnitor, to Lender, as indemnitee, as the same may be amended, modified or supplemented from time to time.

“Environmental Laws” means any and all present and future federal, state or local laws, statutes, ordinances, rules or regulations, or any judicial interpretation thereof, any judicial or administrative orders, decrees or judgments thereunder issued by a Governmental Authority, and any permits, approvals, licenses, registrations, filings and authorizations, in each case as now or hereafter in effect, relating to the environment, protection of human health or safety from Hazardous Substances, or the Release or threatened Release of Hazardous Substances or otherwise relating to the Use of Hazardous Substances.

“Environmental Reports” means that certain Phase I Environmental Site Assessment of Great Wolf Lodge – Williamsburg, EBI Project Number 11075370, dated as of December 3, 2007, and prepared by EBI Consulting for Lender.

“Equipment” means: (i) all “equipment” as defined in the UCC, in which Borrower has any right, title or interest, whether now owned or hereafter acquired, including without limitation all such equipment included in or associated with Water Amenities; and (ii) all of the following (regardless of how classified under the UCC): all building materials, construction materials, personal property constituting furniture, fittings, appliances, apparatus, leasehold improvements, machinery, devices, interior improvements, appurtenances, equipment, plant, furnishings, fixtures, computers, electronic data processing equipment, telecommunications equipment and other fixed assets now owned or hereafter acquired by Borrower, and all Proceeds of the foregoing clauses (i) and (ii), as well as all additions to, substitutions for, replacements of or accessions to any of the items recited as aforesaid and all attachments, components, parts (including spare parts) and accessories, whether installed thereon or affixed thereto, all regardless of whether the same are located on the Mortgaged Property or are located elsewhere (including, without limitation, in warehouses or other storage facilities or in the possession of or on the premises of a bailee, vendor or manufacturer) for purposes of manufacture, storage, fabrication or transportation and all extensions and replacements to, and proceeds of, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and, as of the relevant date, any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations: (i) described in Section 414(b) or (c) of the Code of which Borrower is a member; and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code, described in Section 414(m) or (o) of the Code of which Borrower is a member.

“Event Date” has the meaning set forth in Section 2.6(c) hereof.

“Event of Default” has the meaning set forth in Section 7.1 hereof.

“Excess Interest” has the meaning set forth in Section 2.5(e) hereof.

“FF&E Costs” means, collectively: (a) the costs of (i) replacement of and/or addition to Soft Goods and Case Goods at the Mortgaged Property; (ii) signage, audio-visual equipment, kitchen appliances, carpeting and all equipment, including front desk and back-of-the-house computer equipment; (iii) maintaining, repairing, replacing existing Equipment in, acquiring new Equipment for, and making improvements to, the water park including without limitation with respect to all Water Amenities; and (b) all similar costs and expenses relating to capital maintenance and improvements as contemplated under the Uniform System of Accounts and the Management Agreement; provided, that FF&E Costs shall not include costs of or associated with the repair or replacement or upgrade of Fixed Asset Supplies or Software unless included within FF&E or similar capital expenditure requirements under the Management Agreement or License Agreement.

“FF&E Costs Reserve Account” has the meaning set forth in Section 2.13(a)(i).

“FF&E Percentage” means four percent (4.0%).

“Fixed Asset Supplies” means items included within “Property and Equipment” under the Uniform System of Accounts including, but not limited to, linen, china, glassware, tableware, uniforms, and similar items, whether used in connection with public space or guest rooms at the Mortgaged Property.

“Fiscal Year” means the twelve (12) month period ending on December 31st of each year (or, in the case of the fiscal year in which the Closing Date occurs, such shorter period from the Closing Date through such date) or such other fiscal year of Borrower as Borrower may select from time to time with the prior consent of Lender.

“Fitch” means Fitch, Inc. and its successors.

“Fund” has the meaning set forth in the definition of “Permitted Investments”.

“GAAP” means generally accepted accounting principles in the United States of America as of the date of the applicable financial report, modified to reflect the Uniform System of Accounts, where applicable, and in all cases consistently applied.

“General Intangibles” means all “general intangibles” as defined in the relevant UCC, now owned or hereafter acquired by Borrower, in, to or under which Borrower has any right, title or interest, whether now owned or hereafter acquired.

“Governmental Authority” means any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by the foregoing.

“Great Wolf” means Great Wolf Resorts, Inc., a Delaware corporation.

“Gross Revenue” means, for any period, the total dollar amount of all income and receipts received by, or for the account of, Borrower in the ordinary course of business with respect to the Mortgaged Property, but excluding Loss Proceeds (other than the proceeds of business interruption insurance or the proceeds of a temporary Taking in lieu of Receipts which shall be included in Gross Revenue).

“Gross Room Sales” means gross revenues attributable to or payable for rentals of guest rooms at the Property (including all fees charged to guests for water park admission or use, but excluding charges to non-guests for water park admission or use) but excluding: (i) charges to guests for food and beverage, (ii) telephone charges, (iii) security deposits (except as applied or forfeited), (iv) federal, state and municipal excise, sales, occupancy and use taxes collected directly from patrons, guests or users of the Property on rentals of guest rooms at the Property, or similar or equivalent taxes, (v) any cash or credit rebates or refunds paid to patrons or guests for rentals of guest rooms at the Property, (vi) discounts and/or similar deductions for charges by credit card issuers, (vii) charges to guests for internet usage, (viii) charges to guests for premium television channel usage and/or rentals, and (ix) charges to guests for other in-room service usage. Gross Room Sales for any period of time shall be certified to Lender by Borrower as true and correct, and Borrower shall provide to Lender such evidence of Borrower’s calculation of Gross Room Sales as Lender may reasonably require. In addition, Borrower shall certify to Lender the Gross Room Sales attributable to reservations made by Service Provider during such period.

“Guarantor” means Great Wolf.

“Guaranty of Nonrecourse Obligations” means, with respect to the Loan, the Guaranty of Nonrecourse Obligations guaranteeing the exceptions to the nonrecourse provisions of the Loan Documents for which liability is retained as described in Section 9.24 hereof from Guarantor to Lender.

“Hazardous Substance” means all or any of the following: (i) substances, materials, compounds, wastes, products, emissions and vapors that are defined or listed in, regulated by, or otherwise classified pursuant to, any applicable Environmental Law, as hazardous, toxic, deleterious, harmful or dangerous, including any so defined, listed, regulated or classified as “hazardous substances”, “hazardous materials”, “hazardous wastes”, “toxic substances”, “pollutants”, or “contaminants”; (ii) waste oil, oil, petroleum or petroleum derived substances, natural gas, natural gas liquids or synthetic gas and drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iii) any flammable substances or explosives or any radioactive materials; (iv) asbestos in any form (other than if properly contained in accordance with applicable Environmental Law); (v) electrical or hydraulic equipment which contains any oil or dielectric fluid containing at least 50 parts per million of polychlorinated biphenyls (PCBs); (vi) radon; (vii) urea formaldehyde; (viii) lead paint; or (ix) fungus, mold or mildew the presence of which is reasonably likely to materially adversely affect the health of average individuals or materially adversely affect the value or utility of the Mortgaged Property. Notwithstanding the foregoing, “Hazardous Substances” will not include ordinary cleaning solvents, fuels, lubricants, maintenance items, paints, disinfectants and other substances which are customarily used in the operation of a Waterpark Resort that includes a hotel, indoor water park, restaurants, spas and associated facilities and vehicles, provided such solvents and substances are stored and used in material compliance with applicable Environmental Law.

“Impositions” means all taxes (including, without limitation, all real estate, ad valorem, sales (including those imposed on lease rentals), use, single business, gross receipts, value added, intangible transaction privilege, privilege or license or similar taxes), assessments (including, without limitation, all assessments for public improvements or benefits, whether or not commenced or completed within the term of the Loan), ground rents, water, sewer or other rents and charges, excises, levies, governmental fees (including, without limitation, license, permit, inspection, authorization and similar fees), and all other governmental charges, in each case whether general or special, ordinary or extraordinary, foreseen or unforeseen, in respect of the Mortgaged Property (including all interest and penalties thereon), accruing during or in respect of the term hereof and which may be assessed against or imposed on or in respect of or be a Lien upon: (1) Borrower (including, without limitation, all income, franchise, single business or other taxes imposed on Borrower for the privilege of doing business in the jurisdiction in which the Mortgaged Property, or any other collateral delivered or pledged to Lender in connection with the Loan, is located) or Lender, or (2) the Mortgaged Property, or any other collateral delivered or pledged to Lender in connection with the Loan, or any part thereof or any Receipts therefrom or any estate, right, title or interest therein, or (3) any occupancy, operation, use or possession of, or sales from, or activity conducted on, or in connection with the Mortgaged Property or the leasing or use of the Mortgaged Property or any part thereof, or the acquisition or financing of the acquisition of the Mortgaged Property by Borrower. Impositions shall exclude all income, franchise and corporate taxes with respect to Borrower (other than those referred to under clause (1) above).

“Improvements” means all buildings, structures, fixtures and improvements now or hereafter owned by Borrower of every nature whatsoever situated on any Land constituting part of the Mortgaged Property (including, without limitation, all buildings, structures, fixtures and improvements now or hereafter owned by Borrower included in or associated with Water Amenities, and all gas and electric fixtures, radiators, heaters, engines and machinery, boilers, ranges, elevators and motors, plumbing and heating fixtures, carpeting and other floor coverings, water heaters, awnings and storm sashes, and cleaning apparatus which are or shall be affixed to the Land or said buildings, structures or improvements and including any additions, enlargements, extensions, modifications, repairs or replacements thereto).

“Indebtedness” means the Principal Indebtedness, together with all other obligations and liabilities due or to become due to Lender pursuant hereto, under the Note or in accordance with any of the other Loan Documents, and all other amounts, sums and expenses paid by or payable to Lender hereunder or pursuant to the Note or any of the other Loan Documents.

“Indemnified Parties” has the meaning set forth in Section 5.1(i).

“Independent” means, when used with respect to any Person, a Person that: (i) does not have any material direct financial interest or any material indirect financial interest in Borrower or in any Affiliate of Borrower, (ii) is not connected with Borrower or any Affiliate of Borrower as an officer, employee, trustee, partner, director or person performing similar functions, and (iii) is not a member of the immediate family of any Person described in clauses (i) or (ii).

“Independent Director” means a duly appointed director or manager of Borrower who shall not have been at the time of such appointment, and may not have been at any time, and shall not be at any time during such individual’s appointment: (i) a member, partner, shareholder, manager, officer, director, employee, attorney or counsel of Borrower, or any of its respective members, subsidiaries or Affiliates (with the exception of serving as an Independent Director or, if such Independent Director is provided by a nationally recognized company that provides independent directors, independent director of another so-called “special purpose entity” affiliated with Borrower), (ii) a customer of, or supplier (other than a supplier of registered agent and registered representative services and document filing services) to, or service provider (including a provider of professional services) to, Borrower or any of its members, subsidiaries or Affiliates (other than consumer transactions, such as hotel guest or senior living facility stays, in the ordinary course), (iii) a Person controlling or under common control with such member, supplier or customer, or (iv) a member of the immediate family of any such member, director, officer, employee, supplier or customer or a member of the immediate family of any Person in (i), (ii) and (iii). As used herein the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of a Person, whether through ownership of voting securities or a partnership or membership interest, by contract or otherwise.

“Index Maturity” has the meaning set forth in the definition of LIBOR.

“Instruments” means all “instruments” as defined in the UCC, in, to or under which Borrower has any right, title or interest, whether now owned or hereafter acquired.

“Insurance Escrow Account” has the meaning set forth in Section 2.13(b).

“Insurance Premiums” has the meaning set forth in Section 5.1(x)(iii).

“Insurance Proceeds” means, in the event of a casualty with respect to the Mortgaged Property, the proceeds received under any insurance policy applicable thereto.

“Insurance Requirements” means all material terms of any insurance policy required pursuant to this Agreement or the Mortgage and all material regulations, rules and other requirements of the National Board of Fire Underwriters or such other body exercising similar functions applicable to or affecting the Mortgaged Property or any part thereof or any use or condition thereof.

“Insured Casualty” has the meaning set forth in Section 5.1(x)(iv)(B).

“Intellectual Property” means all trademark licenses, trademarks, rights in intellectual property, trade names, service marks and copyrights, copyright licenses, patents, patent licenses or the license to use intellectual property such as computer software (other than commercially available software), in each case owned or licensed for use (but if so licensed, only as to Borrower’s interest as licensee therein) by Borrower and used at or in connection with the Mortgaged Property or its operation, and other proprietary business information belonging to Borrower relating to Borrower’s policies, procedures, manuals and trade secrets.

“Interest Accrual Period” means, in connection with the calculation of interest accrued with respect to any Payment Date, the period commencing on and including the fifteenth (15th) day in the month preceding the month in which such Payment Date occurs through and including the fourteenth (14th) day in the month in which such Payment Date occurs; provided, however, that, (i) with respect to the Payment Date occurring in February, 2007, the Interest Accrual Period for the Loan shall be the period commencing on the Closing Date to and including February 14, 2007 and (ii) with respect to the Interest Accrual Period which contains the Scheduled Maturity Date, such Interest Accrual Period shall end on (and include) the Scheduled Maturity Date (provided, that such Interest Accrual Period may be extended by Lender, in Lender’s discretion, if Borrower fails to pay the Indebtedness if full on the Scheduled Maturity Date to and including the earlier to occur of the date such Indebtedness if paid in full or the fourteen (14th) day of the month in which the Scheduled Maturity Date occurs). Each Interest Accrual Period, except for the Interest Accrual Period ending February 14, 2007 and the Interest Accrual Period containing the Scheduled Maturity Date, shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Accrual Period.

“Interest Determination Date” means, in connection with the calculation of interest to accrue for any Interest Accrual Period, the second Business Day preceding the fifteenth (15th) day of the month in which such Interest Accrual Period commences; provided, however, that the first Interest Determination Date for the Loan shall be the second Business Day preceding the Closing Date.

“Interest Shortfall” has the meaning set forth in Section 2.6(a).

“Interested Parties” has the meaning set forth in Section 5.1(w).

“Inventory” means all “inventory” as defined in the UCC and shall include all Documents representing the same, in which Borrower has any right, title or interest, whether now owned or hereafter acquired, including, without limitation, all such inventory included in or associated with Water Amenities.

“Investment Property” means all “investment property” as defined in the UCC, in, to or under which Borrower has any right, title or interest, whether now owned or hereafter acquired.

“IRS” has the meaning provided in Section 2.10(b) hereof.

“Land” means the parcels of real estate described on Exhibit A attached to the Mortgage as the same may be reduced from time to time by one or more partial conveyances of the Land pursuant to Section 2.11 or Section 2.17 of this Agreement.

“Leases” means all leases, subleases, lettings, occupancy agreements, tenancies and licenses for the use of space by Borrower as landlord of the Mortgaged Property or any part thereof now or hereafter entered into, and all amendments, extensions, renewals and guarantees thereof, and all security therefor.

“Legal Requirements” means all governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including, without limitation, any of the foregoing relating to zoning, parking or land use, any and all Environmental Laws and the Americans with Disabilities Act) affecting Borrower or the Mortgaged Property or any part thereof or the construction, use, alteration or operation thereof, or any part thereof (whether now or hereafter enacted and in force), and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, at any time in force affecting the Mortgaged Property or any part thereof or any utility services or septic systems or other infrastructure serving any portion of the Mortgaged Property (including, without limitation, any which may: (i) require repairs, modifications or alterations in or to the Mortgaged Property or any part thereof or any utility services or septic systems or other infrastructure serving any portion of the Mortgaged Property, or (ii) in any way limit the use and enjoyment thereof).

“Lender” has the meaning provided in the first paragraph of this Agreement.

“Letter of Credit Rights” means all “letter of credit rights” as defined in the UCC, in, to or under which Borrower has any right, title or interest, whether now owned or hereafter acquired.

“LIBOR” means the rate per annum calculated as set forth below:

(i) On each Interest Determination Date, LIBOR will be determined on the basis of the offered rate for deposits of not less than U.S. $1,000,000 for a period of one month (the “Index Maturity”), commencing on such Interest Determination Date, which appears on Dow Jones Market Service (formerly Telerate) Page 3750 as of 11:00 a.m., London time (or such other page as may replace the Dow Jones Market Service (formerly Telerate) Page on that service for the purposes of displaying London interbank offered rates of major banks). If no such offered rate appears, LIBOR with respect to the relevant Interest Accrual Period will be determined as described in (ii) below.

(ii) With respect to an Interest Determination Date on which no such offered rate appears on Dow Jones Market Service (formerly Telerate) Page 3750 as described in (i) above, LIBOR shall be the arithmetic mean, expressed as a percentage, of the offered rates for deposits in U.S. dollars for the Index Maturity which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on such date. If, in turn, such rate is not displayed on the Reuters Screen LIBO Page at such time, then LIBOR for such date will be obtained from the preceding Business Day for which the Reuters Screen LIBO Page displayed a rate for the Index Maturity.

(iii) If on any Interest Determination Date, Lender is required but unable to determine LIBOR in the manner provided in paragraphs (i) and (ii) above, LIBOR for the next Interest Accrual Period shall be determined from such financial reporting service as Lender shall reasonably determine and use with respect to its other loan facilities on which interest is determined based on LIBOR.

All percentages resulting from any calculations of LIBOR referred to in this Agreement will be carried out to five decimal places and all U.S. dollar amounts used in or resulting from such calculations will be rounded upwards to the nearest cent.

“License Agreement” means collectively (a) that certain License Agreement for the Mortgaged Property dated December 20, 2004 entered into between Borrower and the Licensor, and (b) that certain Reservations Services Agreement for the Mortgaged Property dated December 20, 2004 entered into between the Licensor and Borrower, as such agreement(s) may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time.

“Licensor” means Great Lakes Services, LLC, a Delaware limited liability company

“Licensor Tri-Party Agreement” means the Tri-Party Agreement executed by the Licensor, Borrower and Lender, dated as of the Closing Date, whereby, among other things, the License Agreement is subordinated to the Indebtedness and to the Lien of the Mortgage so long as the Loan remains outstanding.

“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, security interest, or any other encumbrance or charge on or affecting Borrower or the Mortgaged Property or any portion thereof, or any interest therein (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and mechanic’s, materialmen’s and other similar liens and encumbrances).

“Liquor Agreement” means the Management Agreement executed by Borrower and Great Wolf Lodge of Williamsburg LLC, a Delaware limited liability company, dated as of the Closing Date.

“Liquor License Holder” has the meaning set forth in Section 5.1(ee).

“Liquor Licenses” means any government license, permit or other authorization for the Liquor Operations.

“Liquor Operations” means the sale and service of liquor, wine, beer and other alcoholic beverages at the Mortgaged Property.

“Loan” means the loan made by Lender to Borrower pursuant to the terms of this Agreement.

“Loan Amount” means an amount equal to $55,000,000.

“Loan Documents” means this Agreement, the Note, the Contract Assignment, the Licensor Tri-Party Agreement, the Manager’s Subordination, the Mortgage, the Assignment of Profits and Leases, the Environmental Indemnity Agreement, the Guaranty of Non-Recourse Obligations and all other agreements, instruments, certificates and documents delivered by or on behalf of Borrower or an Affiliate of Borrower to evidence or secure the Loan as the same may be amended or modified from time to time.

“Local Collection Account” and “Local Collection Account Bank” have the meanings set forth in Section 2.12(a).

“Local Collection Account Agreement” means with respect to the Local Collection Account, the lockbox agreement, dated as of the applicable date and executed by Borrower, Lender and the Local Collection Account Bank.

“Loss Proceeds” means Condemnation Proceeds and/or Insurance Proceeds.

“Loss Proceeds Account” has the meaning set forth in Section 2.12 hereof.

“Losses” has the meaning set forth in Section 5.1(j).

“Management Agreement” means that certain Management Services Agreement dated December 20, 2004, entered into between Borrower and the Manager, as such agreement may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time, and any management agreement which may hereafter be entered into with respect to the Mortgaged Property in accordance with the terms and conditions hereof, as the same may be amended, modified or supplemented in accordance with the terms and conditions hereof from time to time.

“Manager” means Great Lakes Services, LLC, a Delaware limited liability company, or such other Person as may hereafter be charged with management of the Mortgaged Property pursuant to a management agreement entered into in accordance with the terms and conditions hereof.

“Manager’s Operating Account” has the meaning set forth in Section 2.12(a) hereof.

“Manager’s Subordination” means, initially, the Manager’s Consent and Subordination of Management Agreement executed by the Manager, Borrower and Lender, dated as of the Closing Date, and in the event a successor or assignee Manager is engaged at (or for the benefit of) the Mortgaged Property, a subordination agreement executed by Manager, Borrower and Lender in form and substance satisfactory to Lender, whereby, among other things, the Management Agreement is subordinated to the Indebtedness and to the Lien of the Mortgage so long as the Loan remains outstanding.

“Market Constant” means the highest of (a) the current annual interest rate on the Loan adjusted to reflect amortization on a thirty (30) year schedule, (b) 7.50% and (c) the Treasury Rate plus 300 basis points adjusted to reflect amortization on a thirty (30) year schedule.

“Material Adverse Effect” means a material adverse effect upon (i) the business operations, properties, assets or condition (financial or otherwise) of Borrower, (ii) the ability of Borrower to perform, or of Lender to enforce, any of the Loan Documents or (iii) the aggregate value of the Mortgaged Property.

“Material Agreement” means, individually and collectively: (i) any lease of Equipment, Case Goods, Soft Goods, Fixed Asset Supplies or similar items at the Mortgaged Property which provide for annual aggregate lease payments under such lease by Borrower in excess of $150,000 or (ii) any franchise agreement or other Contract entered into by Borrower, which Contract would be binding on Lender or the Mortgaged Property, upon Lender foreclosing its Lien on the Mortgaged Property (or otherwise accepting a deed-in-lieu of foreclosure and which Contract runs with the Land or otherwise burdens Lender post-foreclosure).

“Maturity Date” means the earlier of (a) the Scheduled Maturity Date or (b) such earlier date on which the entire Loan is required to be paid in full, by acceleration or otherwise under this Agreement or any of the other Loan Documents.

“Maximum Rate” has the meaning set forth in Section 2.5(e) hereof.

“Minimum Additional Parking Spaces” has the meaning set forth in Section 2.17.

“Money” means (i) all “money” as defined in the UCC and (ii) all moneys, cash, or other items of legal tender generated from the use or operation of the Mortgaged Property, in, to or under which Borrower has any right, title or interest, whether now owned or hereafter acquired.

“Monthly Period” means each period commencing with and including the Payment Date occurring in a calendar month, and ending on the day prior to the Payment Date in the next following calendar month.

“Monthly Property Expenses” means, with respect to any Payment Date after and for so long as the Debt Service Coverage Test has not been satisfied, an amount equal to not less than 100% and up to 110% of the monthly Property Expenses projected by Borrower to be incurred during the applicable period commencing on such Payment Date and ending on the next Payment Date as set forth in the Operating Budget for the applicable Fiscal Year; provided, however, that Lender’s prior written consent shall be required for any amount greater than 110% of the projected monthly amount in such Operating Budget for Property Expenses.

“Monthly Statement” has the meaning provided in Section 5.1(r).

“Moody’s” means Moody’s Investors Services, Inc. and its successors.

“Mortgage” means, with respect to the Mortgaged Property, a first priority Deed of Trust, Assignment of Profits and Leases, Security Agreement and Fixture Filing, dated as of the Closing Date, granted by Borrower to or for the benefit of Deed of Trust Trustee for the benefit of Lender, as security for the Loan, as the same may thereafter from time to time be supplemented, amended, modified or extended by one or more agreements supplemental thereto.

“Mortgaged Property” means, at any time, individually or collectively, as applicable, the Land, the Improvements, the Receivables, the Personalty, the Leases and the Receipts, all Proceeds of the foregoing, and all rights, titles, interests and estates appurtenant thereto, encumbered by, and more particularly described in the Mortgage.

“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA and which is covered by Title IV of ERISA: (i) to which contributions have been, or were required to have been made by Borrower or any ERISA Affiliate within the past six years or (ii) with respect to which Borrower could reasonably be expected to incur liability.

“Negative Cash Flow Months” means the calendar months of January, February, May, September, October and November.

“Negative Monthly Cash Flow” for any Negative Cash Flow Month means the amount, if any, by which Receipts during such Negative Cash Flow Month are not sufficient to pay the monthly payment of interest and principal on the Principal Indebtedness and the monthly deposits, if required, to be funded into the FF&E Costs Account, Real Estate Taxes Escrow Account and the Insurance Escrow Account due in such Negative Cash Flow Month and actual monthly Property Expenses paid for such Negative Cash Flow Month.

“Net Proceeds” means either: (x) the purchase price (at foreclosure or otherwise) actually received by Lender from a third party purchaser with respect to the Mortgaged Property, as a result of the exercise by Lender of its rights, powers, privileges and other remedies after the occurrence of an Event of Default or (y) in the event that Lender (or its nominee) is the purchaser at foreclosure of the Mortgaged Property, the higher of (i) the amount of Lender’s credit bid or (ii) such amount as shall be determined in accordance with applicable law, and in either case minus all reasonable third party, out of pocket costs and expenses (including, without limitation, all attorneys’ fees and disbursements and any brokerage fees, if applicable) incurred by Lender (and its nominee, if applicable) in connection with the exercise of such remedies; provided, however, that such costs and expenses shall not be deducted to the extent such amounts previously have been added to the Indebtedness in accordance with the terms of the Loan Documents or applicable law.

“Note” means that certain Promissory Note, dated of even date herewith, made by Borrower to Lender pursuant to this Agreement, as amended, modified, restated or split, and any replacement notes therefor.

“O&M Program” has the meaning set forth in Section 5.1(d)(iv) hereof.

“OFAC” has the meaning set forth in Section 4.1(v) hereof.

“Officer’s Certificate” means a certificate delivered to Lender by Borrower which is signed by an authorized officer of Borrower.

“Operating Budget” means, with respect to any Fiscal Year, the operating budget for the Mortgaged Property reflecting Borrower’s projections of Gross Revenues, Property Expenses, Capital Improvements Costs and FF&E Costs for the Mortgaged Property (and, if applicable, any property managed by Manager on behalf of Borrower) for such Fiscal Year, prepared on an annual, quarterly and monthly basis and submitted by Borrower to Lender in accordance with the provisions of Section 5.1(r).

“Operating Expense Account” has the meaning provided in Section 2.13(d).

“Operating Expenses” means, for any period of calculation, all expenditures incurred and required to be expensed under GAAP during such period in connection with the ownership, operation, maintenance, repair and/or leasing of the Mortgaged Property, including without limitation (or duplication) Property Expenses. Notwithstanding the foregoing, Operating Expenses shall not include: (a) Capital Improvement Costs, (b) any extraordinary items (unless Lender approves of the inclusion of such items as Operating Expenses), (c) depreciation, amortization and other non-cash charges or (d) any payments of principal or interest on the Indebtedness or otherwise payable to the holder of the Indebtedness. Operating Expenses shall be calculated on the accrual basis of accounting.

“Operating Revenues” means, for any period, all regular ongoing income during such period from the operation of the Mortgaged Property that, in accordance with GAAP, is included in annual financial statements as revenue. Notwithstanding the foregoing, Operating Revenues shall not include: (a) any Loss Proceeds (other than business interruption proceeds or Condemnation Proceeds in connection with a temporary Taking and, in either case, only to the extent allocable to such period or other applicable reporting period), (b) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of the Mortgaged Property, (c) any Rent attributable to a Lease more than one month prior to the date on which the actual payment of Rent is required to be made thereunder, (d) any Advance Bookings revenues not attributable to actual occupancy of the Mortgaged Property during such period by the guest(s) making such Advance Bookings, (e) any interest income from any source, or (f) any other extraordinary items as determined by GAAP. Operating Revenues shall be calculated on the accrual basis of accounting.

“Organizational Agreements” means, individually or collectively: (i) the certificate of formation and operating agreement, (ii) the certificate of limited partnership and partnership agreement, (iii) the certificate of incorporation and by-laws or (iv) the trust agreement or other organizational documents, as applicable of any Person, each as amended or restated from time to time.

“Other Borrowings” means, with respect to Borrower, without duplication (but not including the Indebtedness): (i) all indebtedness of Borrower for borrowed money or for the deferred purchase price of property or services, (ii) all indebtedness of Borrower evidenced by a note, bond, debenture or similar instrument, (iii) the face amount of all letters of credit issued for the account of Borrower and, without duplication, all unreimbursed amounts drawn thereunder, and obligations evidenced by bankers’ acceptances, (iv) all indebtedness of Borrower secured by a Lien on any property owned by Borrower (whether or not such indebtedness has been assumed), (v) all Contingent Obligations of Borrower, (vi) liabilities and obligations for the payment of money relating to a capitalized lease obligation or sale/leaseback obligation, and (vii) liabilities and obligations representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of Borrower’s business that would constitute ordinarily a trade payable to trade creditors; provided, that the liabilities and obligations referred to in clauses (vi) and (vii) shall not constitute Other Borrowings to the extent they are permitted under Section 8.1(h) and/or Section 5.1(t) below.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56).

“Payment Date” has the meaning provided in Section 2.5(a).

“Payment Intangibles” means all “payment intangibles” as defined in the UCC, in, to or under which Borrower has any right, title or interest, whether now owned or hereafter acquired.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

“Permits” means all licenses, permits, variances and certificates required by Legal Requirements to be obtained by Borrower and used in connection with the ownership, operation, use or occupancy of the Mortgaged Property (including, without limitation, certificates of occupancy, building permits, business licenses, Liquor Licenses, state health department licenses, licenses to conduct business and all such other permits, licenses and rights, obtained from any Governmental Authority concerning ownership, operation, use or occupancy of the Mortgaged Property).

“Permitted Encumbrances” means: (i) the Lien created by the Mortgage on the Mortgaged Property, or any other Loan Documents of record encumbering the Mortgaged Property, (ii) all Liens and other matters disclosed on the Title Insurance Policy concerning the Mortgaged Property, (iii) Liens, if any, for Impositions imposed by any Governmental Authority not yet delinquent or being contested in good faith and by appropriate proceedings in accordance with Section 5.1(b)(ii) hereof, provided that no foreclosure has been commenced by the lien claimant, (iv) mechanic’s or materialmen’s Liens, if any, being contested in good faith and by appropriate proceedings in accordance with Section 5.1(b)(ii) hereof, provided that no foreclosure has been commenced by the lien claimant, (v) rights of existing and future tenants as tenants only pursuant to any Leases, (vi) easements and covenants approved by Lender in connection with partial releases pursuant to the terms of Section 2.11 or Section 2.17 hereof; (vii) Liens for public utilities, (viii) Liens, if any, relating to financing leases, equipment leases and purchase money debt permitted under Section 8.1(e)(iii) and/or Section 5.1(t), in each case only on the applicable equipment or other personal property which is the subject of such financing lease or purchase money debt and (ix) Liens permitted under any specific provision of the Loan Agreement or other Loan Document, which Liens and encumbrances referred to in clauses (i)-(ix) above do not materially and adversely affect (1) the ability of Borrower to pay in full the Principal Indebtedness and interest thereon in a timely manner or (2) the use of the Mortgaged Property for the use currently being made thereof or the operation of the Mortgaged Property as currently being operated.

“Permitted Guarantor Transfer” means: (i) any merger or reorganization of Guarantor (which may also include a corresponding merger or reorganization of GWR Operating Partnership, L.L.L.P., the operating partnership of which the general partner, GWR OP General Partner, LLC is owned by the Guarantor (if either or both GWR Operating Partnership, L.L.L.P. and/or GWR OP General Partner, LLC is not the surviving entity in such transaction, each of the surviving or successor entity(ies) consisting of the operating partnership to which Guarantor or the Survivor, as defined below, shall be affiliated and the general partner of such operating partnership shall be sometimes referred to as the applicable “Surviving OP Entity”)); or (ii) the issuance or sale of stock in Great Wolf, its successors and assigns; provided, in the case of clause (i), either the surviving entity (the “Survivor”) is the original Guarantor or, if the original Guarantor is merged into the Survivor, then the Survivor succeeds to substantially all of the assets of the original Guarantor and remains responsible for all of the original Guarantor’s liabilities under the Loan Documents, with no material diminishment of Survivor’s financial strength or condition.

“Permitted Investments” means any one or more of the following obligations or securities acquired at a purchase price of not greater than par:

(i) obligations of, or obligations fully guaranteed as to payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America;

(ii) obligations of the following United States of America government sponsored agencies, provided such obligations are backed by the full faith and credit of the United States of America: Federal Home Loan Mortgage Corp. (debt obligations), the Farm Credit System (consolidated systemwide bonds and notes), the Federal Home Loan Banks (consolidated debt obligations), the Federal National Mortgage Association (debt obligations), the Financing Corp. (debt obligations), and the Resolution Funding Corp. (debt obligations);

(iii) federal funds, unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements with maturities of not more than 365 days of any bank, the short-term obligations of which are rated in the highest short-term rating category by the Rating Agencies;

(iv) certificates of deposit, time deposits, demand deposits or banker’s acceptances issued by any depository institution or trust company incorporated under the laws of the United States or of any state thereof and subject to supervision and examination by federal and/or state banking authorities, the short-term obligations of which are rated in the highest short-term rating category by the Rating Agencies, which investments are fully insured by the Federal Deposit Insurance Corp.;

(v) debt obligations with maturities of not more than 365 days and rated by the Rating Agencies in its highest long-term unsecured rating category;

(vi) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) with maturities of not more than 270 days and that is rated by the Rating Agencies in their highest short-term unsecured debt rating; and

(vii) any other demand, money market or time deposit, demand obligation or any other obligation, security or investment, which Lender shall have approved in writing and, if a Securitization has occurred, for which Borrower shall have delivered a Rating Confirmation;

provided, however, that: (A) the investments described in clauses (i) through (vii) above must have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, (C) such investments must not be subject to liquidation prior to their maturity or have an “r” highlighter affixed to its rating by S&P, and (D) such investments must not be subject to liquidation prior to their maturity; and provided, further, that, in the judgment of Lender, such instrument continues to qualify as a “cash flow investment” pursuant to Code Section 860G(a)(6) earning a passive return in the nature of interest and that no instrument or security shall be a Permitted Investment if such instrument or security evidences (x) a right to receive only interest payments or (y) the right to receive principal and interest payments derived from an underlying investment at a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment.

“Permitted Use Facility” has the meaning set forth in Section 2.17.

“Permitted Transfer” means either: (1) [reserved]; (2) a Permitted Guarantor Transfer; or (3) any conveyance, assignment, sale or other disposition (and not a mortgaging, encumbrance, pledging, hypothecation, or granting of a security interest), directly or indirectly, of ownership interests in Borrower, following which Great Wolf (or the “Survivor” pursuant to, and as defined in, the definition of “Permitted Guarantor Transfer”): (i) owns (directly or indirectly) fifty-one percent (51%) or more of the voting and beneficial ownership interests in each of Borrower, GWR OP General Partner, LLC (or the applicable Surviving OP Entity) and GWR Operating Partnership, L.L.L.P. (or the applicable OP Surviving Entity); and (ii) controls the operations and management of each of Borrower, GWR OP General Partner, LLC (or the applicable OP Surviving Entity) and GWR Operating Partnership, L.L.L.P. (or the applicable OP Surviving Entity) and Great Wolf Lodge of Williamsburg, LLC; provided, that:

(a) if after any conveyance, assignment, sale or other disposition of ownership interests in Borrower, the aforementioned requirements of a fifty-one percent (51%) (direct or indirect) ownership percentage and control over operations and management of Borrower, GWR OP General Partner, LLC (or the applicable OP Surviving Entity) and GWR Operating Partnership, L.L.L.P. (or the applicable OP Surviving Entity) or by Great Wolf shall not be satisfied, then such requirements shall not apply in the event Borrower obtains either, if a Securitization has not occurred, Lender’s prior written consent or, if a Securitization has occurred, a Rating Confirmation with respect to the proposed conveyance, assignment, sale or other disposition of ownership interests;

(b) any such Transfer referred to in clauses (1), (2) or (3) above of this definition which takes the form of a Transfer of the equity ownership interests in Borrower, GWR OP General Partner, LLC (or the applicable OP Surviving Entity) or GWR Operating Partnership, L.L.L.P. (or the applicable OP Surviving Entity) to a transferee which (collectively among itself and its Affiliates that own such equity ownership interests) acquires (directly or indirectly) a greater than forty-nine percent (49%) ownership interest in Borrower, GWR OP General Partner, LLC (or the applicable OP Surviving Entity) or GWR Operating Partnership, L.L.L.P. (or the applicable OP Surviving Entity) or Great Wolf Lodge of Williamsburg, LLC or which acquires control over the operations and management of Borrower, GWR OP General Partner, LLC (or the applicable OP Surviving Entity) or GWR Operating Partnership, L.L.L.P. (or the applicable OP Surviving Entity) shall not be permitted unless, in addition to satisfaction of the conditions set forth in clauses (a), and (c) of this definition, Borrower delivers to Lender a substantive non-consolidation opinion in form and substance reasonably acceptable to Lender and, if a Securitization has occurred, the Rating Agencies, if required by Lender or the Rating Agencies; and

(c) no Transfer of a (direct or indirect) ownership interest in Borrower, GWR OP General Partner, LLC (or the applicable OP Surviving Entity) or GWR Operating Partnership, L.L.L.P. (or the applicable OP Surviving Entity) or Great Wolf Lodge of Williamsburg, LLC shall be made to a Prohibited Person or a Person that is owned or controlled by or acting for or on behalf of a Prohibited Person or a Person with whom Lender is prohibited from dealing or otherwise engaging in any transaction by any terrorism or money laundering or other Legal Requirements (including the Executive Order or the Patriot Act) (provided, however, that for the purposes of this clause (c), said prohibition shall not apply to securities in Great Wolf, its successors and assigns, traded on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, other than such securities traded themselves by Great Wolf or any Affiliate thereof).

Notwithstanding the foregoing, if a Securitization has occurred and a Rating Confirmation is obtained (or a Qualified Transferee succeeds to the interests of Great Wolf) as contemplated by clauses (a) and (b) above, then from and after the applicable date, for purposes of a “Permitted Transfer” under this Agreement, the entity that is the successor or assign to Great Wolf as contemplated by such Rating Confirmation or merger transaction shall replace Great Wolf, as applicable.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personalty” means all Equipment, Inventory, General Intangibles, Supporting Obligations, Instruments, Receivables, Pledged Accounts, Contracts and Intellectual Property and all other personal property as defined in the relevant UCC, now owned or hereafter acquired by Borrower, or in, to or under which Borrower has any right, title or interest, whether now owned or hereafter acquired, including all of the foregoing now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Mortgaged Property or which may be used in or relating to the planning, development, financing or operation of the Mortgaged Property, and including, without limitation, all Case Goods, Soft Goods, Fixed Asset Supplies, personal property included in or associated with Water Amenities, furniture, furnishings, equipment, machinery, money in Pledged Accounts, insurance proceeds, contract rights, trademarks, goodwill, chattel paper, documents, trade names, licenses and/or franchise agreements, rights of Borrower under leases of fixtures or other personal property or equipment, inventory, all refundable, returnable or reimbursable fees, deposits or other funds or evidences of credit or indebtedness deposited by or on behalf of Borrower with any governmental authorities, boards, corporations, providers of utility services, public or private, including specifically, but without limitation, all refundable, returnable or reimbursable tap fees, utility deposits, commitment fees and development costs.

“Plan” means an employee benefit or other plan, other than a Multiemployer Plan, that is covered by Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code, and: (i) was established or maintained by Borrower or any ERISA Affiliate during the five year period ended prior to the date of this Agreement or to which Borrower or any ERISA Affiliate makes, is obligated to make or has, within the five year period ended prior to the date of this Agreement, been required to make contributions or (ii) with respect to which Borrower could reasonably be expected to incur liability.

“Pledged Accounts” means the Local Collection Account, the Collection Account, the Reserve Accounts, the Manager’s Operating Account, and the Loss Proceeds Account and any successor accounts to any of the foregoing.

“Policies” has the meaning provided in Section 5.1(x)(iii).

“Pre-existing Condition” has the meaning set forth in Section 5.1(x)(iii)(B) hereof.

“Principal Indebtedness” means the principal amount of the Loan outstanding as adjusted by each increase (including advances made by Lender to protect the Collateral), or decrease in such principal amount of the Loan outstanding, whether as a result of prepayment or otherwise, from time to time.

“Principal Reserve Account” has the meaning set forth in Section 2.13(d).

“Proceeds” shall have the meaning given in the UCC and, in any event, shall include, without limitation, all proceeds, products, offspring, rents, profits or receipts, in whatever form, arising from the Collateral.

“Profits” means all income, rents (including base rent), issues, profits, revenues (including all oil and gas or other mineral royalties and bonuses), deposits (other than utility and security deposits) and other benefits from the Mortgaged Property (excluding any such items not subject to the Lien of Lender under Section 2.17 herein).

“Prohibited Person” has the meaning set forth in Section 4.1(v) hereof.

“Property Expenses” means, with respect to the Mortgaged Property, the following costs and expenses but only, in the case of costs and expenses in respect of goods and services, to the extent that they do not constitute Capital Improvement Costs:

(i) Impositions;

(ii) insurance premiums for policies of insurance required to be maintained by Borrower pursuant to this Agreement or the other Loan Documents or otherwise maintained by Borrower or an Affiliate of Borrower on behalf of Borrower in the ordinary course of business with respect to the Mortgaged Property;

(iii) the cost of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, utility or similar item and overtime services with respect to the Mortgaged Property;

(iv) payments required under service contracts for any services or items used at the Mortgaged Property or otherwise used in the operation of the Mortgaged Property (including, without limitation, service contracts for heating, ventilation and air conditioning systems, elevators, landscape maintenance, pest extermination, security, furniture, trash removal, answering service and credit checks);

(v) wages, benefits, payroll taxes, uniforms, the cost of cleaning supplies and all related expenses for on-site personnel directly involved in the day-to-day operation of the Mortgaged Property (including, without limitation, full time, part time or seasonal employees, housekeeping employees, porters and general repair, maintenance and security employees, and employees of Manager or others whose time is allocated among one or more properties), whether hired by Borrower, Manager or any other Person;

(vi) costs incurred in connection with the enforcement of any Lease (including, without limitation, reasonable attorneys’ fees, charges for lock changes and storage and moving expenses for furniture, fixtures and equipment);

(vii) advertising and marketing expenses (including, without limitation, concessions, promotions, banners and signs);

(viii) out-of-pocket cleaning, maintenance and repair expenses;

(ix) any expense the total cost of which is passed through to tenants pursuant to executed Leases;

(x) legal, accounting, auditing and other professional fees and expenses incurred in connection with the ownership and operation of the Mortgaged Property (including, without limitation, collection costs and expenses);

(xi) permits, licenses and registration fees and costs;

(xii) any expense necessary in order to prevent or cure a violation of any Legal Requirement (including Environmental Law), regulation, code or ordinance;

(xiii) costs and expenses of any appraisals, valuations, surveys, inspections, environmental assessments or market studies, zoning reports;

(xiv) costs and expenses of security and security systems provided to and/or installed and maintained with respect to the Mortgaged Property;

(xv) costs of title, UCC, litigation and other searches and costs of maintaining the Lien of the Mortgage thereon and the security interest in any related Collateral;

(xvii) fees and expenses of property managers contracted with by Borrower to perform management, administrative, payroll or other services in connection with the operation of the Mortgaged Property (including, without limitation, the fees and expenses owed to Manager under the Management Agreement and to Licensor under the License Agreement);

(xviii) franchise and license fees and charges and central reservations services fees and charges and brand marketing fees and other fees and expenses of Licensor under the License Agreement;

(xix) any other costs and expenses contemplated by the Operating Budget and customarily incurred in connection with operating properties similar in type and character to the Mortgaged Property;

(xx) allocations to the Mortgaged Property of expenses of the type set forth above under bulk purchase contracts or bulk services agreements; and

(xxi) any other category of property expense that is customary for a property of the type and size as the Mortgaged Property and is reasonably approved by Lender, including (without duplication of the foregoing) all “costs and expenses” as such phrase is used on page 18 of the Uniform System of Accounts.

“Proposed Terms” means, with respect to any Refinancing Loan, to the extent applicable, interest rate, amount, term, application and financing fees, lock box requirements, recourse guarantees, indemnity requirements and prepayment penalties and prohibitions, closing and funding conditions, reserve requirements, closing date and any other material or non-customary terms in a transaction of such type.

“Qualified Interest Rate Cap Counterparty” means an interest rate cap counterparty either (x) whose long-term debt obligations are rated by the Rating Agencies not lower than “AAA” (or the equivalent), or (y) whose long-term debt obligations are rated by the Rating Agencies not lower than “AA-“ (or the equivalent) and whose short-term debt obligations are rated by the Rating Agencies not lower than “A-1+” (or the equivalent).

“Qualified Transferee” means any Person: (a) with a long-term unsecured debt rating from the Rating Agencies of at least investment grade; or (b) who: (i) owns or operates at least seven (7) full service hotels totaling at least 2,000 rooms; (ii) has a net worth, as of a date no more than six (6) months prior to the date of such transfer, of at least $250,000,000; and (iii) immediately prior to such transfer, controls real estate equity assets of at least $600,000,000.

“Quarterly Statement” has the meaning provided in Section 5.1(r).

“Rating Agencies” means at least two of Fitch, Moody’s and S&P (or, if a Secondary Market Transaction has occurred in which Securities have been issued, those of the foregoing and, if applicable, any other nationally recognized rating agencies that rated such Securities).

“Rating Confirmation” with respect to any transaction, matter or action in question, means: (i) if all or any portion of the Loan, by itself or together with other loans, has been the subject of a Secondary Market Transaction in which the related Securities have themselves been rated, the written confirmation of the Rating Agencies that such transaction, matter or action shall not, in and of itself, result in the downgrading, withdrawal or qualification of the then-current ratings assigned to any of the Securities issued in connection with a Secondary Market Transaction; and (ii) if any portion of the Loan has not been the subject of a Secondary Market Transaction in which the related Securities have themselves been rated (or, if any portion of the Loan was the subject of a Secondary Market Transaction in which the related Securities were rated but is no longer the subject of a Secondary Market Transaction in which the related Securities have been rated, and no portion of the Loan is then the subject of a Secondary Market Transaction in which the related Securities have been rated), Lender shall have determined in its reasonable discretion (taking into consideration such factors as Lender may determine, including the attributes of the loan pool in which any portion of the Loan reasonably be expected to be securitized) that no rating for any Securities that would be issued in connection with such Secondary Market Transaction involving any of such portion of the Loan would be downgraded, qualified, or withheld by reason of such transaction, matter or action.

“Rating Criteria” with respect to any Person, means that (i) the short-term unsecured debt obligations of such Person are rated at least “A-1” by S&P, “P-1” by Moody’s and “F-1” by Fitch, if deposits are held by such Person for a period of less than one month, or (ii) the long-term unsecured debt obligations of such Person are rated at least “AA-” by S&P, “Aa3” by Moody’s and “AA-” by Fitch, if deposits are held by such Person for a period of one month or more.

“Real Estate Taxes Escrow Account” has the meaning provided in Section 2.13(b).

“Receipts” means all revenues, receipts, rents and other payments of every kind arising from ownership or operation of the Mortgaged Property and received by Borrower or an Affiliate of Borrower on behalf of Borrower, including, without limitation: (a) all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, conference rooms, meeting rooms, banquet rooms, ball rooms, waterpark and other recreational facilities, incidental charges to hotel guests or other users or customers, any payments (and the right to receive payments) from credit card companies, travel agents or reservation systems or services relating to the Mortgaged Property, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the Mortgaged Property or the commercial space located thereon or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club use and membership fees and other health club and personal care revenues, food and beverage wholesale and retail sales (including without limitation room service dining and mini bar sales), service charges, vending machine sales, telephone and telecommunications receipts (including without limitation DSL access fees), and any charges of any kind that appear on any bill or statement rendered to any guest or other user or customer of the Mortgaged Property (excluding any such items not subject to the Lien of Lender under Section 2.17 herein), and (b) all Profits received from any tenant, licensee or other Person occupying space at, or providing services related to or for the benefit of the Mortgaged Property and all payments in lieu of Profits (excluding any such items not subject to the Lien of Lender under Section 2.17 herein).

“Receivables” means all of Borrower’s right, title and interest, whether now owned or hereafter acquired, in, to and under income deriving from: (i) any Accounts, Chattel Paper, Instruments, Payment Intangibles, Letter of Credit Rights, Documents, insurance policies, drafts, bills of exchange, trade acceptances, notes or other indebtedness, owing to Borrower from whatever source arising (excluding any such items not subject to the Lien of Lender under Section 2.17 herein), (ii) to the extent not otherwise included above, and expressly excluding any such items not subject to the Lien of Lender under Section 2.17 herein, (a) all income, Receipts, issues, profits, revenues, deposits and other benefits from the Mortgaged Property and (b) all receivables and other obligations now existing or hereafter arising, or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the Mortgaged Property or other commercial space located at the Mortgaged Property or acquired from others (including, without limiting the generality of the foregoing, from rental of space, halls, stores, and offices, and deposits securing reservations of such space, exhibit or sales space of every kind, license, lease, sublease and concession fees and rentals, health club membership fees, wholesale and retail sales of food and beverages, merchandise, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance), (iii) all of the books and records (whether in tangible, electronic or other form) now or hereafter maintained by or on behalf of Borrower in connection with the operation of the Mortgaged Property or in connection with any of the foregoing, and (iv) all Supporting Obligations and all liens and security interests securing any of the foregoing and all other rights, privileges and remedies relating to any of the foregoing.

“Refinancing Loan” has the meaning set forth in Section 5.1(ff).

“Release” means any active or passive release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of Hazardous Substances into the indoor or outdoor environment (including, without limitation, the movement of Hazardous Substances through ambient air, soil, surface water, ground water, wetlands, land or subsurface strata).

“Release Parcel” and “Remaining Realty” have the respective meanings set forth in Section 2.17.

“Remedial Work” has the meaning set forth in Section 5.1(d)(i).

“REMIC” and “REMIC Pool” have the respective meanings set forth in Section 2.17(xiv).

“Reservation Services Fee” means the fee payable to Service Provider under the Reservation Services Agreement for the reservation services provided for the benefit of Borrower in connection with the operation of the Property.

“Reserve Account(s)” means the FF&E Costs Reserve Account, the Real Estate Taxes Escrow Account, the Insurance Escrow Account, the Operating Expense Account and the Principal Reserve Account, collectively, and any successor accounts to any of the foregoing.

“Restoration” has the meaning set forth in Section 5.1(x).

“Scheduled Maturity Date” means February 4, 2009.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc and its successors.

“Seasonality Reserve Account” has the meaning set forth in Section 2.13.

“Seasonality Reserve Monthly Deposit Amount” means with respect to each Payment Date in a Seasonality Reserve Deposit Month, the lesser of (1) the amount that will increase the undisbursed balance of the Seasonality Reserve Account as of such Payment Date to $750,000, (2) zero if the undisbursed balance of the Seasonality Reserve Account as of such Payment Date is $750,000 or more, or (3) the greater of (a) the excess cash flow for the calendar month preceding the Seasonality Reserve Deposit Month in which such Payment Date occurs (the “Prior Month”), calculated as Receipts during such Prior Month less the monthly payment of interest accrued on the Principal Indebtedness and, if applicable, required monthly deposits funded into the FF&E Costs Account, Real Estate Taxes Escrow Account and the Insurance Escrow Account required hereunder for such Prior Month, and actual monthly Property Expenses paid for such Prior Month (the “Prior Month Excess Cash Flow”), and (b) $167,000; provided, that if Borrower demonstrates to Lender’s reasonable satisfaction with evidence reasonably satisfactory to Lender that the Prior Month Excess Cash Flow is less than $167,000, the required Seasonality Reserve Monthly Deposit Amount calculated under this clause (3) shall be equal to the Prior Month Excess Cash Flow for such Prior Month.

“Seasonality Reserve Deposit Months” means the months of April, May, July, August, September and January of each calendar year.

“Secondary Market Transaction” has the meaning set forth in Section 5.1(w).

“Securitization” has the meaning set forth in Section 5.1(w).

“Securities” means mortgage pass-through certificates or other securities issued in a Secondary Market Transaction and evidencing a beneficial interest in or secured in whole or in part by the Loan in a rated or unrated public offering or private placement.

“Service Provider” means Great Lakes Services, LLC, a Delaware limited liability company.

“Soft Goods” means all fabric, textile and flexible plastic products (not including items which are classified as “Fixed Asset Supplies” under the Uniform System of Accounts) which are used in furnishing the Mortgaged Property, including, without limitation: carpeting, drapes, bedspreads, wall and floor coverings, mats, shower curtains and similar items.

“Software” means all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof), other than computer software which is commercially available, which are used by Manager, Borrower or other Persons in connection with the property management system, the reservation system and all future electronic systems developed or designated by Manager, Borrower or other Persons for use in the Mortgaged Property.

“Special Event of Default” has the meaning set forth in Section 2.11(a)(iv).

“Spread” means Three Hundred basis points (3.00%).

“Spread Maintenance Premium” means, with respect to any repayment of the outstanding Principal Indebtedness prior to August 6, 2008, a payment to Lender in an amount equal to the sum of the present value of each future installment of interest that would be payable under the Note on the outstanding Principal Indebtedness from the date of such prepayment through, but excluding, August 6, 2008 assuming an interest rate equal to the margin over LIBOR at which interest accrues on the Loan under Section 2.5(b), discounted at an interest rate per annum equal to LIBOR as of the date of such payment.

“Successor Borrower” has the meaning set forth in Section 2.7(c).

“Supporting Obligations” means all (i) all “supporting obligations” as defined in the UCC and (ii) any other guarantee, letter of credit, secondary obligation, right or privilege that supports or pertains to any of the Mortgaged Property, in, to or under which Borrower has any right, title or interest, whether now owned or hereafter acquired.

“Survey” means a certified ALTA/ACSM survey of the Mortgaged Property prepared by a registered Independent surveyor, containing the form of survey certification provided to Borrower by Lender and in form and content reasonably satisfactory to Lender and the company issuing the Title Insurance Policy for the Mortgaged Property.

“Taking” means a taking or voluntary conveyance during the term hereof of all or part of the Mortgaged Property, or any interest therein or right accruing thereto or use thereof, as the result of, or in settlement of, any condemnation or other eminent domain proceeding by any Governmental Authority affecting the Mortgaged Property or any portion thereof whether or not the same shall have actually been commenced.

“Title Insurance Policy” means the mortgagee’s title insurance policy or policies (i) issued by one or more title companies reasonably satisfactory to Lender which policy or policies shall (unless Lender otherwise requires or consents) be in form ALTA 1992, where available (with waiver of arbitration provisions), naming Lender as the insured party, (ii) insuring the Mortgage as being a first and prior lien upon the Mortgaged Property, (iii) showing no encumbrances against the Mortgaged Property (whether junior or superior to the Mortgage) other than Permitted Encumbrances, (iv) in the amount of the Loan Amount, and (v) otherwise in form and content reasonably acceptable to Lender. The Title Insurance Policy shall include the following endorsements or affirmative coverages in form and substance reasonably acceptable to Lender, to the extent available in the jurisdiction in which the Land is located: variable rate endorsement; survey endorsement; comprehensive endorsement; zoning (ALTA 3.1 with parking added) endorsement; first loss, last dollar and tie-in endorsement; access coverage; separate tax parcel coverage; contiguity (if applicable) coverage; and such other endorsements as Lender shall reasonably require with respect to the Mortgaged Property in order to provide insurance against specific risks identified by Lender in connection with the Mortgaged Property.

“Transaction” means the transactions contemplated by the Loan Documents.

“Transaction Costs” means all costs and expenses paid or payable by Borrower relating to the Transaction (including, without limitation, appraisal fees, legal fees and accounting fees and the costs and expenses described in Section 9.23).

“Transfer” means the conveyance, assignment, sale, mortgaging, pledging, hypothecation, granting of a security interest in, granting of options with respect to, or other disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) all or any portion of any direct or indirect (irrespective of the number of tiers of ownership) legal or beneficial interest: (a) in all or any portion of the Mortgaged Property; or (b) any membership interests in, economic rights to distributions or dividends from, or other equity ownership interests in, Borrower or the constituent entities directly or indirectly (irrespective of the number of tiers of ownership) owning any such membership interests or other ownership interests in Borrower. A Transfer shall also include, without limitation to the foregoing, the following: an installment sales agreement wherein Borrower (or any Affiliate of Borrower) agrees to sell the Mortgaged Property or any part thereof or any interest therein for a price to be paid in installments; an agreement by Borrower (or any Affiliate of Borrower) leasing all or a substantial part of the Mortgaged Property to one or more Persons pursuant to a single or related transactions, or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rent; and except as permitted under Section 2.17 below, any instrument subjecting the Mortgaged Property to a condominium regime or transferring ownership to a cooperative corporation. A Permitted Encumbrance shall not be a Transfer.

“Treasury Rate” means, on the date on which such rate is calculated, the yield on the ten year “on the run” U.S. Treasury issue (primary issue) with such yield being based on the bid price for such issue as reasonably determined by Lender.

“UCC” means with respect to any Collateral, the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if by reason of mandatory provisions of law, the creation, the perfection or the effect of perfection or non-perfection or priority of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such creation, perfection or effect of perfection or non-perfection or priority. Wherever this agreement refers to terms as defined in the UCC, if such term is defined in more than one Article of the UCC, the definition in Article 9 of the UCC shall control.

“UCC Searches” has the meaning set forth in Section 3.1(v) hereof.

“Underwritten Net Cash Flow” means, as of any date of calculation with respect to the Mortgaged Property, (i) the Operating Revenues during the most recently ended twelve month period, minus (ii) the Operating Expenses with respect to the Mortgaged Property during such twelve month period, each as determined by Lender and after Lender makes adjustments, if necessary, for the following (and without duplication where such items are already included within Operating Expenses)

(1)	expenses for: (A) management fees equal to the great of actual management fees or three percent (3%) of Gross Revenues for such period, (B) license fees equal to the greater of actual license fees or three percent (3%) of Gross Revenues for such period, (C) Reservation Services Fees equal to the greater of actual Reservation Services Fees or two percent (2%) of Gross Room Sales attributable to reservations made by Services Provider for such period, and (D) Brand Marketing Fees equal to the greater of actual Brand Marketing Fees one percent (1%) of Gross Room Sales for such period;

(2)	an annual minimum reserve for FF&E Costs equal to the greater of actual FF&E Costs or the FF&E Percentage of Gross Revenues for such period, and

(3)	exclusion of any other revenue items and expenses deemed nonrecurring under GAAP.

“Uniform System of Accounts” means the Uniform System of Accounts for the Lodging Industry, Ninth Revised Edition, 1996, as published by the American Hotel & Motel Association.

“U.S. Obligations” means securities that are: (i) direct obligations of the United States of America for the full and timely payment of which its full faith and credit is pledged or (ii) obligations of an entity controlled or supervised by and acting as an agency or instrumentality and guaranteed as a full faith and credit obligation which shall be fully and timely paid by the United States of America, which in either case are: (a) not subject to prepayment, call or early redemption at the option of the issuer thereof, and (b) constitute “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“Use” means, with respect to any Hazardous Substance, the generation, manufacture, processing, distribution, handling, use, treatment, recycling or storage of such Hazardous Substance or transportation of such Hazardous Substance in connection with or affecting Borrower or the Mortgaged Property.

“Water Amenities” means the water-based attractions, including, without limitation, pools, water slides, fountains, lockers, food and beverage service areas, saunas, hot tubs, showers, water amusement structures and all associated buildings, structures, equipment, inventory and other personal property located at or used or useful in connection with such water-based attractions or the operation, maintenance, repair and replacement thereof.

“Water Attractions” means large, water-based attractions commonly located in commercial water amusement parks, indoor or outdoor, including water slides, “lazy river” inner tube rides, and wave pools, but specifically excluding indoor and outdoor pools and related amenities (e.g. diving boards, water basketball equipment, water volleyball equipment, and personal flotation devices) commonly developed and operated by major hotel or motel chains, or the franchisees of same.

“Waterpark Resort” means a resort, hotel or other lodging facility, or a time-share, condominium, fractional interest or other similar residence, which in any case includes Water Attractions.

“Welfare Plan” means an employee welfare benefit plan as defined in Section 3(1) of ERISA established or maintained by Borrower or any ERISA Affiliate or with respect to which Borrower or any ERISA Affiliate has an obligation to make contributions and covers any current or former employee of Borrower or any ERISA Affiliate.

ARTICLE II.

GENERAL TERMS

Section 2.1. The Loan.

(a) Subject to the terms and conditions of this Agreement, Lender shall lend to Borrower on the Closing Date the Loan Amount. The proceeds of the Loan shall be used solely for the purposes identified in Section 2.2 hereof. Lender is hereby authorized to fund directly from the proceeds of the Loan advanced on the Closing Date (net of any deposits or payments made by Borrower or its Affiliates prior to the Closing Date) (i) the deposits to the Seasonality Reserve Account required to be funded from Loan proceeds pursuant to Section 2.13, (ii) the out-of-pocket expenses incurred by Lender in connection with the origination and funding of the Loan (to the extent not previously paid) and (iii) the reasonable fees and expenses of Lender’s and Borrower’s counsel.

(b) The Loan shall constitute one general obligation of Borrower to Lender and shall be secured by the security interest in and Liens granted upon all of the Collateral, and by all other security interests and Liens at any time or times hereafter granted by Borrower to Lender as security for the Loan.

Section 2.2. Use of Proceeds. Proceeds of the Loan shall be used only for the following purposes: (a) to make the required deposits to the Reserve Accounts, (b) to pay Transaction Costs (including the reasonable out-of-pocket expenses incurred by Lender in connection with the origination and funding of the Loan) and (c) to pay reasonable fees, expenses and disbursements of Lender’s and Borrower’s counsel. Any proceeds of the Loan in excess of the amounts applied in accordance with Sections 2.1(a) and 2.2(a)-(c) may be used by Borrower for its general purposes and to make distributions of any proceeds to the holder of equity interests in Borrower.

Section 2.3. Security for the Loan. The Note and Borrower’s obligations hereunder and under all other Loan Documents shall be secured by (a) Liens upon the Mortgaged Property pursuant to the Mortgage, (b) the Contract Assignment, (c) the Manager’s Subordination, (d) the Assignment of Profits and Leases, (e) if required pursuant to the terms hereof, the Collateral Assignment of Hedge, and (f) all other security interests and Liens granted in this Agreement and in the other Loan Documents.

Section 2.4. Borrower’s Note. Borrower’s obligation to pay the principal of and interest on the Loan and all other amounts due under the Loan Documents shall be evidenced initially by the Note, duly executed and delivered by Borrower on the Closing Date. The Note shall be payable as to principal, interest and all other amounts due under the Loan Documents, as specified in this Agreement, with a final maturity on the Maturity Date. Subject to the provisions of Section 5.1(w), Lender shall have the right to have the Note subdivided, by exchange for promissory notes of lesser denominations in the form of the initial Note, upon written request to Borrower and the delivery to Borrower by Lender of the predecessor note(s) marked “Cancelled” and, in such event, Borrower shall promptly execute additional or replacement Notes. At no time shall the aggregate original principal amount of the Note (or of such replacement Notes) exceed the Loan Amount.

Section 2.5. Principal and Interest.

(a) Borrower shall pay to Lender interest on the Principal Indebtedness of the Loan from the Closing Date through the end of the Interest Accrual Period following or during which the Loan is paid in full at the interest rate provided in Section 2.5 below. Interest on the Loan shall accrue on the Principal Indebtedness commencing on the Closing Date and shall be payable in arrears on the ninth (9th) day of the month following the month in which the Closing Date occurs and on the ninth (9th) day of each and every month thereafter until such time as the Loan shall be repaid in full, unless, in any such case, such day is not a Business Day, in which event such interest shall be payable on the first Business Day immediately preceding such date (such date for any particular month, the “Payment Date”). Lender (or the servicer on its behalf) shall calculate LIBOR on each Interest Determination Date for the related Interest Accrual Period and promptly communicate to Borrower such rate for such period. The entire outstanding Principal Indebtedness of the Loan and the Note, together with all accrued but unpaid interest thereon and all other amounts due under the Loan Documents, shall be due and payable by Borrower to Lender on the Maturity Date (including, without limitation, all interest that would accrue on the outstanding Principal Indebtedness of the Loan through the end of the Interest Accrual Period in which the Maturity Date occurs (even if such period extends beyond the Maturity Date)). Interest shall be computed on the basis of a 360 day year and the actual number of days elapsed.

(b) For the period from and including the date of this Agreement through February 14, 2007, the Principal Indebtedness shall bear interest at a rate per annum equal to 6.50%. From and including February 15, 2007 and for each Interest Accrual Period thereafter through and including the date on which the Indebtedness is paid in full, the Principal Indebtedness shall bear interest at a rate per annum equal to the sum of (x) the greater of (i) 3.50% and (ii) LIBOR determined as of the Interest Determination Date for such Interest Accrual Period plus (y) the Spread.

(c) While an Event of Default has occurred and is continuing, Borrower shall pay to Lender interest at the Default Rate on the outstanding Indebtedness until such amount is paid in full.

(d) If any payment of principal, interest or other sums shall not be made to Lender on the date the same is due hereunder or under any of the other Loan Documents, then Borrower shall pay to Lender, in addition to all sums otherwise due and payable, a late fee in an amount equal to five percent (5.0%) of such principal, interest or other sums due hereunder (other than the entire principal balance of the Loan due upon acceleration of the Loan or upon Maturity) or under any other Loan Document (or, in the case of a partial payment, the unpaid portion thereof), such late charge to be immediately due and payable without demand by Lender.

(e) Notwithstanding any provision to the contrary contained in this Agreement or the other Loan Documents, Borrower shall not be required to pay, and Lender shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law (“Excess Interest”). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Agreement or in any of the other Loan Documents, then in such event: (1) the provisions of this paragraph shall govern and control; (2) Borrower shall not be obligated to pay any Excess Interest; (3) any Excess Interest that Lender may have received hereunder shall be, at Lender’s option, (a) applied as a credit against either or both of the Principal Indebtedness of the Loan or accrued and unpaid interest thereunder (not to exceed the maximum amount permitted by law), (b) refunded to the payor thereof, or (c) any combination of the foregoing; (4) the interest rate(s) provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the “Maximum Rate”), and this Agreement and the other Loan Documents shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (5) Borrower shall not have any action against Lender for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on any Indebtedness is calculated at the Maximum Rate rather than the applicable rate under this Agreement, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on such Indebtedness shall, to the extent permitted by law, remain at the Maximum Rate until Lender shall have received or accrued the amount of interest which Lender would have received or accrued during such period on Indebtedness had the rate of interest not been limited to the Maximum Rate during such period. If the Default Rate shall be finally determined to be unlawful, then the Maximum Rate shall be applicable during any time when the Default Rate would have been applicable hereunder, provided however that if the Maximum Rate is greater than the applicable interest rate, then the foregoing provisions of this paragraph shall apply.

Section 2.6. Mandatory Prepayment; Voluntary Prepayment; Capital Events; Certain Transfers.

(a) Borrower may effect a Capital Event with respect to the Mortgaged Property or otherwise make a voluntary prepayment of the Loan in whole (but not in part) on any Business Day on the condition that the Borrower pays to Lender the amount necessary to repay the Indebtedness in full, which amount shall include (1) all accrued and unpaid interest calculated at the interest rate set forth in Section 2.5(b) on the amount of principal being prepaid through and including the date of prepayment together with an amount equal to the interest that would have accrued at such interest rate on the amount of principal being prepaid through the end of the Interest Accrual Period in which such prepayment occurs, notwithstanding that such Interest Accrual Period extends beyond the date of prepayment, (2) in addition to the payments required in clause (1) above, if such prepayment is made during the period from and including the first day after a Payment Date through and including the last day of the Interest Accrual Period in which such prepayment occurs, all interest on the principal amount being prepaid which would have accrued from the first day of the Interest Accrual Period immediately following the Interest Accrual Period in which the prepayment occurs (the “Succeeding Interest Period”) through and including the end of the Succeeding Interest Period, calculated at (A) the interest rate set forth in Section 2.5(b) if such prepayment occurs on or after the Interest Determination Date for the Succeeding Interest Period or (B) the Assumed Note Rate if such prepayment occurs before the Interest Determination Date for the Succeeding Interest Period (the “Interest Shortfall”), (3) if such prepayment occurs prior to the sixth (6th) month anniversary of the Closing Date, an amount equal to the applicable Spread Maintenance Premium and (4) other amounts then due under the Loan Documents. Such amount shall be applied on the date of deposit (or, if received after 2:00 p.m., Eastern time, on the next Business Day) to repay the Indebtedness in full. If the Interest Shortfall was calculated based upon the Assumed Note Rate, upon determination of LIBOR on the Interest Determination Date for the Succeeding Interest Period, (i) if the interest rate set forth in Section 2.5(b) for such Succeeding Interest Period is less than the Assumed Note Rate, Lender shall promptly refund to Borrower the amount of the Interest Shortfall paid, calculated at a rate equal to the difference between the Assumed Note Rate and the interest rate set forth in Section 2.5(b), or (ii) if the interest rate set forth in Section 2.5(b) is greater than the Assumed Note Rate, Borrower shall promptly (and in no event later than the ninth (9th) day of the following month) pay Lender the amount of such additional Interest Shortfall calculated at a rate equal to the excess of the interest rate set forth in Section 2.5(b) over the Assumed Note Rate.

(b) Notwithstanding the foregoing, Borrower may effect a Transfer (other than a Capital Event of a Mortgaged Property as provided in Section 2.6(a) or a Permitted Transfer), provided (1) if the Loan has not been included in a Securitization, Borrower obtains the prior written consent of Lender or (2) if the Loan has been included in a Securitization, Borrower shall have delivered to Lender a Rating Confirmation and (3) Borrower pays all out-of-pocket expenses incurred by Lender in connection with the transaction.

(c) In the event of any such prepayment, Borrower shall give Lender written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay, which notice shall be given at least five (5) days’ prior to the date upon which prepayment is to be made and shall specify the Business Day on which such prepayment is to be made and the amount of such prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the Business Day specified therein (unless such notice is revoked by Borrower prior to the date specified therein in which event Borrower shall immediately reimburse Lender for any out-of-pocket costs incurred in connection with the giving of such notice and its revocation).

(d) Upon payment or prepayment of the Loan in full, Borrower shall pay to Lender, in addition to the amounts specified in Section 2.6 and Section 2.12, as applicable, all other amounts then due and payable to Lender pursuant to the Loan Documents.

Section 2.7. Intentionally omitted.

Section 2.8. Application of Payments. In the absence of an Event of Default, payments of principal and/or interest on the Loan shall be applied first to accrued and unpaid interest on the Loan and the balance to the payment of principal on the Loan. After the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time hereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that Lender shall have the continuing exclusive right to apply any and all such payments and any and all proceeds and recoveries from the Pledged Accounts, the Mortgaged Property or Borrower after the occurrence and during the continuance of an Event of Default, in Lender’s discretion, to the Indebtedness and other amounts then outstanding under this Agreement in such order and manner as Lender may determine, including, without limitation, to reasonable out-of-pocket costs and expenses of Lender reimbursable pursuant to the terms of this Agreement arising as a result of such repayment, any accrued and unpaid interest then payable with respect to the Loan or the portion thereof being repaid, the Principal Indebtedness, if such prepayment occurs prior to the expiration of the sixth (6th) anniversary of the Closing Date, to the applicable Spread Maintenance Premium, any other sums then due and payable to or for the benefit of Lender pursuant to this Agreement or any other Loan Document(s), or to Property Expenses and Capital Improvement Costs for the Mortgaged Property, or to fund Reserve Accounts.

Section 2.9. Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 p.m., Eastern time, on the date when due and shall be made in lawful money of the United States of America by wire transfer in federal or other immediately available funds to its account at such bank(s) as Lender may from time to time designate. Any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day. Lender shall notify Borrower in writing of any changes in the account to which payments are to be made. All payments made by Borrower hereunder, or by Borrower under the other Loan Documents, shall be made irrespective of, and without any deduction for, any defenses, set-offs or counterclaims. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day.

Section 2.10. Taxes. All payments made by or on behalf of Borrower under the Note and this Agreement shall be made without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.

Section 2.11. Outparcel Release.

(a) Notwithstanding anything to the contrary contained in any of the Loan Documents, Borrower shall have the right to have one or more of the real estate parcels described on Schedule 9 attached hereto (each, an “Outparcel”) released from the Lien of the Mortgage (the “Outparcel Release”) from time to time during the term of the Loan; provided that all of the following conditions precedent have been satisfied for each Outparcel Release: (i) no Event of Default shall have occurred and be continuing (unless the same will be cured as a result of the Outparcel Release); (ii) the Outparcel shall be transferred from Borrower to a Person other than Borrower (who may be an Affiliate of Great Wolf, Borrower or Manager, but at no time shall Borrower have any ownership interest (direct or indirect) in the Person owning such Outparcel, or control such Person (nor shall Borrower control the Outparcel or the improvements or business constructed and conducted on such Outparcel)); (iii) Borrower shall execute (and Guarantor will consent in writing thereto and reaffirm their obligations under the Loan Documents to which they are a party notwithstanding the Outparcel Release) and deliver all such amendments to the Loan Documents and other instruments or documents as may be required by Lender (using commercial standards customarily applied with respect to mortgage loans such as the Loan) in order to continue to fully protect Lender’s lien and security interest in the remainder of the Mortgaged Property; (iv) Borrower shall deliver evidence reasonably satisfactory to Lender that: (A) the Outparcel consists of a separate real estate tax parcel and has been legally subdivided from the remainder of the Mortgaged Property (Lender approves the subdivision outlined in the site plans referenced in Schedule 1 hereto); and (B) all easements, restrictions and other material agreements relating to the release of the Outparcel and affecting the remainder of the Mortgaged Property, shall be subject to the prior approval of Lender (not to be unreasonably withheld or delayed; Lender hereby approves the easements described on Schedule 1 hereto subject to the applicable provisions of such Schedule 1); (v) Borrower, at its sole cost and expense, shall obtain endorsements (to the extent legally obtainable) to Lender’s loan policy of title insurance reasonably required by Lender and reasonably satisfactory in form and content to Lender, which endorsements shall insure that the lien created by the Loan Documents remains a valid first lien on the remainder of the Mortgaged Property; (vi) all easements and other similar agreements regarding access, utilities and other related real estate matters between the Mortgaged Property and the Outparcel shall be subject to the prior approval of Lender, not to be unreasonably withheld; (vii) any construction on the Outparcel shall not be reasonably expected to materially adversely affect the operations of the Mortgaged Property; (viii) all operating agreements, management agreements and other easements, restrictions and related documents and instruments required in connection with, and governing the operation and management of the property and business located on the Outparcel, but only insofar as the same relates to the Mortgaged Property (including, without limitation, any agreements with respect to any shared maintenance, management and other fees and expenses) shall be subject to the prior approval of Lender, not to be unreasonably withheld or delayed; (ix) Borrower shall provide evidence reasonably satisfactory to Lender that, except as approved by Lender pursuant to clause (viii) above, no obligations, liabilities, requirements, costs or expenses of Borrower, the Mortgaged Property or any successor to Borrower shall exist with respect to the Outparcel, in the event of a foreclosure of the Mortgage and a transfer of the Mortgaged Property to Lender or its successors or assigns; and (x) Borrower shall provide evidence reasonably satisfactory to Lender that, except as approved by Lender pursuant to clause (viii) above, in the event of a foreclosure of the Mortgage and a transfer of the Mortgaged Property to Lender or its successors or assigns, the Mortgaged Property may be operated independently from the improvements located on the Outparcel, and that no equipment, fixtures, utilities, parking or other facilities which are required for the ownership and operation of the Mortgaged Property in the manner in which it is currently operated (without decrease in the value of the Mortgaged Property) shall be located on the Outparcel, owned by any Person other than Borrower or required to be furnished by the owner of the Outparcel (or any of its affiliates, agents, contractors, employees or managers) for the benefit of the Mortgaged Property. Nothing contained in this Section 2.11(a) shall be deemed to permit an Additional Resort Event with respect to any Outparcel.

(b) Borrower shall pay Lender’s reasonable costs and expenses in connection with the Outparcel Release, including, without limitation, all costs and expenses incurred in the preparation, negotiation and review of any and all materials required to be provided in connection with the Outparcel Release, the costs and expenses of preparing and recording releases, UCC-3 releases, and any loan modification documents required by Lender (provided such modification documents do not increase Borrower’s obligations or decrease Borrower’s rights under the Loan Documents), Lender’s reasonable attorneys’ fees and costs, all survey charges and costs, all title premiums and costs, documentary stamps incurred in connection with the Outparcel Release in accordance with the requirements contained herein, and all other reasonable out-of-pocket costs, fees, and expenses incurred by Lender in connection with the requested Outparcel Release. Borrower shall pay or reimburse Lender for such costs and expenses upon Lender’s demand regardless of whether an Outparcel Release occurs or is permitted to occur.

(c) If an Outparcel Release occurs and all of the requirements of this Section 2.11 have been satisfied, Lender shall execute any and all documents required to release the Outparcel from the Lien of the Mortgage and the Assignment of Profits and Leases. In connection with any such release of the Lien, Borrower shall submit to Lender, not less than fifteen (15) days in advance, a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Mortgaged Property is located and contain standard provisions protecting the rights of a releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release. Borrower shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgage and the Assignment of Profits and Leases, including Lender’s reasonable attorneys’ fees.

Section 2.12. Central Cash Management.

(a) Local Collection Account; Collection Account; Deposits to and Withdrawals from the Collection Account.

(i) On or before the Closing Date, Lender shall (1) establish on behalf of Borrower and maintain with the Collection Account Bank a collection account for the Mortgaged Property (the “Collection Account”), which shall be an Eligible Account with a separate and unique identification number in the name of Lender, as secured party, or, at Lender’s option, in the name of Borrower for the benefit of Lender, as secured party, and (2) cause the Collection Account Bank to deliver to Lender the Collection Account Agreement in form and substance reasonably acceptable to Lender acknowledging Lender’s security interest in and “control” of Lender within the meaning of Sections 9-104 and 9-106 of the UCC over the Collection Account. On or before the date that is fifteen (15) days after the Closing Date, Borrower shall (x) establish and maintain with one or more financial institutions acceptable to Lender in its sole reasonable discretion (individually each, and collectively, the “Local Collection Account Bank”), a local collection account for the Mortgaged Property (the “Local Collection Account”), which shall be an Eligible Account with a separate and unique identification number and entitled in the same name as the Collection Account and (y) cause the Local Collection Account Bank to deliver to Lender a Local Collection Account Agreement in form and substance reasonably acceptable to Lender acknowledging Lender’s security interest in and “control” of Lender within the meaning of Sections 9-104 and 9-106 of the UCC over the Local Collection Account. and otherwise conforming with the provisions of this Agreement. Neither Borrower nor Manager shall have any right to withdraw Money from the Local Collection Account or the Collection Account, which shall be under the “control” of Lender within the meaning of Sections 9-104 and 9-106 of the UCC. Borrower shall be responsible for the payment of all costs and expenses in connection with establishing and maintaining the Collection Account, the Local Collection Account, the Manager’s Operating Account and the Reserve Accounts (including, without limitation, Collection Account Bank’s and Local Collection Account Bank’s fees and charges) and shall reimburse Lender upon demand for any such costs or expenses incurred by Lender. Not later than the Closing Date, Borrower shall and shall cause Manager to

(A) direct all tenants under the Leases (if any) to pay all Profits thereunder directly into the Local Collection Account, and deliver irrevocable (without Lender’s written consent) letters of direction to such effect to such tenants in Lender’s reasonable form,

(B) instruct each of the credit card banks, credit card companies or other credit card receipt intermediaries with which Borrower has entered into merchant, clearing or other agreements with respect to the Mortgaged Property that all credit card receipts with respect to the Mortgaged Property cleared by such credit card banks, credit card companies or other intermediaries shall be transferred by such credit card banks, credit card companies or other intermediaries by wire transfer or the ACH system to the Local Collection Account, and deliver irrevocable (without Lender’s prior written consent) instruction letters to such effect to such Persons (and obtain each such Person’s acknowledgment and agreement thereto) in Lender’s reasonable form,

(C) instruct all Persons that maintain open accounts with Borrower or Manager or with whom Borrower or Manager does business on an “accounts receivable” basis with respect to the Mortgaged Property to deliver all payments due under such accounts to the Local Collection Account, and deliver to such Persons irrevocable (without Lender’s written consent) letters of instruction in Lender’s reasonable form, and

(D) cause (and cause Manager to) deposit any and all other Receipts to be deposited promptly into the Local Collection Account and in no event later than one Business Day after the same are paid to or for the benefit of Borrower or Manager.

Neither Borrower nor Manager shall (x) terminate, amend, revoke or modify any tenant direction letter or instruction letter provided pursuant to clauses (A), (B) and (C) above to a credit card bank, credit card company or other intermediary or other Person (each a “Direction Letter”) in any manner whatsoever, or (y) direct or cause any Person receiving or bound by a Direction Letter, or purportedly or intended or required to receive or be bound or instructed by a Direction Letter, to pay any amount in any manner other than as provided in the related Direction Letter. To the extent that Borrower, Manager or any Person on Borrower’s or Manager’s behalf holds any Receipts or Advance Bookings Deposits, whether in accordance with this Agreement or otherwise, (1) such amounts shall be deemed to be Collateral and shall be held in trust for the benefit, and as the property, of Lender, and (2) such amounts shall not be commingled with any other funds or property of Manager.

(ii) Unless and until a Cash Management Period commences, the Local Collection Account Bank shall be directed by Lender pursuant to the Local Collection Account Agreement to transfer on each Business Day during the term of this Agreement funds deposited in and available for transfer from the Local Collection Account to an operating or concentration account of Borrower, established and maintained with the Local Collection Account Bank, and pledged to Lender (the “Manager’s Operating Account”) and as to which Manager’s Operating Account Borrower and Manager shall have the right to make withdrawals without the consent of Lender.

(iii) While a Cash Management Period exists, the Local Collection Account Bank shall be directed by Lender (which may deliver a notice to the Local Collection Account Bank of the occurrence of a Cash Management Period, and which shall promptly deliver a notice to the Local Collection Account Bank if and when such Cash Management Period no longer exists): (A) to transfer, so long as no Special Event of Default exists, on each Business Day during each Monthly Period, the funds then on deposit in and available for transfer from the Local Collection Account to the Manager’s Operating Account unless and until the aggregate amount of the funds transferred during such Monthly Period to the Manager’s Operating Account (either pursuant to this Section 2.12(a)(iii) or Section 2.12(a)(ii) above) shall equal the amount of the Monthly Property Expenses for the calendar month immediately following the month in which such Monthly Period ends; and (B) after the transfers for such Monthly Period provided for under the foregoing Section 2.12(a)(iii)(A) have been made (or without regard to the provisions of Section 2.12(a)(iii)(A) above if a Special Event of Default exists), to transfer to the Collection Account on each Business Day during each such Monthly Period all funds then on deposit in and available for transfer from the Local Collection Account.

(iv) Notwithstanding anything to the contrary contained in this Section 2.12(a), upon the occurrence of a Special Event of Default, and during the continuance thereof:

(A) all Receipts and Money received from Accounts or derived from the Mortgaged Property and all Proceeds thereof shall be payable to Lender or as otherwise directed by Lender;

(B) Lender shall make deposits, or cause deposits to be made, of such Receipts, Money and Proceeds directly to the Collection Account (it being agreed that no Moneys shall be transferred into the Manager’s Operating Account thereafter from the Local Collection Account, during the continuance of the Special Event of Default), and Borrower shall cooperate (and shall cause Manager to cooperate) with Lender in the making of such deposits or causing such deposits to be made;

(C) Neither Borrower nor Manager shall have any right to make or direct any withdrawals from the Local Collection Account, the Collection Account or the Reserve Accounts without the prior written consent of Lender; and

(D) proceeds on deposit in the Collection Account and the Reserve Accounts may be applied by Lender for the payment of the Indebtedness pursuant to Section 2.8 of this Agreement.

For purposes hereof, a “Special Event of Default” shall be deemed to have occurred upon: (1) the occurrence of any or all of the Events of Default described in Sections 7.1(b), (e) or (f); (2) the occurrence of the Event of Default described in Section 7.1(a) and an election by Lender that a Special Event of Default shall be deemed to have occurred; or (3) an acceleration of the Loan following any Event of Default hereunder.

(b) Distribution of Cash in Collection Account. So long as a Special Event of Default has not occurred and is not continuing (and thereafter, during the continuance of a Special Event of Default, at Lender’s option and discretion), on each Payment Date (or on the next succeeding Business Day if such Payment Date is not a Business Day) during a Cash Management Period, Lender shall, prior to the time required therefor under Section 2.9, apply funds on deposit in the Collection Account (to the extent of such funds in the Collection Account) as of such Payment Date (or on the next succeeding Business Day if such Payment Date is not a Business Day), with the exception of Loss Proceeds, which shall be applied as provided in Section 2.12(d) and Section 5.1(x) of this Agreement, as follows:

(i) first, to the payment to Lender of (i) the interest then due and payable on the Note with respect to the related Interest Accrual Period, (ii) any applicable Spread Maintenance Premium, if any, then due and payable and (iii) the Principal Indebtedness in an amount equal to any amount to which Lender is then entitled pursuant to Section 2.12(d) of this Agreement;

(ii) second, to the Real Estate Taxes Escrow Account and the Insurance Escrow Account, in that order, in the respective amounts, but only if the same are required to be deposited therein as described in Section 2.13(b);

(iii) third, to the FF&E Costs Reserve Account in the amount (if any), but only if the same is required to be deposited therein, as described in Section 2.13(a);

(iv) fourth, for the Payment Dates in the Seasonality Reserve Deposit Months, unless and until the undisbursed balance in the Seasonality Reserve Account is $750,000, to the Seasonality Reserve Account to the extent of the remaining available funds or such lesser amount that increases the undisbursed balance in the Seasonality Reserve Account on such Payment Date to $750,000 (but in all events not less than the Seasonality Reserve Monthly Deposit Amount for such Payment Date);

(v) fifth, if the full amount of the Monthly Property Expenses for the calendar month during the month in which such Payment Date occurs have not, during the Monthly Period ending on such Payment Date (or on the next succeeding Business Day if such Payment Date is not a Business Day), been deposited into the Manager’s Operating Account pursuant to Section 2.12(a)(ii) above, then such deficiency shall be deposited in the Operating Expense Account;

(vi) sixth, to the payment to Lender of any expenses or other amounts (other than the Monthly Debt Service Payment due on the next Payment Date) then due and payable to Lender or its servicer(s) pursuant to this Agreement or the other Loan Documents, including to the payment of any outstanding indemnification payment to which an Indemnified Party is then entitled pursuant to Sections 5.1(i) and 5.1(j); and

(vii) seventh, to the Principal Reserve Account, in an amount equal to remaining available funds.

(c) Permitted Investments. So long as no Event of Default has occurred and is continuing, Borrower shall direct Lender in writing to invest and reinvest any balance in the Collection Account, from time to time in Permitted Investments (subject to the availability of such Permitted Investments with the Collection Account Bank); provided, however, that

(i) the maturity of the Permitted Investments on deposit therein shall be at the discretion of Borrower, but in any event no later than the Business Day immediately preceding the date on which such funds are required to be withdrawn therefrom pursuant to Section 2.12(a) or 2.12(b) of this Agreement,

(ii) after an Event of Default has occurred and for so long as such Event of Default is continuing Borrower shall not have any right to direct investment of the balance in the Collection Account,

(iii) all such Permitted Investments shall be held in the name of Lender, as secured party, or at Lender’s option in the name of Borrower for the benefit of Lender, as secured party or its servicer and shall be credited to the Collection Account, and

(iv) if no written investment direction is provided to Lender by Borrower, Lender may at Lender’s option invest any balance in the Collection Account in such Permitted Investments as may be selected by Lender.

Lender shall have no liability for any loss in investments of funds in the Collection Account that are invested in Permitted Investments and no such loss shall affect Borrower’s obligation to fund, or liability for funding, the Collection Account. All interest paid or other earnings on funds deposited into the Collection Account made hereunder shall be deposited into the Collection Account. Borrower shall include all earnings on the Collection Account as income of Borrower for federal and applicable state tax purposes.

(d) Loss Proceeds. In the event of a casualty or Taking with respect to the Mortgaged Property, all Loss Proceeds shall be paid directly to the Collection Account and, if notwithstanding the foregoing, Borrower or any of its Affiliates receive any Loss Proceeds, Borrower shall deposit or cause such Loss Proceeds to be deposited in the Collection Account upon such receipt. Subject to the provisions of Section 5.1(x) of this Agreement, whereby Loss Proceeds may in certain cases and upon satisfaction of the terms and conditions set forth in Section 5.1(x) be made available for Restoration, Loss Proceeds may, at Lender’s option, be applied to the Indebtedness in accordance with the provisions hereof, and, upon payment in full of the Indebtedness or, if an Event of Default exists, in any manner determined by Lender in accordance with Section 2.8 hereof. If the Loss Proceeds are to be made available for Restoration pursuant to Section 5.1(x) of this Agreement, such Loss Proceeds shall be held by Lender in a segregated interest-bearing Eligible Account in the name of Lender and under the “control” of Lender within the meaning of Sections 9-104 and 9-106 of the UCC to be opened (if not previously opened and maintained by the Collection Account Bank under the Collection Account Agreement by Lender) by Lender at a financial institution selected by Lender (the “Loss Proceeds Account”). Funds on deposit in the Loss Proceeds Account shall be invested in Permitted Investments (subject to the availability of such Permitted Investments with the Collection Account Bank) in the same manner and subject to the same restrictions as set forth in Section 2.12(c) with respect to the Collection Account (except that the maturity shall be not later than as necessary to satisfy any schedule of distributions for Restoration required or approved by Lender). If any Loss Proceeds are received by Borrower, such Loss Proceeds shall be received in trust for Lender, shall be segregated from other funds of Borrower, and shall be forthwith paid to Lender to the extent necessary to comply with this Agreement.

Section 2.13. Reserve Accounts.

(a) FF&E Costs Reserve Account; Seasonality Reserve Account.

(i) On or before the Closing Date, Lender shall establish on behalf of Borrower and maintain with the Collection Account Bank two separate accounts for FF&E Costs and as a seasonality reserve, each of which shall be an Eligible Account and shall have the same title as the Collection Account, for the benefit of Lender until the Loan is paid in full. The two accounts shall be designated the “FF&E Costs Reserve Account” (the “FF&E Costs Reserve Account”) and the “Seasonality Reserve Account” (the “Seasonality Reserve Account”). On the Closing Date, Lender shall deposit out of the Loan proceeds $750,000 in the Seasonality Reserve Account.

(ii) On the first Payment Date following the occurrence of a Cash Management Event and on each Payment Date thereafter, Borrower shall deposit or cause to be deposited, or if the funds are being deposited into the Collection Account pursuant to the terms of Section 2.12(a), Lender or its servicer shall deposit from the Collection Account (and if the funds for such deposit are not sufficient to make such deposit, Borrower shall make an additional deposit of Borrower’s funds in the amount of such deficiency sourced from equity capital contributions) into the FF&E Costs Reserve Account, an amount equal to the FF&E Percentage of Gross Revenues at the Mortgaged Property during the penultimate calendar month preceding the calendar month in which such Payment Date occurs (for example, the deposit required for the Payment Date in July would be based upon the Gross Revenues for May). Provided not Event of Default exists, any and all Moneys remitted to the FF&E Costs Reserve Account, together with any Permitted Investments in which such Moneys are or will be invested or reinvested during the term of this Agreement, shall be held in the FF&E Costs Reserve Account to be withdrawn by Lender upon written request by Borrower made not more than once each month in an amount not less than $10,000, and applied to pay directly, or reimburse Borrower for, FF&E Costs shown on the Operating Budget which are currently due to be paid, or which were paid and were not reimbursed; provided, that Borrower shall not (absent Lender’s written consent) be entitled to reimbursement from the FF&E Costs Reserve Account for FF&E Costs incurred prior to the Closing Date, or for FF&E Costs incurred more than one hundred eighty (180) days prior to the date of Borrower’s written request for reimbursement. Not less than five (5) Business Days prior to the date Borrower desires a withdrawal of funds on deposit in the FF&E Costs Reserve Account, in whole or in part, Borrower shall provide Lender with written notice of such request (including therein a statement of the purpose for the withdrawal and in the case of a reimbursement of Borrower, evidence that the related costs have been paid (it being agreed that a cancelled check and a copy of the invoice paid with such check shall constitute satisfactory evidence that the same has been paid)).

(iii) On each Payment Date that occurs in a Seasonality Reserve Deposit Month, Borrower shall pay to Lender for deposit into the Seasonality Reserve Account, an amount equal to the Seasonality Reserve Monthly Deposit Amount calculated for such Payment Date, and Borrower shall additionally on such Payment Date provide to Lender a written calculation and certification as to the Prior Month Excess Cash Flow (as defined in the definition of Seasonality Reserve Monthly Deposit Amount in Section 1.1 hereof) in the event the amount of the Seasonality Reserve Monthly Deposit Amount is determined under clause (3) of the definition thereof in Section 1.1. Borrower shall provide to Lender evidence reasonably satisfactory to Lender of the amount of the Prior Month Excess Cash Flow for each Payment Date in which the required Monthly Seasonality Reserve Deposit Amount is calculated under clause (3) of the definition thereof in Section 1.1. Provided no Special Event of Default exists, funds in the Seasonality Reserve Account shall be made available to Borrower promptly on any Payment Date in a month following a Negative Cash Flow Month if and to the extent required to fund a Negative Monthly Cash Flow actually occurring in such Negative Cash Flow Month upon Borrower’s written request made at least five (5) Business Days prior to such Payment Date, provided Borrower provides certifications and other evidence reasonably satisfactory to Lender demonstrating the amount of the Negative Monthly Cash Flow for such Negative Cash Flow Month and that such Negative Monthly Cash Flow is not the result of expenditures other than those contemplated under the Operating Budget for such calendar year.

(b) Real Estate Taxes Escrow Account and Insurance Escrow Account. On or before the Closing Date, Lender shall on behalf of Borrower establish and maintain with the Collection Account Bank two separate accounts for Basic Carrying Costs, each of which shall be an Eligible Account and shall have the same title as the Collection Account for the benefit of Lender until the Loan is paid in full. The two accounts shall be designated the “Real Estate Taxes Escrow Account” (the “Real Estate Taxes Escrow Account”) and the “Insurance Escrow Account” (the “Insurance Escrow Account”). On the first Payment Date following the occurrence of a Cash Management Event and on each Payment Date thereafter, Borrower shall deposit or cause to be deposited, or if the funds are being deposited into the Collection Account pursuant to the terms of Section 2.12(a), Lender or its servicer shall deposit from the Collection Account (and if the funds for such deposit are not sufficient to make such deposit, Borrower shall make an additional deposit of Borrower’s funds sourced from equity capital contributions),

(1) an amount equal to (1/12th) one-twelfth of the annual real estate taxes and any governmental real property assessments or other charges that if not paid in a timely manner will result in a Lien on the Mortgaged Property in the Real Estate Taxes Escrow Account,

(2) an amount equal to one-twelfth (1/12th) of the annual insurance premiums for policies of insurance required to be maintained by Borrower with respect to the Mortgaged Property pursuant to this Agreement (other than coverage under blanket insurance policies which include the Mortgaged Property if such blanket policies satisfy the provisions for the suspension of deposits into the Insurance Escrow Account set forth in the last paragraph of this Section 2.13(b)), and any additional insurance required under any of the other Loan Documents, in the Insurance Escrow Account.

In addition, following the occurrence of a Cash Management Event, Borrower shall deposit in an amount reasonably determined by Lender which, together with the monthly deposits required above, will be sufficient to pay the annual real estate taxes and any governmental real property assessments or other charges prior to delinquency and pay the annual insurance premiums prior to the date the underlying policies would expire. Any and all Moneys remitted to the Real Estate Taxes Escrow Account or Insurance Escrow Account shall be held in the Real Estate Taxes Escrow Account or Insurance Escrow Account to be withdrawn from the Real Estate Taxes Escrow Account or Insurance Escrow Account, as applicable, by Lender or its servicer upon written request of Borrower delivered to Lender and its servicer together with documentation and other evidence (including invoices and in the case of a reimbursement of Borrower, evidence that the related costs have been paid) with respect to the respective Basic Carrying Costs towards which such funds are to be applied, and applied to pay directly (or reimburse Borrower, in the case of insurance premiums only) for (x) any Impositions (in the case of the Real Estate Taxes Escrow Account) or (y) any insurance premiums for policies of insurance required to be maintained by Borrower with respect to the Mortgaged Property pursuant to this Agreement, and any additional insurance required under any of the other Loan Documents (in the case of the Insurance Escrow Account). Borrower shall provide Lender or its servicer with bills and other documents necessary for payment of Impositions and insurance premiums at least ten (10) Business Days prior to the due dates therefor. In the event the amount on deposit in the Real Estate Taxes Escrow Account or the Insurance Escrow Account exceeds the amount due for Impositions by more than one-twelfth (1/12th) of the annual real estate taxes (in the case of the Real Estate Taxes Escrow Account) or the amount due for insurance premiums (in the case of the Insurance Escrow Account), respectively, Lender or its servicer shall in its discretion credit such excess against future payment obligations to the Real Estate Taxes Escrow Account or the Insurance Escrow Account, as applicable.

Notwithstanding anything to the contrary contained in this Section 2.13(b), no deposits into the Insurance Escrow Account shall be required (by Borrower, or by Lender or its servicer) so long as Borrower maintains the insurance required by the terms hereof under blanket insurance policies satisfying the requirements of this Agreement. In the event blanket insurance policies are no longer carried by Borrower, during the existence of a Cash Management Period Borrower (or Lender or its servicer) shall promptly commence making the deposits into the Insurance Escrow Account required hereunder (and Borrower shall make an initial deposit in an amount reasonably determined by Lender sufficient to meet the first bill for insurance premiums thereafter due and payable).

(c) Intentionally omitted.

(d) Operating Expense Account and Principal Reserve Account. On or before the Closing Date, Lender shall on behalf of Borrower establish and maintain with the Collection Account Bank two accounts for the remittance of funds by Lender or its servicer during a Cash Management Period, each of which shall be an Eligible Account and shall have the same title as the Collection Account for the benefit of Lender, as secured party until the Loan is paid in full. The two accounts shall be designated the “Operating Expense Account” (the “Operating Expense Account”) and the “Principal Reserve Account” (the “Principal Reserve Account”). Any and all Moneys remitted to the Operating Expense Account or the Principal Reserve Account pursuant to Section 2.12(b) shall be held in the Operating Expense Account or Principal Reserve Account, as applicable, and applied,

(x) with respect to the Operating Expense Account, to pay Monthly Property Expenses up to 110% of those provided for in the then applicable Operating Budget (taking into account funds on deposit in the Manager’s Operating Account in excess of necessary working capital (as demonstrated to Lender in Lender’s reasonable discretion)), as directed in writing by Borrower, and/or for other Property Expenses approved by Lender, upon Borrower’s written request for disbursement therefor from time to time (but no more frequently than once every two (2) weeks without Lender’s consent) as follows. Upon written application of Borrower (which may be done by electronic mail or e-mail), Borrower shall be entitled to obtain disbursements by Lender from the Operating Expense Account, provided that: (A) no Special Event of Default has occurred and is continuing; and (B) Borrower shall provide to Lender (including by electronic mail or e-mail) such documentation and certifications as Lender may reasonably request to substantiate the requirement for and entitlement to such disbursement; and

(y) with respect to the Operating Expense Account and the Principal Reserve Account, the balance thereof shall be disbursed to Borrower free and clear of Lender’s Lien and security interest, promptly upon Borrower’s request upon the Debt Service Coverage Test becoming satisfied, as determined by Lender;

provided, that notwithstanding the foregoing, Lender may at any time, at its option, elect to apply the funds on deposit in the Operating Expense Account and the Principal Reserve Account to pay the Indebtedness (including, without limitation, if such repayment occurs prior to the sixth (6th) anniversary of the Closing Date, the applicable Spread Maintenance Premium and other amounts due Lender in connection with such prepayment) while any Event of Default exists. Following the determination by Lender that the Debt Service Coverage Test has been satisfied, Lender shall release any and all amounts on deposit in the Operating Expense Account and the Principal Reserve Account to Borrower free and clear of Lender’s Lien and security interest, by not later than the Business Day following the Business Day on which such determination is made.

(e) Intentionally Omitted.

(f) Investment of Funds. All or a portion of any Moneys in the Reserve Accounts (other than the Real Estate Taxes Escrow Account and the Insurance Escrow Account, neither of which shall bear interest for the benefit of Borrower) shall, so long as no Event of Default has occurred and is continuing, be invested and reinvested by Lender in accordance with written instructions delivered by Borrower, or after an Event of Default has occurred and is continuing, by Lender, in one or more Permitted Investments (subject to the availability of such Permitted Investments with the Collection Account Bank). If no written investment direction is provided to Lender by Borrower, Lender may at its option invest such Moneys in a Permitted Investment selected by Lender. All interest paid or other earnings on funds deposited into the Reserve Accounts made hereunder shall be deposited into the Reserve Accounts (other than with respect to the Real Estate Taxes Escrow Account and the Insurance Escrow Account, for which Lender and its servicer shall not have any obligation to deposit such interest or earnings into such accounts). Lender shall have no liability for any loss in investments of funds in any Reserve Account that are invested in Permitted Investments and no such loss shall affect Borrower’s obligation to fund, or liability for funding, the Reserve Accounts. Unless and until title to the funds therein shall have vested in any Person other than Borrower, Borrower shall include all such income or gain on any account of the Reserve Account as income of Borrower for federal and applicable state tax purposes.

(g) Special Event of Default. After a Special Event of Default has occurred and is continuing, Lender may liquidate any Permitted Investments of the amount on deposit in such account, withdraw and use such amount on deposit in the Pledged Accounts to make payments on account of the Indebtedness or otherwise as provided in Section 2.8. Without in any way limiting the foregoing or Lender’s rights and remedies upon an Event of Default, and subject to Lender’s direction otherwise from time to time, in whole or in part, in Lender’s discretion, after and during the continuance of a Special Event of Default Lender may direct the Collection Account Bank or the Local Collection Account Bank to disburse to Lender or allocate all available funds on deposit in the Pledged Accounts to: (a) any debt service or other Indebtedness due under this Loan Agreement or the other Loan Documents; (b) any Reserve Account established under this Loan Agreement; (c) otherwise as a reserve for Property Expenses, Capital Improvement Costs, Impositions and other expenditures relating to the use, management, operation or leasing of the Mortgaged Property; and/or (d) any costs and expenses incurred by Lender in connection with such Event of Default, or expended by Lender to protect or preserve the value of the Mortgaged Property.

Section 2.14. Additional Provisions Relating to the Pledged Accounts.

(a) Borrower covenants and agrees that: (i) all securities or other property underlying any financial assets credited to any Pledged Account shall be registered in the name of Lender, indorsed to Lender or indorsed in blank or credited to another securities account maintained in the name of Lender as secured party under this Agreement and in no case will any financial asset credited to any Pledged Account be registered in the name of Borrower, payable to the order of Borrower or specially indorsed to Borrower except to the extent the foregoing have been specially indorsed to Lender or in blank; and (ii) all Permitted Investments and all other property delivered to Lender pursuant to this Agreement will be promptly credited to one of the Pledged Accounts.

(b) Borrower hereby agrees that each item of property (whether investment property, financial asset, security, instrument, cash or otherwise) credited to any Pledged Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the UCC.

(c) Borrower acknowledges and agrees that the Collection Account Bank and Local Collection Account Bank shall comply with all “entitlement orders” (i.e. an order directing transfer or redemption of any financial asset relating to a Pledged Account, and any “entitlement order” as defined in Section 8-102(a)(8) of the UCC) and instructions (including any “instruction” within the meaning of Section 9-104 of the UCC) originated by Lender without further action or consent by Borrower, Manager or any other Person.

(d) Regardless of any provision in any other agreement, for purposes of the UCC, with respect to each Pledged Account, New York shall be deemed to be the bank’s jurisdiction (within the meaning of Section 9-304 of the UCC) and the securities intermediary’s jurisdiction (within the meaning of Section 8-110 of the UCC). The Pledged Accounts shall be governed by the laws of the State of New York.

(e) Except for the claims and interest of Lender and of Borrower in the Pledged Accounts, Borrower represents and warrants that it does not know of any Lien on or claim to, or interest in, any Pledged Account or in any “financial asset” (as defined in Section 8-102(a) of the UCC) credited thereto. If any Person asserts any Lien, encumbrance or adverse claim (including any writ, garnishment, judgment, warrant of attachment, execution or similar process) against the Pledged Accounts or in any financial asset carried therein, Borrower will promptly notify Lender thereof and shall indemnify, defend and hold Lender and each of the Indemnified Parties harmless from and against any such Lien, encumbrance or claim.

Section 2.15. Security Agreement.

(a) Pledge of Pledged Accounts. To secure the full and punctual payment and performance of all of the Indebtedness, Borrower hereby assigns, conveys, pledges and transfers to Lender, as secured party, and grants Lender a first priority and continuing security interest in and to, the following property, whether now owned or existing or hereafter acquired or arising and regardless of where located (collectively, the “Account Collateral”):

(i) all of Borrower’s right, title and interest in the Pledged Accounts and all Money and Permitted Investments, if any, from time to time deposited or held in the Pledged Accounts or purchased with funds or assets on deposit in the Pledged Accounts;

(ii) all of Borrower’s right, title and interest in interest, dividends, Money, Instruments and other property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any of the foregoing until such time as such items are disbursed from the Pledged Accounts; and

(iii) to the extent not covered by clause (i) or (ii) above, all Proceeds of any or all of the foregoing until such time as such items are disbursed from the Pledged Accounts.

Lender and Collection Account Bank and Local Collection Account Bank, each as agent for Lender, shall have with respect to the foregoing collateral, in addition to the rights and remedies herein set forth, all of the rights and remedies available to a secured party under the UCC, as if such rights and remedies were fully set forth herein.

(b) Covenants; Control. Except as set forth in this Agreement, Borrower shall not have any right to withdraw Money from the Pledged Accounts. Borrower acknowledges and agrees that the Pledged Accounts are and shall at all times continue to be subject to and under the “control” of Lender within the meaning of Sections 9-104 and 9-106 of the UCC. Except as expressly permitted herein, neither Borrower nor Manager nor any other person or entity, through or under Borrower, shall have any control over the use of, or any right to withdraw any amount from, any Pledged Accounts, and Borrower acknowledges that the Collection Account Bank and the Local Collection Account Bank shall comply with all instructions originated by Lender without further consent by Borrower. Borrower acknowledges and agrees that the Collection Account Bank and Local Collection Account Bank shall be entitled to comply with the instructions of Lender with respect to the Pledged Accounts without the further consent of Borrower or Manager. The Account Collateral shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other banking authority or Governmental Authority, as may now or hereafter be in effect, and to the rules, regulations and procedures of the financial institution where the Account Collateral is maintained relating to demand deposit accounts generally from time to time in effect.

(c) Financing Statements; Further Assurances. Borrower hereby irrevocably authorizes Lender at any time and from time to time to file any financing statements or continuation statements, and amendments to financing statements, in any jurisdictions and with any filing offices as Lender may determine, in its discretion, are necessary or advisable to perfect the security interests granted to Lender in connection herewith. Such financing statements may describe the collateral in the same manner as described in any security agreement or pledge agreement entered into by the parties in connection herewith or may contain an indication or description of collateral that describes such property in any other manner as Lender may determine, in its discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to Lender in connection herewith whether now owned or hereafter acquired. From time to time, at the expense of Borrower, Borrower shall promptly execute and deliver all further instruments, and take all further action, that Lender may reasonably request, in order to continue the perfection and protection of the pledge and security interest granted or purported to be granted hereby.

(d) Transfers and Other Liens. Borrower shall not sell or otherwise dispose of any of the Account Collateral other than pursuant to the terms of this Agreement and the other Loan Documents, or create or permit to exist any Lien upon or with respect to all or any of the Account Collateral, except for the Lien granted to Lender under or as contemplated by this Agreement.

(e) No Waiver. Every right and remedy granted to Lender under this Agreement or by law may be exercised by Lender at any time and from time to time, and as often as Lender may deem it expedient. Any and all of Lender’s rights with respect to the pledge of and security interest in the Account Collateral granted hereunder shall continue unimpaired, and to the extent permitted by law, Borrower shall be and remain obligated in accordance with the terms hereof, notwithstanding (i) any proceeding of Borrower under the Bankruptcy Code or any bankruptcy, insolvency or reorganization laws or statutes of any state, (ii) the release or substitution of Account Collateral at any time, or of any rights or interests therein or (iii) any delay, extension of time, renewal, compromise or other indulgence granted by Lender in the event of any Default with respect to the Account Collateral or otherwise hereunder. No delay or extension of time by Lender in exercising any power of sale, option or other right or remedy hereunder, and no notice or demand which may be given to or made upon Borrower by Lender, shall constitute a waiver thereof, or limit, impair or prejudice Lender’s right, without notice or demand, to take any action against Borrower or to exercise any other power of sale, option or any other right or remedy.

(f) Lender Appointed Attorney-In-Fact. Borrower hereby irrevocably constitutes and appoints Lender as Borrower’s true and lawful attorney-in-fact, with full power of substitution, at any time after the occurrence and during the continuation of an Event of Default, to execute, acknowledge and deliver any instruments and to exercise and enforce every right, power, remedy, option and privilege of Borrower with respect to the Account Collateral, and do in the name, place and stead of Borrower, all such acts, things and deeds for and on behalf of and in the name of Borrower with respect to the Account Collateral, which Borrower could or might do or which Lender may deem necessary or desirable to more fully vest in Lender the rights and remedies provided for herein with respect to the Account Collateral and to accomplish the purposes of this Agreement. The foregoing powers of attorney are irrevocable and coupled with an interest and shall terminate upon repayment of the Indebtedness in full.

(g) Continuing Security Interest; Termination. This Section 2.15 shall create a continuing pledge of and security interest in the Account Collateral and shall remain in full force and effect until payment in full by Borrower of the Indebtedness. Upon payment in full by Borrower of the Indebtedness, Lender shall return to Borrower such of the Account Collateral as shall not have been applied pursuant to the terms hereof, and shall execute such instruments and documents as may be reasonably requested by Borrower to evidence such termination and the release of the pledge and lien hereof.

Section 2.16. Mortgage Recording Taxes; Release of Liens.

(a) The Lien to be created by the Mortgage is intended to encumber the Mortgaged Property to the full extent of the Indebtedness. On the Closing Date, Borrower shall have paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage, if any.

(b) Upon repayment of the Loan and all other amounts due hereunder and under the Loan Documents in full in accordance with the terms hereof and thereof, Lender shall, promptly after such payment, release or cause to be released all Liens with respect to all Account Collateral and Collateral (including, without limitation, terminating the Local Collection Account Agreements, the Collection Account Agreement, the tenant direction letters and other Direction Letters delivered pursuant to Section 2.12(a)) or, to the extent necessary to facilitate future savings of mortgage tax in states that impose mortgage taxes, assign such Liens to Borrower’s new lender(s), provided that any such assignments shall be without recourse, representation, or warranty of any kind, except that Lender and each Lender shall represent and warrant (1) the then outstanding amount of the Principal Indebtedness and (2) that such Liens have not been previously assigned by Lender.

Section 2.17. Release of Permitted Use Facility. Borrower has represented to Lender that it may wish to subdivide the Mortgaged Property for purposes of construction of a Permitted Use Facility on the parcel generally identified as the “Future Parcel E” on Schedule 7 (together with the easements and other rights appurtenant thereto, the “Release Parcel”), subject to alterations in the boundaries of such Release Parcel which do not adversely affect Lender, provided that the conditions to the release (the “Partial Release”) of the Release Parcel set forth herein are satisfied. As used herein, the term “Permitted Use Facility” means a first class condominium development architecturally harmonious with, of at least equal quality of construction with, and adjacent to (and, at Borrower’s option, connecting to) the main building on the Mortgaged Property which would include units to be sold or offered for sale as condominiums, timeshares or fractional ownership (collectively, “Condominium Units”), ancillary common areas and amenities, at least that number of parking spaces as would be required by applicable zoning laws or any special use permit governing the Release Parcel for the number of units contained within the Permitted Use Facility (which may, to the extent permitted by applicable zoning laws or any special use permit governing the Release Parcel and/or the Remaining Realty (as hereinafter defined), include parking spaces on the Remaining Realty) (the “Minimum Additional Parking Spaces”). Lender agrees to release the Release Parcel from the encumbrance of the Mortgage and the other Loan Documents upon satisfaction of all the following conditions:

(i) No Default or Event of Default shall then exist.

(ii) Borrower will obtain a separation upon all public taxing and assessment rolls so that the remainder of the Mortgaged Property (the “Remaining Realty”) then covered by the Lien of the Loan Documents will be separately assessed.

(iii) Any request by Borrower to release the Release Parcel must be in writing and must be delivered to Lender not fewer than forty-five (45) days prior to the date of the proposed release.

(iv) No current parking spaces at the Mortgaged Property shall be included in the Release Parcel or otherwise eliminated or rendered unusable as a result of the Partial Release unless, to the extent required by applicable zoning laws or any special use permit governing the Mortgaged Property, such spaces are replaced with new parking spaces.

(v) Borrower will execute (and each Guarantor will consent in writing thereto and reaffirm their obligations under the Loan Documents to which they are a party notwithstanding the Partial Release), and cause the owner of the Release Parcel, to execute and deliver all such instruments or documents which are necessary in order to effectuate the following:

(a) provide for the construction of the Minimum Additional Parking Spaces on the Release Parcel, the construction of the Permitted Use Facility and other improvements required or desirable in connection therewith and the connection between the Permitted Use Facility and the main building on the Mortgaged Property (including, without limitation, a party wall agreement in connection therewith), and the landscaping of the Mortgaged Property and the Release Parcel (all at no cost to Borrower and in a manner reasonably acceptable to Lender),

(b) provide for necessary or desirable easements burdening the Remaining Realty and serving the Release Parcel,

(c) provide for owners, lessors and other users of the Release Parcel and the condominium units to be erected thereon to have use rights and/or privileges with respect to the Remaining Realty,

(d) provide for amendments to Permitted Encumbrances, material agreements and any special use permits necessary or desirable for the development of the Release Parcel (including, if applicable, a new special use permit with respect to the Remaining Realty),

(e) provide for management agreements between Borrower and (x) condominium unit owners and (y) the condominium association,

(f) govern the integrated use and operation of the Remaining Realty and the Release Parcel,

(g) restrict the development and use of the Release Parcel to the Permitted Use Facility to insure that use of the Release Parcel will not violate the provisions of the Mortgage or any Leases or material agreements,

(h) continue to fully protect Lender’s Lien and security interest in the Remaining Realty, and create Lender’s Lien and security interest in the covenants, rights and easements contemplated herein, and

(i) preserve the independence (subject to the reciprocal rights, easements and other agreements described herein) of the Remaining Realty, including, without limitation, amendments to the Loan Documents, perpetual easements for ingress-egress, access, parking, drainage, utilities, support, encroachments, and other purposes on, over, under, across, and through the Release Parcel, and declarations, covenants, and restrictions concerning the use, occupancy, repair, maintenance and operation of the Release Parcel and the Remaining Realty (without limitation, such covenants, and restrictions may provide for contributions by the owner of the Release Parcel and the Remaining Realty to the cost of maintenance, repair, operation, insurance, and replacement of facilities commonly used by the owners of the Release Parcel and the Remaining Realty).

Lender shall use commercially reasonable efforts to cooperate with respect to the determinations made by Borrower in connection with the foregoing. Each of the documents described in subsection (a) through (i) shall be in form and content satisfactory to Lender, and Lender’s consent shall be required for Borrower’s execution of any such documents, which consent shall not be unreasonably withheld or delayed. Additionally, Borrower shall execute and cause the owner of the Release Parcel to execute and deliver all such other instruments or documents as Lender may reasonably require (using commercial standards customarily applied with respect to mortgage loans such as the Loan), including, without limitation, any agreement requiring contributions by the owner of the Release Parcel and the Remaining Realty to the cost of maintenance, repair, operation, insurance, and replacement of facilities commonly used by the owners of the Release Parcel and the Remaining Realty.

(vi) Borrower shall provide evidence reasonably satisfactory to Lender demonstrating that (a) subject to this Section 2.17, the Remaining Realty will continue to be in compliance with the terms of the Mortgage and the Loan Documents, and remain in compliance with all Legal Requirements in all material respects and with the terms of all Leases and material agreements relating to the Remaining Realty; and (b) the proposed use of the Release Parcel will not violate the provisions of any Lease or material agreement affecting the Remaining Realty.

(vii) Borrower shall obtain all required consents to the Partial Release under any of the Permitted Encumbrances.

(viii) Borrower shall furnish to Lender, at Borrower’s sole expense, an updated as-built survey of the Mortgaged Property at the time of the Partial Release, showing all buildings, improvements, utilities, and drainage facilities thereon and including an accurate legal description of the Release Parcel. The actual dimensions and legal description of the Release Parcel must be acceptable to Lender in its sole but reasonable discretion.

(ix) Borrower shall affirmatively represent to Lender that it has fully complied with all applicable laws, ordinances, rules and regulations pertaining to the subdivision or platting of the Land prior to the time of the Partial Release.

(x) Upon request by Lender, Borrower, at Borrower’s sole cost and expense, shall obtain endorsements (to the extent legally obtainable) to Lender’s Title Insurance Policy satisfactory in form and content to Lender, which endorsements will (a) insure that the Lien created by the Loan Documents remains a valid first Lien on the Remaining Realty, and (b) insure any covenants, restrictions and easements created over, under, across, and through the Release Parcel and benefiting the Remaining Realty, and the Lien of the Loan Documents thereon, as Lender requires.

(xi) Borrower shall pay for the reasonable costs of preparing and recording partial releases, UCC-3 releases, and any Loan modification documents, easements, declarations, and/or restrictive covenants reasonably required by Lender, reasonable Lender’s attorneys’ fees and costs, all survey charges and costs, all title premiums and costs, documentary stamps incurred in connection with the Partial Release of the Release Parcel, and all other reasonable out-of-pocket costs, fees, and expenses incurred by Lender in connection with the requested release of the Release Parcel.

(xii) Following the Partial Release, the Remaining Realty shall be provided and maintained with separate utility metering and service from the Release Parcel.

(xiii) In connection with the Partial Release, the Release Parcel shall have been or be conveyed to a Person other than Borrower; provided, that all times during the term of the Loan, the Release Parcel and the Mortgaged Property shall have 100% common ownership (direct and indirect) and control except to the extent any portion of the Release Parcel shall be conveyed to Condominium Unit purchasers or the applicable condominium association.

(xiv) If a Securitization shall have occurred, Borrower shall provide Lender with a legal opinion to the effect that, if the Loan were in a real estate mortgage investment conduit (“REMIC”) (as such term is defined in Section 860D(a) of the Code) pool (“REMIC Pool”), the partial release shall not cause (i) the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, (ii) any failure of any REMIC Pool to qualify as a REMIC for federal income tax purposes, or (iii) the imposition of any tax upon any REMIC Pool or any of such REMIC Pool’s assets, including without limitation any tax on prohibited “transactions” imposed under Section 860F(a)(2) of the Code.

(xv) If a Securitization shall have occurred, Borrower shall have provided Lender with a Rating Confirmation with respect to the Partial Release and the above-described related transactions and documentation.

(xvi) The owner of the Release Parcel, Borrower and Manager shall have provided to Lender evidence of an arrangement satisfactory to Lender for the administration of payments from condominium unit owners and renters from condominium unit owners and the allocation of such payments between Borrower and the condominium unit owner. In furtherance of the foregoing and notwithstanding anything to the contrary in this Agreement and/or the other Loan Documents, Lender acknowledges and agrees that (x) all references in this Agreement and the other Loan Documents to Accounts, Pledged Accounts, Receipts, Receivables, Account Collateral, Profits (and any other terms used herein which include such amounts) shall be deemed to refer solely to the portion of such payments to which Borrower is entitled and (y) Lender’s security interest shall not apply to any portion of such payments to which the condominium unit owner (and not Borrower) is entitled.

(xvii) Giving effect to the Partial Release, the Debt Service Coverage Test will be satisfied at the time of the Partial Release.

(xviii) The Release Parcel shall be governed by condominium or timeshare or fractional ownership documents reasonably acceptable to Lender.

All reasonable costs and expenses incurred by Lender in connection with such request for a Partial Release, including, but not limited to, the preparation, negotiation and review of any and all materials required to be provided in connection therewith (including Lender’s reasonable attorneys’ fees and expenses) shall be paid or reimbursed by Borrower promptly upon demand.

Section 2.18. Interest Rate Cap. Within ten (10) Business Days following the occurrence of a Cash Management Period, Borrower shall deliver to Lender (i) an interest rate cap in a form acceptable to Lender from a Qualified Interest Rate Cap Counterparty with a notional amount equal to the Loan Amount and a LIBOR strike rate equal to 4.50% and (ii) a fully executed Collateral Assignment of Hedge substantially in the form of Schedule 10 attached hereto or in such other form as approved by Lender in Lender’s sole discretion.

ARTICLE III.

CONDITIONS PRECEDENT

Section 3.1. Conditions Precedent to Closing. The obligation of Lender to make the Loan is subject to the satisfaction by Borrower (and Guarantor, where applicable) or waiver by Lender in writing of the following conditions no later than the Closing Date:

(a) Loan Agreement. Borrower and Lender shall have executed and delivered this Agreement.

(b) Note. Borrower shall have executed and delivered to Lender the Note.

(c) Environmental Indemnity Agreement; Guaranty of Non-Recourse Obligations. Borrower and Guarantor shall have executed and delivered the Environmental Indemnity Agreement to Lender. Guarantor shall have executed and delivered the Guaranty of Non-Recourse Obligations.

(d) Opinions of Counsel. Lender shall have received from counsel to Borrower and Guarantor, legal opinions in form and substance acceptable to Lender, with respect to corporate matters and with respect to substantive non-consolidation of Guarantor, the Manager or certain other Affiliates, on the one hand, and Borrower, on the other, in the event of the bankruptcy of either Guarantor or the Manager or such other Affiliates. Such legal opinions shall be addressed to Lender and its successors and assigns, dated the Closing Date, and in form and substance reasonably satisfactory to Lender and its counsel.

(e) Organizational Documents. Lender shall have received with respect to each of Borrower and Guarantor its certificate of formation, certificate of limited partnership or certificate of incorporation, as applicable, as amended, modified or supplemented to the Closing Date, as filed with the Secretary of State in the jurisdiction of organization and in effect on the Closing Date and certified to be true, correct and complete by the appropriate Secretary of State as of a date not more than thirty (30) days prior to the Closing Date, together with a good standing certificate from such Secretary of State dated not more than thirty (30) days prior to the Closing Date and, for Borrower to the extent required by applicable law, a good standing certificate from the Secretary of State (or the equivalent thereof) of each other State in which Borrower is required to be qualified to transact business, each dated not more than thirty (30) days prior to the Closing Date.

(f) Certified Resolutions, etc. Lender shall have received a certificate of each of Borrower and Guarantor dated the Closing Date, certifying (i) the names and true signatures of its incumbent officers authorized to sign the Loan Documents to which each of Borrower or the Guarantor is a party, (ii) the Organizational Agreement of each of Borrower and Guarantor, in each case as in effect on the Closing Date, (iii) the resolutions of each of Borrower and Guarantor, approving and authorizing the execution, delivery and performance of the Loan Documents to which it is a party, and (iv) that there have been no changes in any Organizational Agreement since the date of execution or preparation thereof.

(g) Additional Matters. Lender shall have received such other certificates, opinions, documents and instruments relating to the Loan as may have been reasonably requested by Lender. All corporate and other organizational proceedings, all other documents (including, without limitation, all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with the Loan shall be reasonably satisfactory in form and substance to Lender in its discretion.

(h) Transaction Costs. Borrower shall have paid all Transaction Costs for which bills have been submitted in accordance with the provisions of Section 9.23.

(i) No Default or Event of Default. No event which would constitute either a Default or Event of Default under this Agreement or the other Loan Documents shall have occurred and be continuing on the Closing Date.

(j) No Injunction. No law or regulation shall have been adopted, no order, judgment or decree of any Governmental Authority shall have been issued, and no litigation shall be pending or threatened, which in the good faith judgment of Lender would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making or repayment of the Loan or the consummation of the Transaction.

(k) Representations and Warranties. The representations and warranties herein and in the other Loan Documents shall be true and correct in all material respects on the Closing Date.

(l) Survey; Appraisal. Lender shall have received the Survey and the Appraisal with respect to the Mortgaged Property, which shall be in form and substance satisfactory to Lender.

(m) Engineering Reports. Lender shall have received the engineering reports with respect to the Mortgaged Property prepared by the Engineer or another Person acceptable to Lender, which engineering reports shall be acceptable to Lender.

(n) Environmental Matters. Lender shall have received an Environmental Report prepared by an Environmental Auditor with respect to the Mortgaged Property, which Environmental Report shall be acceptable to Lender.

(o) Financial Information. Lender shall have received financial information relating to Guarantor, Borrower and the Mortgaged Property satisfactory to Lender. Such information shall include, without limitation, the following, to the extent reasonably available:

(i) operating statements for the current year (including actual to date information, an annual budget and trailing twelve month data in hard copy and on diskette) and for not less than the three preceding years (including capital reserves, major repairs, replacement items and occupancy rates in hard copy and on diskette);

(ii) current real estate tax bills and historical real estate tax bills of record for the Mortgaged Property for not less than the three preceding years;

(iii) the most recent annual financial statements and unaudited quarterly financial statements; and

(iv) such other financial information as is customarily required by institutional lenders for loans similar in size and type as the Loan.

The annual financial statements relating to the Mortgaged Property and Borrower shall be either (x) audited by a “Big Four” accounting firm or another firm of certified public accountants reasonably acceptable to Lender or (y) prepared in accordance with agreed upon procedures reasonably acceptable to Lender to be performed by a “Big Four” accounting firm or another firm of certified public accountants reasonably acceptable to Lender to create similar information.

(p) Pro-Forma Financial Statement; Operating Budget. Lender shall have received (i) the initial pro-forma financial statement and Operating Budget for the Mortgaged Property for the following twelve months (including on an annual and monthly basis a break-down of projected Gross Revenues, Property Expenses, Capital Improvement Costs, FF&E Costs, Advance Bookings and average occupancy level (expressed as a percentage)), (ii) a financial statement that forecasts projected revenues and operating expenses for not less than three years (including the assumptions used in such forecast), and (iii) any local market study and/or research and demographics report prepared for Borrower and/or commercially available.

(q) Site Inspection. Borrower shall have provided to Lender the opportunity to perform, or cause to be performed on its behalf, an on-site due diligence review of the Mortgaged Property, which inspection is satisfactory to Lender.

(r) Mortgaged Property Documents.

(i) Mortgage; Assignment of Profits and Leases. Borrower shall have executed and delivered to Lender the Mortgage and the Assignment of Profits and Leases with respect to the Mortgaged Property and the Mortgage and Assignment of Profits and Leases shall have been filed of record in the appropriate filing office in the jurisdiction in which the Mortgaged Property is located or irrevocably delivered to a title agent for such recordation.

(ii) Financing Statements. Borrower shall have executed and delivered to Lender all financing statements required by Lender pursuant hereto and such financing statements shall have been filed of record in the appropriate filing offices in each of the appropriate jurisdictions or irrevocably delivered to a title agent for such recordation.

(iii) Manager’s Subordination. Lender shall have received the executed Management Agreement for the Mortgaged Property and the Manager shall have executed and delivered to Lender the Manager’s Subordination to Lender.

(iv) Licensor Tri-Party Agreement. Lender shall have received the executed License Agreement for the Mortgaged Property and the Manager shall have executed and delivered to Lender the Licensor Tri-Party Agreement to Lender.

(v) Contract Assignment. With respect to the Mortgaged Property, Borrower shall have executed and delivered to Lender a Contract Assignment with respect to the Mortgaged Property.

(s) Opinions of Counsel. Lender shall have received from counsel to Borrower reasonably acceptable to Lender in the state in which the Mortgaged Property is located its legal opinion in form and substance satisfactory to Lender, as to (i) the enforceability of the Mortgage, the Assignment of Profits and Leases and any other Loan Documents governed by the law of such jurisdiction, (ii) perfection of Liens and security interests and (iii) other matters referred to therein with respect to the Mortgaged Property. The legal opinion will be addressed to Lender and its successors and assigns, dated the Closing Date, and in form and substance reasonably satisfactory to Lender and its counsel.

(t) Insurance. Lender shall have received certificates of insurance demonstrating insurance coverage in respect of the Mortgaged Property of types, in amounts, with insurers and otherwise in compliance with the terms, provisions and conditions set forth in this Agreement. Such certificates shall indicate that Lender is a named additional insured and shall contain a loss payee endorsement in favor of Lender with respect to the property policies required to be maintained under this Agreement.

(u) Title Insurance Policy. Lender shall have received countersigned pro forma title policies or marked binders constituting the unconditional commitment (in form and substance reasonably satisfactory to Lender) to issue the Title Insurance Policy covering the Mortgaged Property with an aggregate amount at least equal to the Loan Amount.

(v) Lien Search Reports. Lender shall have received satisfactory reports of UCC (collectively, the “UCC Searches”), tax lien, judgment and litigation searches and title updates conducted by the companies issuing the Title Insurance Policy with respect to the Collateral, Guarantor and Borrower, such searches to be conducted in each of the locations required by Lender.

(w) Consents, Licenses, Approvals, etc. Lender shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by Borrower and Guarantor and the validity and enforceability, of the Loan Documents, and such consents, licenses and approvals shall be in full force and effect.

(x) Additional Real Estate Matters. Lender shall have received such other real estate related certificates and documentation relating to the Mortgaged Property as Lender may have reasonably requested. Such documentation shall include the following as requested by Lender and to the extent reasonably available:

(i) certificates of occupancy issued by the appropriate Governmental Authority of the jurisdiction in which the Mortgaged Property is located reflecting, and consistent with, the use of the Mortgaged Property as of the Closing Date;

(ii) letters from the appropriate local Governmental Authorities of the jurisdiction in which the Mortgaged Property is located, certifying that the Mortgaged Property is in compliance with all applicable zoning laws, rules and regulations, and a zoning endorsement to the Title Insurance Policy with respect to the Mortgaged Property or any opinion of zoning counsel to such effect; and

(iii) certified copies of the License Agreement and the Management Agreement.

(y) Closing Statement. Lender and Borrower shall have agreed upon a detailed closing statement in a form reasonably acceptable to Lender, which includes a complete description of Borrower’s sources and uses of funds on the Closing Date.

(z) Loan to Value Ratio. Lender shall have determined that the Loan Amount is not greater than thirty-nine percent (39%) of the aggregate value of the Mortgaged Property as set forth in the Appraisal delivered on or prior to the Closing Date.

Section 3.2. Execution and Delivery of Agreement. The execution and delivery of this Agreement by each party to this Agreement shall be deemed to constitute the satisfaction or waiver of the conditions set forth in Section 3.1; provided, that any such deemed satisfaction or waiver shall be solely for the purposes of Section 3.1 and shall not be deemed or construed to constitute a waiver of any other provision of this Agreement or of any provisions of any of the other Loan Documents, including, without limitation, any undelivered items undertaking or agreement or other post-closing agreement or undertaking entered into by Borrower and/or Guarantor.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES

Section 4.1. Representations and Warranties as to Borrower. Borrower represents and warrants that, as of the Closing Date:

(a) Organization. Borrower (i) is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own its property (including, without limitation, the Mortgaged Property) and to carry on its business as now being conducted and is qualified to do business in the jurisdiction in which the Mortgaged Property is located, and (iii) has the requisite power to execute and deliver, and perform its obligations under, this Agreement, the Note and all of the other Loan Documents to which it is a party.

(b) Authorization; No Conflict; Consents and Approvals. The execution and delivery by Borrower of this Agreement, the Note and each of the other Loan Documents, Borrower’s performance of its obligations hereunder and under the other Loan Documents and the creation of the security interests and liens provided for in this Agreement and the other Loan Documents to which it is a party (i) have been duly authorized by all requisite action on the part of Borrower, (ii) will not violate any provision of any Legal Requirements, any order of any court or other Governmental Authority, the Organizational Agreement or any indenture or, except for any violations which would not reasonably be expected to have a Material Adverse Effect, and (iii) will not be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any Lien of any nature whatsoever upon the Mortgaged Property pursuant to, any such indenture or agreement or material instrument other than the Loan Documents. Other than those obtained or filed on or prior to the Closing Date, and those to be obtained or filed in the ordinary course and conduct of Borrower’s business at the Mortgaged Property, Borrower is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority or other agency in connection with or as a condition to the execution, delivery or performance of this Agreement, the Note or the other Loan Documents executed and delivered by Borrower.

(c) Enforceability. This Agreement, the Note and each other Loan Document executed by Borrower in connection with the Loan (including, without limitation, any Collateral Security Instrument), is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles. This Agreement, the Note and such other Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower (including the defense of usury), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

(d) Litigation. Except as set forth on Schedule 3, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending and served or, to the Actual Knowledge of Borrower, threatened against Borrower or any Collateral, which actions, suits or proceedings are reasonably likely to result in a Material Adverse Effect.

(e) Agreements. Borrower is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or any Collateral is bound which default is reasonably likely to have a Material Adverse Effect. Other than the Permitted Encumbrances, Borrower is not a party to any agreement or instrument or subject to any restriction which restricts such Person’s ability to conduct its business in the ordinary course and is reasonably likely to have a Material Adverse Effect.

(f) No Bankruptcy Filing. Neither Borrower nor Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a material portion of its assets or property. To the Actual Knowledge of Borrower, no Person is contemplating the filing of any such petition against Borrower or Guarantor.

(g) Solvency. Giving effect to the transactions contemplated hereby, the fair market value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities (including, without limitation, subordinated, unliquidated, disputed and contingent liabilities). The fair market value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities (including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured). Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

(h) Other Debt. Borrower has not borrowed or received other debt financing whether unsecured or secured by the Mortgaged Property or any part thereof which is outstanding as of the Closing Date, other than as permitted under the Loan Agreement. As of the Closing Date, Borrower has no Other Borrowings other than trade debt or equipment or finance leases expressly permitted under Article VIII of this Agreement.

(i) Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. To the Actual Knowledge of Borrower, no financial statements or any other document, certificate or written statement furnished to Lender by Borrower or Guarantor, or by any third party on behalf of Borrower or Guarantor, for use in connection with the Loan contains any untrue representation, warranty or statement of a fact, and none omits or will omit to state a fact necessary in order to make the statements contained herein or therein not misleading in any material respect. To the Actual Knowledge of Borrower, there is no fact that has not been disclosed to Lender that is reasonably likely to result in a Material Adverse Effect.

(j) Financial Information. All financial statements and other data concerning Borrower, Guarantor and the Mortgaged Property that have been delivered by or on behalf of Borrower or Guarantor to Lender are true, complete and correct in all material respects as of the respective dates thereof and, except as disclosed on Schedule 3 attached hereto, have been prepared in accordance with GAAP. Since the delivery of such data, except as otherwise disclosed in writing to Lender, there has been no change in the financial position of Borrower, Guarantor or the Mortgaged Property, or in the results of operations of Borrower or Guarantor, which change results or is reasonably likely to result in a Material Adverse Effect. Neither Borrower nor Guarantor has incurred any obligation or liability, contingent or otherwise, not reflected in such financial data, which is likely to have a Material Adverse Effect upon its business operations or the Mortgaged Property.

(k) Investment Company Act; Public Utility Holding Company Act. Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, (ii) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (iii) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money in accordance with this Agreement.

(l) Compliance. Borrower is in compliance with all applicable Legal Requirements, except for noncompliance that is not reasonably likely to have a Material Adverse Effect. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority except for defaults or violations which are not reasonably likely to have a Material Adverse Effect.

(m) Use of Proceeds; Margin Regulations. Borrower will use the proceeds of the Loan for the purposes described in Section 2.2. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements.

(n) Organizational Chart. The organizational chart set forth as Schedule 2 accurately sets forth the direct and indirect ownership structure of Borrower.

(o) No Defaults. No Event of Default or, to the Actual Knowledge of Borrower, Default, exists under or with respect to any Loan Document.

(p) Plans and Welfare Plans. The assets of Borrower are not treated as “plan assets” under regulations currently promulgated under ERISA. Except to the extent it would not have a Material Adverse Effect, neither Borrower nor any ERISA Affiliate sponsors, maintains, contributes to or is required to contribute to any Plan or Multiemployer Plan nor has Borrower or any ERISA Affiliate sponsored, maintained, contributed to or been required to contribute to any Plan or Multiemployer Plan within the past six years. Except to the extent it would not have a Material Adverse Effect, (i) there are no pending issues or claims before the Internal Revenue Service, the United States Department of Labor or any court of competent jurisdiction related to any Plan or Welfare Plan, (ii) no event has occurred, and there exists no condition or set of circumstances, in connection with any Plan or Welfare Plan which will subject Borrower directly or indirectly (through an indemnification agreement or otherwise), to any liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code, and (iii) no Welfare Plan provides or will provide benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employee of Borrower beyond his or her retirement or other termination of service other than (A) coverage mandated by applicable law, (B) death or disability benefits that have been fully provided for by fully paid up insurance or (C) severance benefits.

(q) Additional Borrower UCC Information. Borrower’s organizational identification number is 4471366 and the full legal name of Borrower is as set forth on the signature pages hereof, and Borrower has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name).

(r) Not Foreign Person. Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

(s) Labor Matters. Borrower is not a party to any collective bargaining agreements.

(t) Pre-Closing Date Activities. Borrower has not conducted any business or other activity on or prior to the Closing Date, other than in connection with the acquisition, development, management and ownership of the Mortgaged Property.

(u) No Bankruptcies or Criminal Proceedings Involving Borrower or Related Parties. No bankruptcy, insolvency, reorganization or comparable proceedings have ever been instituted by or against Borrower, Guarantor, Manager, any Affiliate of Borrower, Guarantor or any individual or entity owning, with his, her or its family members, twenty percent (20%) or more of the direct, or indirect beneficial ownership interests in Borrower (each such Guarantor, individual, or entity being herein referred to as a “Principal”), and no such proceeding is now pending or, to the Actual Knowledge of Borrower, contemplated. None of Borrower, Manager or any Principal have been charged, indicted or convicted, or are currently under the threat of charge, indictment or conviction, for (i) any felony or (ii) any crime which involves fraud or which involves any act that is reasonably likely to have a Material Adverse Effect on the business operations or condition (financial or otherwise) of Borrower, Manager, or the value of the Mortgaged Property.

(v) No Prohibited Persons. Neither Borrower, Manager, Guarantor nor any of their respective officers, directors, members or Affiliates is or will be an entity or person: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 (“EO13224”); (ii) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t11sdn.pdf) (the “OFAC List”); (iii) who commits, threatens to commit or supports “terrorism”, as that term is defined in EO 13224; or (iv) who is otherwise affiliated with any entity or person listed above (any and all parties or persons described in clauses (i) through (iv) above are herein referred to as a “Prohibited Person”). To the Actual Knowledge of Borrower, no tenant at the Mortgaged Property currently is identified on the OFAC List or otherwise qualifies as a Prohibited Person and no tenant at the Mortgaged Property is owned by or an Affiliate of a Prohibited Person. Borrower and Manager have implemented and will continue to follow procedures to ensure that no tenant at the Mortgaged Property is a Prohibited Person or owned by or an Affiliate of a Prohibited Person.

Section 4.2. Representations and Warranties as to the Mortgaged Property. Borrower hereby represents and warrants to Lender that, as to the Mortgaged Property and the Mortgage, as of the Closing Date:

(a) Title to the Mortgaged Property. Borrower owns good, marketable and insurable fee simple title to the Land and Improvements, free and clear of all Liens, other than the Permitted Encumbrances and except as disclosed on Schedule 3. Borrower owns the Personalty free and clear of any and all Liens, other than Permitted Encumbrances. There are no outstanding options to purchase or rights of first refusal affecting the Mortgaged Property or any portion thereof or interest therein.

(b) Utilities and Public Access. Except as disclosed on Schedule 3, (i) the Mortgaged Property has adequate rights of access to public ways and is served by public water, electric, sewer, sanitary sewer and storm drain facilities; (ii) all public utilities necessary to the continued use and enjoyment of the Mortgaged Property as presently used and enjoyed are located in valid easements or in the public right-of-way abutting the premises; and (iii) all roads necessary for the full utilization of the Mortgaged Property for its current purpose have been completed and dedicated to public use and accepted by all Governmental Authorities or are the subject of access easements for the benefit of the Mortgaged Property.

(c) Condemnation. No Taking has been commenced or, to the best of Borrower’s knowledge, is contemplated with respect to all or any portion of the Mortgaged Property or for the relocation of roadways providing access to the Mortgaged Property.

(d) Compliance. The Mortgaged Property and the current use thereof is in compliance with all applicable Legal Requirements (including, without limitation, building, parking, subdivision, land use, health, fire, safety and zoning ordinances and codes) and all applicable Insurance Requirements, except for noncompliance which is not reasonably likely to result in a Material Adverse Effect. The Mortgaged Property is zoned for its current use or subject to a special use permit which permits its current use, which zoning designation or, subject to the terms thereof, special use permit, is unconditional, in full force and effect, and is beyond all applicable appeal periods. In the event that all or any part of the Improvements located on the Mortgaged Property are destroyed or damaged, said Improvements can be legally reconstructed to their condition prior to such damage or destruction, and thereafter exist for the same use without violating (after taking into account the effect of any special use permit) any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits (other than any special use permits now in effect), other than customary demolition, building and other construction related permits. No legal proceedings are pending or, to the Actual Knowledge of Borrower, threatened with respect to the zoning of the Mortgaged Property except as initiated by Borrower in connection with the activities described in Section 2.11. Except as set forth in the Permitted Encumbrances and/or any permit for a planned unit development affecting the Mortgaged Property, neither the zoning nor any other right to construct, use or operate the Mortgaged Property is in any way dependent upon or related to any real estate other than the Mortgaged Property. Except as contemplated by Section 2.11, no tract map, parcel map, condominium plan, condominium declaration, or plat of subdivision will be recorded by Borrower with respect to the Mortgaged Property without Lender’s prior written consent.

(e) Environmental Compliance. Except for matters set forth in the Environmental Reports delivered to Lender in connection with the Loan (true, correct and complete copies of which have been provided to Lender by Borrower):

(i) The Mortgaged Property is in full compliance with all applicable Environmental Laws except for noncompliance which would not reasonably be expected to result in a Material Adverse Effect.

(ii) There is no material Environmental Claim pending or, to the Actual Knowledge of Borrower, threatened, and no unpaid, material penalties arising under Environmental Laws have been assessed against Borrower, Manager or the Mortgaged Property, or, to the Actual Knowledge of Borrower, against any Person whose liability for any material Environmental Claim Borrower or Manager has retained or assumed either contractually or to the Actual Knowledge of Borrower, by operation of law, and to the Actual Knowledge of Borrower, no material investigation or review is pending or threatened by any Governmental Authority, citizens group, employee or other Person with respect to any alleged failure by Borrower or Manager or the Mortgaged Property to have any material permit, license or other authorization required under, or to otherwise comply with, any applicable Environmental Law or with respect to any alleged material liability of Borrower or Manager for any Use or Release of any Hazardous Substances.

(iii) To the Actual Knowledge of Borrower, there are no present and there have been no past material Releases of any Hazardous Substances that are reasonably likely to form the basis of any material Environmental Claim against Borrower, the Manager, the Mortgaged Property or against any Person whose liability for any material Environmental Claim Borrower or the Manager has retained or assumed either contractually or to the Actual Knowledge of Borrower, by operation of law (other than Hazardous Substances present or otherwise being used in amounts that are customary for properties such as the Mortgaged Property and for purposes that are typical for properties such as the Mortgaged Property and in all cases are utilized in compliance with applicable Environmental Law in all material respects).

(iv) Without limiting the generality of the foregoing, to the Actual Knowledge of Borrower, there is not present at, on, in or under the Mortgaged Property, any Hazardous Substances (including, without limitation, PCB-containing (at least 50 parts per million) equipment, friable asbestos or friable asbestos containing materials, underground storage tanks or surface impoundments for Hazardous Substances, lead based paint or, to the extent reasonably likely to result in a Materially Adverse Effect, lead in drinking water) (other than Hazardous Substances present or otherwise being used in amounts that are customary for properties such as the Mortgaged Property and for purposes that are typical for properties such as the Mortgaged Property and in all cases are utilized in compliance with applicable Environmental Law in all material respects) or any fungus, mold, mildew or biological agent, except, for the purposes of this Section 4.2(e)(iv) in amounts which are not, and under circumstances which are not, reasonably likely to materially adversely affect the value or utility of the Mortgaged Property.

(v) No liens are presently recorded with the appropriate land records under or pursuant to any applicable Environmental Law with respect to the Mortgaged Property and to the Actual Knowledge of Borrower, no Governmental Authority has been taking or, is in the process of taking any action that could subject the Mortgaged Property to Liens under any applicable Environmental Law.

(vi) There have been no potentially material reports of environmental investigations, studies, audits, reviews or other analyses conducted by or that are in the possession of Borrower (or any Affiliate of Borrower, or to Borrower’s knowledge, Manager or any Affiliate of Manager) in relation to the Mortgaged Property which have not been made available to Lender.

(f) Mortgage and Other Liens. To the Actual Knowledge of Borrower, the Mortgage creates a valid and enforceable first priority Lien on the Mortgaged Property described therein, as security for the repayment of the Indebtedness, subject only to the Permitted Encumbrances, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles. To the Actual Knowledge of Borrower, this Agreement and the other Loan Documents create a valid and enforceable first priority Lien on all Collateral and Account Collateral, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles. To the Actual Knowledge of Borrower, each Collateral Security Instrument establishes and creates a valid, subsisting and enforceable Lien on and a security interest in, or claim to, the rights and property described therein, subject to bankruptcy, insolvency, and other limitations on creditors’ rights generally and to equitable principles. To the Actual Knowledge of Borrower, all property covered by any Collateral Security Instrument in which a security interest can be perfected by the filing of a financing statement is subject to a UCC financing statement filed and/or recorded, as appropriate (or irrevocably delivered to an agent for such recordation or filing) in all places necessary to perfect a valid first priority Lien with respect to the rights and property that are the subject of such Collateral Security Instrument to the extent governed by the UCC.

(g) Assessments. Except as contemplated under the Permitted Encumbrances, there are no pending or, to the Actual Knowledge of Borrower, proposed special or other assessments for public improvements or otherwise affecting the Mortgaged Property, nor, except as set forth on Schedule 3 or as contemplated by Section 2.17, are there any contemplated improvements to the Mortgaged Property that may result in such special or other assessments.

(h) No Joint Assessment; Separate Lots. Borrower has not suffered, permitted or initiated the joint assessment of the Land and Improvements with any other real property constituting a separate tax lot. The Land and Improvements are comprised of one or more parcels, each of which constitutes a separate tax lot or lots and none of which constitutes a portion of any other tax lot.

(i) No Prior Assignment. Lender is the collateral assignee of Borrower’s interests pledged under the Contracts Assignment. There are no prior assignments of the collateral pledged thereunder which are presently effective.

(j) Permits; Certificate of Occupancy. Borrower has obtained all Permits necessary to the use and operation of the Mortgaged Property, except for noncompliance which is not reasonably expected to result in a Material Adverse Effect and copies of such Permits have been delivered to Lender. The use being made of the Mortgaged Property is in conformity with the certificate of occupancy and/or such Permits for such Mortgaged Property and any other restrictions, covenants or conditions affecting such Mortgaged Property, except for noncompliance which is not reasonably likely to result in a Material Adverse Effect.

(k) Flood Zone. Except as shown on the Survey, neither the Mortgaged Property nor any portion thereof is located in a flood hazard area as defined by the Federal Insurance Administration.

(l) Physical Condition. Except as set forth in the Property Condition Assessment, to the Actual Knowledge of Borrower, the Mortgaged Property is free of structural defects which would reasonably be expected to have a Material Adverse Effect and all Improvements, including the building systems contained therein are in good working order subject to ordinary wear and tear.

(m) Advance Bookings Deposits. Borrower and the Manager are in compliance in all material respects with all Legal Requirements relating to all Advance Bookings Deposits with respect to the Mortgaged Property, except for non-compliance which is not reasonably expected to have a Material Adverse Effect on Borrower or the Mortgaged Property.

(n) Intellectual Property. Attached hereto as Schedule 5 is a true, correct and complete listing of all material Intellectual Property. All material Intellectual Property is in good standing and uncontested. Other than those conferred under the License Agreement, there is no right under any Intellectual Property necessary to the business of Borrower as presently conducted or as Borrower contemplates conducting its business which Borrower does not have. Except as set forth on Schedule 3, Borrower has not infringed, is not infringing, and has not received notice of infringement with respect to asserted Intellectual Property of others. To the Actual Knowledge of Borrower, there is no infringement by others of material Intellectual Property of Borrower.

(o) No Encroachments. Except as shown on the Survey and except to the extent the same is not likely to have a Material Adverse Effect, to the Actual Knowledge of Borrower, (i) all of the Improvements which were included in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property, (ii) no improvements on adjoining properties encroach upon the Mortgaged Property, and (iii) no Improvements encroach upon any easements or other encumbrances affecting the Mortgaged Property except in conformity with the terms or such easements or such other encumbrances.

(p) Management Agreement and License Agreement. The Management Agreement and License Agreement are in full force and effect. There is no default, breach or violation existing thereunder by Borrower or Manager or Licensor.

(q) Leases. The Mortgaged Property is not subject to any Leases. No portion of the Mortgaged Property is occupied by any Affiliate of Borrower.

(r) No Other Real Property. Except for the Land and Improvements and public streets and sidewalks, and except to the extent set forth in any Permitted Encumbrance, neither Borrower nor Manager uses or occupies any other material real property in connection with the operation, occupancy and management of the Mortgaged Property and all amenities (including parking and any recreational facilities) made available to guests and other users of the Mortgaged Property. The Land and Improvements include all of the interests in real property used or proposed to be used for the Mortgaged Property, except to the extent set forth in any Permitted Encumbrance.

(s) Personal Property. Except for the Equipment, the Inventory, Case Goods, Soft Goods, Fixed Asset Supplies, furnishings, leasehold improvements, fixtures, cash on hand in the Mortgaged Property, and property of transient hotel guests and tenants, no material tangible personal property is located within the Mortgaged Property, or used or proposed to be used in the Mortgaged Property. Borrower has good title to all Equipment (except for permitted Equipment leased under equipment Leases and financing leases in accordance with Sections 8.1(e) and/or 5.1(t)) and Inventory free and clear of all Liens, except the Permitted Encumbrances.

(t) Fees, Royalties, Commissions and Compensation. Except as provided under the Management Agreement and the License Agreement, the Manager and Licensor have no right or claim to any fees, commissions, royalties, license fees, compensation or other remuneration in connection with or arising out of the use, occupancy, management, and operation of the Mortgaged Property and no brokerage commissions, license fees or similar compensation are or will become due by Borrower to any Person (and the Mortgaged Property shall not be subject to claims with respect thereto) in connection with the operation or management of the Mortgaged Property.

Section 4.3. Survival of Representations. Borrower agrees that (i) all of the representations and warranties of Borrower set forth in Section 4.1 and 4.2 and in the other Loan Documents delivered on the Closing Date are made as of the Closing Date, and (ii) all representations and warranties made by Borrower shall survive the delivery of the Note and making of the Loan and continue for so long as any amount remains owing to Lender under this Agreement, the Note or any of the other Loan Documents; provided, however, that the representations set forth in Section 4.2(e) shall survive in perpetuity. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on Lender’s behalf.

ARTICLE V.

AFFIRMATIVE COVENANTS

Section 5.1. Affirmative Covenants. Borrower covenants and agrees that, from the date hereof and until payment in full of the Indebtedness:

(a) Existence; Compliance with Legal Requirements: Insurance. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence as a limited liability company, and any rights, licenses, Permits and franchises necessary for the conduct of its business, except those not reasonably likely to cause a Material Adverse Effect, and will comply, except for noncompliance not reasonably likely to cause a Material Adverse Effect, with all Legal Requirements and Insurance Requirements applicable to it and to the Mortgaged Property. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property necessary for the continued conduct of its business and keep the Mortgaged Property in good repair, working order and condition, except for reasonable wear and use (and except for casualty losses as to which other provisions hereof shall govern), and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto.

(b) Basic Carrying Costs and Other Claims; Contest.

(i) Subject to Borrower’s contest rights set forth in Section 5.1(b)(ii) below, Borrower will pay or cause to be paid when due (A) all Basic Carrying Costs with respect to Borrower and the Mortgaged Property; (B) all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of the Mortgaged Property or its other properties or assets (hereinafter referred to as the “Lien Claims”); and (C) all federal, state and local income taxes, sales taxes, excise taxes and all other taxes and assessments of Borrower on its business, income or assets; in each instance before any penalty or fine is incurred with respect thereto. Borrower’s obligation to pay Basic Carrying Costs pursuant to this Agreement shall include, to the extent permitted by applicable law, Impositions resulting from future changes in law which impose upon Lender an obligation to pay any property taxes on the Mortgaged Property or other Impositions.

(ii) Borrower shall not be required to pay, discharge or remove any Imposition or Lien Claim, so long as Borrower contests in good faith such Imposition or Lien Claim or the validity, applicability or amount thereof by an appropriate legal proceeding which operates to prevent the collection of such amounts and the sale of the Mortgaged Property or any portion thereof, so long as:

(A) the Indebtedness shall not have been accelerated, if an Event of Default shall have occurred and be continuing;

(B) prior to the date on which such Imposition or Lien Claim would otherwise have become delinquent, Borrower shall have given Lender prior written notice of its intent to contest said Imposition or Lien Claim and either: (1) if permitted by applicable Legal Requirements, bonded over the same to the reasonable satisfaction of Lender; or (2) deposited with Lender (or with a court of competent jurisdiction or other appropriate body approved by Lender) such additional amounts as are necessary to keep on deposit at all times (taking into account any funds on deposit in the Operating Expense Account), an amount equal to at least one hundred twenty five percent (125%) (or such higher amount as may be required by applicable law) of the total of: (x) the balance of such Imposition or Lien Claim then remaining unpaid; and (y) all interest, penalties, costs and charges accrued or accumulated thereon, together with such other security as may be required in the proceeding, or as may be required by Lender, to insure the payment of any such Imposition or Lien Claim and all interest and penalties thereon; provided, that notwithstanding the foregoing, with respect to Impositions or Lien Claims in an amount not in excess of $200,000, Borrower shall not be required to deposit such amounts with Lender, so long as Borrower demonstrates to the reasonable satisfaction of Lender that Borrower has otherwise reserved such funds or such funds are otherwise available to Borrower;

(C) no risk of sale, forfeiture or loss of any interest in the Mortgaged Property or any part thereof arises, in Lender’s judgment, during the pendency of such contest;

(D) such contest does not, in Lender’s determination, have a Material Adverse Effect;

(E) such contest is based on bona fide, material, and reasonable claims or defenses;

(F) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; and

(G) Borrower shall have obtained such endorsements to the Title Insurance Policy with respect to such Imposition or Lien Claim as Lender may reasonably require (or escrowed with a title insurance company funds sufficient to obtain such endorsements pursuant to escrow arrangements reasonably satisfactory to Lender).

Any such contest shall be prosecuted with due diligence, and Borrower shall promptly pay the amount of such Imposition or Lien Claim as finally determined, together with all interest and penalties payable in connection therewith. Lender shall have full power and authority, but no obligation, to apply any amount deposited with Lender under this subsection to the payment of any unpaid Imposition or Lien Claim to prevent the sale or forfeiture of the Mortgaged Property for non-payment thereof, if Lender reasonably believes that such sale or forfeiture is threatened. Any surplus retained by Lender after payment of the Imposition or Lien Claim for which a deposit was made shall be promptly repaid to Borrower unless an Event of Default shall have occurred, in which case said surplus may be retained by Lender to be applied as Lender, in its discretion, may elect.

(c) Litigation. Borrower shall give prompt written notice to Lender of any material litigation or governmental proceedings pending or threatened (in writing) against Borrower, or the Mortgaged Property, other than personal injury or other litigation which is covered by insurance, eviction matters with respect to tenants or occupants (in which no counterclaims for material damages or liabilities are made against Borrower), and matters related to enforcement of building or zoning codes (as long as the Mortgaged Property is in material compliance with such building and zoning codes).

(d) Environmental Remediation.

(i) If any investigation, site monitoring, cleanup, removal, restoration or other remedial work of any kind or nature is required pursuant to an order or directive of any Governmental Authority or under any applicable Environmental Law, because of or in connection with the current or future presence, suspected presence, Release or suspected Release of a Hazardous Substance on, under or from the Mortgaged Property or any portion thereof (collectively, the “Remedial Work”), Borrower shall promptly commence and diligently prosecute to completion all such Remedial Work, and shall conduct such Remedial Work in accordance with all applicable Environmental Laws that impose legally binding obligations governing such Remedial Work, including without limitation the National Contingency Plan promulgated under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”), if applicable. In all events, such Remedial Work shall be commenced within such period of time as required under any applicable Environmental Law. If any fungus, mold, mildew or other biological agent is present at the Mortgaged Property in a manner or at a level that is reasonably likely to materially adversely affect the value or utility of the Mortgaged Property or that poses a significant adverse health risk to an average person, Borrower shall promptly commence and diligently prosecute to completion the remediation of such condition so as to eliminate the reasonable likelihood of a material adverse effect or a significant adverse health risk to an average person to the reasonable satisfaction of Lender or its servicer, which shall also constitute Remedial Work. In all events, such Remedial Work shall be commenced within such period of time as required under any applicable Environmental Law; provided, however, that Borrower shall not be required to commence such Remedial Work within the above specified time periods: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time periods would result in Borrower or such Remedial Work violating any applicable Environmental Law or (z) if Borrower, at its expense and after prior notice to Lender, is contesting by appropriate legal, administrative or other proceedings conducted in good faith and with due diligence the need to perform Remedial Work, the scope of any Remedial Work, or any other legally contestable aspect of any Remedial Work, as long as (1) Borrower is permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither the Mortgaged Property nor any part thereof or interest therein shall be sold, forfeited or lost during such delay if Borrower does not perform the Remedial Work being contested, and Borrower would have the opportunity to do so, in the event of Borrower’s failure to prevail in the contest, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrower has not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither the Mortgaged Property nor any interest therein would be subject to the imposition of any lien for which Borrower has not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) Borrower shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that may result from Borrower’s failure to prevail in such contest in such amount as may be reasonably requested by Lender.

(ii) Except for immediate response situations described in clause (iii) below, if requested by Lender, all Remedial Work under clause (i) above shall be performed by contractors, and under the supervision of a consulting Engineer, each approved in advance by Lender which approval shall not be unreasonably withheld or delayed. Borrower shall pay all costs and expenses reasonably incurred in connection with such Remedial Work. If Borrower does not timely commence and diligently prosecute to completion the Remedial Work as provided in clause (i) above, Lender may (but shall not be obligated to), upon 30 days prior written notice to Borrower of its intention to do so, cause such Remedial Work to be performed. Borrower shall pay or reimburse Lender on demand for all reasonable expenses (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) reasonably relating to and incurred by Lender in connection with monitoring, reviewing or performing any Remedial Work in accordance herewith.

(iii) Borrower shall not commence any Remedial Work under clause (i) above, nor enter into any settlement agreement, consent decree or other legally binding obligation to resolve a material adverse claim without providing notice to Lender as provided in Section 5.1(f). Notwithstanding the foregoing, if the presence or threatened presence of Hazardous Substances on, under, about or emanating from the Mortgaged Property poses an immediate threat to the health, safety or welfare of any Person or the environment, or is of such a nature that an immediate response is necessary or required under applicable Environmental Law, Borrower may initiate and perform such activities without providing advance notice to Lender and complete all necessary Remedial Work. In such events, Borrower shall notify Lender as soon as practicable and, in any event, within three (3) Business Days, of any action taken.

(iv) In the event the Environmental Report recommends the development of any operation and maintenance program(s) for any recognized environmental condition at the Mortgaged Property (including, without limitation, mold abatement and preventative maintenance and measures, underground storage tanks asbestos and asbestos containing materials, lead-based paints and lead in water supplies) (each individually, and collectively, the “O & M Program”), Borrower shall develop each O & M Program, as reasonably approved by Lender, and shall, during the term of the Loan, comply in all material respects with the terms and conditions of each O & M Program.

(e) Environmental Matters: Inspection.

(i) Borrower shall not cause, and Borrower shall use commercially reasonable measures to prevent any other Person from causing any Hazardous Substances to be present on or under or to emanate from the Mortgaged Property, except under conditions permitted by applicable Environmental Laws (such as cleaning and operating materials, fuels and lubricants, and other items used in the ordinary course of business at the Mortgaged Property in material compliance with and in amounts not in excess of that permitted under applicable Environmental Laws) and, in the event that such prohibited Hazardous Substances are present on, under or emanate from the Mortgaged Property, or migrate onto or into the Mortgaged Property, Borrower shall to the extent required by applicable Environmental Law cause the removal or remediation of such Hazardous Substances, in accordance with this Agreement and as required by applicable Environmental Laws, either on its own behalf or by causing a tenant or other party legally responsible therefor to perform such removal and remediation. Borrower shall use commercially reasonable efforts to prevent, and to seek the remediation of, any migration of Hazardous Substances onto or into the Mortgaged Property from any adjoining property.

(ii) Upon reasonable prior written notice identifying the time, place and scope of a proposed inspection, Lender shall have the right at all reasonable times during normal business hours to enter upon and inspect environmental conditions with respect to all or any portion of the Mortgaged Property, provided that such inspections shall not unreasonably interfere with the operation or the tenants, customers, residents, occupants or other authorized users of the Mortgaged Property and shall be appropriate in scope and location to the proposed inspection. If Lender has reasonable grounds to suspect that Remedial Work may be required, Lender shall notify Borrower and, thereafter, may select a consulting Engineer to conduct and prepare reports of such inspections (with reasonable prior written notice to Borrower of the scope and location of such inspection prior to the commencement of such inspection). Borrower shall be given a reasonable opportunity to review any reports, data and other documents or materials reviewed or prepared by the Engineer, and to submit comments and suggested revisions or rebuttals to same before they are issued in final form. The inspection rights granted to Lender in this Section 5.1(e) shall be in addition to, and not in limitation of, any other inspection rights granted to Lender in this Agreement, and shall expressly include the right (if Lender reasonably suspects that Remedial Work may be required) to conduct soil borings, establish ground water monitoring wells and conduct other customary environmental tests, assessments and audits to the extent such activities are reasonably related to the scope of the suspected Remedial Work.

(iii) Borrower agrees to bear and shall pay or reimburse Lender on demand for all sums reasonably advanced and reasonable expenses incurred (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) reasonably relating to and incurred by Lender in connection with, the inspections and reports described in this Section 5.1(e) (to the extent such inspections and reports relate to the Mortgaged Property) in the following situations:

(x) If Lender has reasonable grounds to believe, at the time any such inspection is ordered, that there exists an occurrence or condition that could reasonably be expected to lead to a material Environmental Claim;

(y) If any such inspection reveals an occurrence or condition that is reasonably likely to lead to a material Environmental Claim with respect to the Mortgaged Property; or

(z) If an Event of Default with respect to the Mortgaged Property exists at the time any such inspection is ordered, and such Event of Default relates to any representation, covenant or other obligation pertaining to Hazardous Substances, Environmental Laws or any other environmental matter.

(f) Environmental Notices. To the extent Borrower has actual notice of any of the following, Borrower shall promptly provide notice to Lender of:

(i) a material Environmental Claim asserted by any Governmental Authority against Borrower, or any Affiliate of Borrower, or with respect to the Mortgaged Property with respect to any Hazardous Substance on, in, under or emanating from the Mortgaged Property;

(ii) any proceeding, investigation or inquiry commenced or threatened in writing by any Governmental Authority, against Borrower, any Affiliate of Borrower, or with respect to the Mortgaged Property concerning the presence, suspected presence, Release or threatened Release of Hazardous Substances from or onto, in or under any property not owned by Borrower (including, without limitation, proceedings under the CERCLA);

(iii) a material Environmental Claim asserted or threatened against Borrower, against any other party occupying the Mortgaged Property or any portion thereof which become known to Borrower or against the Mortgaged Property;

(iv) the discovery by Borrower of a material occurrence or condition involving Hazardous Substances and on the Mortgaged Property or on any real property adjoining or in the vicinity of the Mortgaged Property giving rise to an obligation of Borrower to Lender hereunder; and

(v) the commencement or completion of any Remedial Work required pursuant to clause (d) above.

(g) Copies of Notices. Borrower shall transmit to Lender copies of any citations, orders, notices or other material written communications received from any Person and any notices, reports or other written communications submitted to any Governmental Authority with respect to the matters described in Section 5.1(f).

(h) Environmental Claims. Lender may join and participate in, as a party with separate counsel, any legal or administrative proceeding or action concerning the Mortgaged Property or any portion thereof under any applicable Environmental Law, if, in Lender’s reasonable judgment, such action or proceeding would expose Lender to a material liability and a conflict of interest exists which makes representation by counsel chosen by Borrower not advisable; provided, however, that Lender shall not participate in day-to-day decision making with respect to environmental compliance. Borrower shall pay or reimburse Lender on demand for all reasonable sums advanced and reasonable expenses incurred (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) by Lender in connection with any such action or proceeding.

(i) Environmental Indemnification. Borrower shall indemnify, reimburse, defend, and hold harmless Lender, and each of its respective parents, subsidiaries, Affiliates, shareholders, directors, officers, employees, representatives, agents, successors, assigns and attorneys (collectively, the “Indemnified Parties”) for, from, and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses (including, without limitation, interest, penalties, reasonable attorneys’ fees, disbursements and expenses, and reasonable consultants’ fees, disbursements and expenses (but excluding internal overhead, administrative, lost opportunity and similar costs of Lender)), asserted against, resulting to, imposed on, or incurred by any Indemnified Party, directly or indirectly, in connection with any of the following (except to the extent same are directly and solely caused by the gross negligence or willful misconduct of any Indemnified Party and except that any Indemnified Party shall not be indemnified against claims resulting from actions taken or events occurring with respect to the Mortgaged Property after Lender forecloses its Lien or security interest upon the Mortgaged Property or accepts a deed in lieu of foreclosure or is a so-called “mortgagee-in-possession” unless and to the extent such indemnification relates to any of the following which occurred while Borrower owned the Mortgaged Property):

(i) events, circumstances, or conditions which form the reasonable basis for an Environmental Claim;

(ii) any pollution or threat to human health or the environment involving Hazardous Substances that is related in any way to Borrower’s, Manager’s or any previous owner’s or operator’s management, use, control, ownership or operation of the Mortgaged Property, and whether occurring, existing or arising prior to or from and after the date hereof, and whether or not the pollution or threat to human health or the environment involving Hazardous Substances is described in the Environmental Reports;

(iii) any Environmental Claim against any Person whose liability for such Environmental Claim Borrower has assumed or retained either contractually or by operation of law; or

(iv) the breach of any representation, warranty or covenant set forth in Section 4.2(e) and Sections 5.1(d) through 5.1(i), inclusive.

The provisions of and undertakings and indemnification set forth in this Section 5.1(i) shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

(j) General Indemnity.

(i) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties for, from and against any and all claims, suits, liabilities (including, without limitation, strict liabilities), administrative and judicial actions and proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, expenses, judgments, awards, amounts paid in settlement, and litigation costs, of whatever kind or nature and whether or not incurred in connection with any judicial or administrative proceedings (including, but not limited to, reasonable attorneys’ fees and other reasonable costs of defense) (the “Losses”) imposed upon or incurred by or asserted against any Indemnified Parties (except as to any Indemnified Party to the extent same are directly and solely caused by the gross negligence or willful misconduct of such Indemnified Party) and directly or indirectly arising out of or in any way relating to any one or more of the following:

(A) any breach by Borrower of obligations under, or material misrepresentation contained in, this Agreement, the Note or any of the other Loan Documents;

(B) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in the Management Agreement and License Agreement or any Material Agreement prior to entry on the Mortgaged Property by Lender after an Event of Default;

(C) any and all lawful action that may be taken and is taken by Lender in connection with the enforcement of the provisions of this Agreement, the Note or any of the other Loan Documents, whether or not suit is filed in connection with same, or in connection with Borrower, Manager or any Affiliate of Borrower becoming a party to a voluntary or involuntary federal or state bankruptcy, insolvency or similar proceeding;

(D) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(E) any use, nonuse or condition in, on or about the Mortgaged Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways;

(F) any failure of the Mortgaged Property to be in compliance with any Legal Requirement;

(G) performance of any labor or services or the furnishing of any materials or other property in respect of the Mortgaged Property or any part thereof pursuant to provisions of this Agreement; and

(H) the failure of Borrower to file timely with the Internal Revenue Service an accurate Form 1099-B, Statement for Recipients of Proceeds from Real Estate, Broker and Barter Exchange Transactions, which may be required in connection with this Agreement.

Any amounts payable to an Indemnified Party by reason of the application of this Section 5.1(j)(i) shall become due and payable ten (10) days after written demand and shall bear interest at the Default Rate from the tenth (10th) day after demand until paid.

(ii) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any of the Indemnified Parties and directly or indirectly arising out of or in any way relating to any tax on the making and/or recording of this Agreement, the Note or any of the other Loan Documents.

(iii) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs) that the Indemnified Parties may incur, directly or indirectly, as a result of a default under Borrower’s covenants with respect to ERISA and employee benefits plans contained herein, including, without limitation, any costs or expenses incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s reasonable discretion).

(iv) Promptly after receipt by an Indemnified Party under this Section 5.1(j) of notice of the making of any claim or the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made by such Indemnified Party against Borrower under this Section 5.1(j), notify Borrower in writing. In case any such claim is made or action is brought against any Indemnified Party and such Indemnified Party seeks or intends to seek indemnity from Borrower, Borrower will be entitled to participate in, and, to the extent that it may wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party; and, upon receipt of notice from Borrower to such Indemnified Party of its election so to assume the defense of such claim or action and only upon approval by the Indemnified Party of such counsel (such approval not to be unreasonably withheld or delayed), Borrower will not be liable to such Indemnified Party under this Section 5.1(j) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. Notwithstanding the preceding sentence, each Indemnified Party will be entitled to employ counsel separate from such counsel for Borrower and from any other party in such action if such Indemnified Party reasonably determines that a conflict of interest exists which makes representation by counsel chosen by Borrower not advisable. In such event, Borrower shall pay the reasonable fees and disbursements of such separate counsel. Borrower shall not, without the prior written consent of an Indemnified Party, which consent shall not be unreasonably withheld or delayed, voluntarily settle or consent to the entry of any judgment or otherwise enter into any legally binding obligation to resolve a material adverse claim with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not such Indemnified Party is an actual or potential party to such claim or action) unless such settlement or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding. Each Indemnified Party shall not enter into a settlement of or consent to the entry of any judgment with respect to any action, claim, suit or proceeding as to which an Indemnified Party would be entitled to indemnification hereunder without the prior written consent of Borrower.

The provisions of and undertakings and indemnification set forth in this Section 5.1(j) shall survive the satisfaction and payment of the Indebtedness and termination of this Agreement.

(k) Access to Mortgaged Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Mortgaged Property or any part thereof at such reasonable times as may be requested by Lender upon reasonable advance written notice (except during an Event of Default), subject, however, to the rights of Borrower, of the tenants and of other authorized users of the Mortgaged Property.

(l) Notice of Default. Borrower shall promptly advise Lender in writing of any change in Borrower’s condition, financial or otherwise, of which Borrower is aware, that is reasonably likely to have a Material Adverse Effect, or of the occurrence of any Default or Event of Default.

(m) Cooperate in Legal Proceedings. Except with respect to any claim by Borrower or Guarantor against Lender, Borrower shall reasonably cooperate with Lender with respect to any proceedings before any Governmental Authority that are reasonably likely to in any way materially affect the rights of Lender hereunder or any rights obtained by Lender under any of the Loan Documents and, in connection therewith, shall not prohibit Lender, at its election, from participating in any such proceedings.

(n) Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions required to be observed, performed or satisfied by it, and shall pay when due all costs, fees and expenses required to be paid by it, under the Loan Documents.

(o) Insurance Benefits. Borrower shall reasonably cooperate with Lender in obtaining for Lender the benefits of any Insurance Proceeds lawfully or equitably payable to Borrower or Lender in connection with the Mortgaged Property. Lender shall be reimbursed for any expenses reasonably incurred in connection therewith (including reasonable attorneys’ fees and disbursements, but excluding internal overhead, administrative and similar costs of Lender) out of such Insurance Proceeds, all as more specifically provided in this Agreement.

(p) Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(i) upon Lender’s reasonable request therefor given from time to time, pay for (a) reports of UCC, tax lien, judgment and litigation searches with respect to Borrower, and (b) searches of title to the Mortgaged Property, each such search to be conducted by search firms designated by Lender in each of the locations designated by Lender;

(ii) furnish to Lender all instruments, documents, certificates, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents;

(iii) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary, to evidence, preserve and/or protect the Collateral at any time securing or intended to secure the Note, as Lender may reasonably require (including, without limitation, tenant estoppel certificates, an amended or replacement Mortgage, UCC financing statements or Collateral Security Instruments), provided that none of the foregoing shall materially increase Borrower’s obligations or materially reduce Borrower’s rights under this Agreement or any other Loan Document; and

(iv) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.

(q) Management of Mortgaged Property.

(i) The Mortgaged Property shall be managed at all times by the current Manager or another manager reasonably satisfactory to Lender, pursuant to a Management Agreement reasonably approved in writing by Lender. Manager may be an Affiliate of Borrower, provided that: (a) the terms and conditions of such Manager’s engagement are at arm’s length, reasonable, competitive and customary in the applicable marketplace; and (b) Lender has approved such Manager and such terms and the related Management Agreement. Both the Manager and the Management Agreement, dated as of the date hereof, between Borrower and the Manager are approved by Lender. Borrower shall cause the Manager of the Mortgaged Property to agree that such Manager’s Management Agreement is subject and subordinate in all respects to the Indebtedness and to the Lien of the Mortgage as and to the extent set forth in the Subordination of Management Agreement. A Management Agreement may be terminated or assigned (1) by Borrower at any time in accordance with the provisions of such Management Agreement or otherwise so long as a successor or assignee Manager approved by Lender shall have been appointed and such successor Manager has (i) entered into (or assumed) a Management Agreement in form and substance approved by Lender, and (ii) has executed and delivered a Manager’s Subordination to Lender, and (2) with respect to a termination only, by Lender upon thirty (30) days’ prior written notice to Borrower and the Manager upon the occurrence and continuation of an Event of Default. Notwithstanding the foregoing, any successor manager selected hereunder by Lender or Borrower to manage the Mortgaged Property shall be a reputable management company having substantial experience in the management of real property of a similar type, size and quality in the state in which the Mortgaged Property is located. Borrower acknowledges and agrees that if a Securitization has occurred any consent or approval requested of Lender under this Section may be conditioned by Lender, at Lender’s discretion, upon Borrower first obtaining a Rating Confirmation with respect to such change in management, and Lender shall not be deemed to be acting unreasonably in requiring such a Rating Confirmation. Borrower further covenants and agrees that any manager of Mortgaged Property shall at all times while any Indebtedness is outstanding maintain worker’s compensation insurance as required by Governmental Authorities.

(ii) Borrower further covenants and agrees that the Mortgaged Property shall be operated pursuant to the Management Agreement and License Agreement and that Borrower shall: (w) promptly perform and/or observe all of the material covenants and agreements required to be performed and observed by it under the Management Agreement and License Agreement and do all things reasonably necessary to preserve and to keep unimpaired its material rights thereunder; (x) promptly notify Lender of any material default under the Management Agreement or License Agreement of which it is aware; (y) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice and report received by it under the Management Agreement and License Agreement, including, but not limited to, financial statements; and (z) promptly enforce the performance and observance of the material covenants and agreements required to be performed and/or observed by the Manager under the Management Agreement and the Licensor under the License Agreement.

(r) Financial Reporting.

(i) Borrower shall keep and maintain or shall cause to be kept and maintained on a Fiscal Year basis in accordance with GAAP consistently applied, books, records and accounts reflecting in reasonable detail all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Mortgaged Property and ownership of the Mortgaged Property and in connection with any services, equipment or furnishings provided in connection with the operation of the Mortgaged Property, whether such income or expense may be realized by Borrower or by any other Person whatsoever. Lender shall have the right from time to time at all times during normal business hours upon reasonable prior written notice to Borrower to examine such books, records and accounts at the office of Borrower or other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s accounting records, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(ii) Borrower shall furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year, a complete copy of Borrower’s and Guarantor’s financial statements, each audited by a “Big Four” accounting firm or such other Independent certified public accountant acceptable to Lender in accordance with GAAP consistently applied covering Borrower’s and Guarantor’s respective financial position and results of operations, for such Fiscal Year and containing a statement of revenues and expenses, a statement of assets and liabilities and a statement of Borrower’s or Guarantor’s (as applicable) equity, all of which shall be in form and substance reasonably acceptable to Lender. Lender shall have the right from time to time to review and consult with respect to the auditing procedures used in the preparation of such annual financial statements. Together with Borrower’s and Guarantors’ annual financial statements, Borrower shall furnish, and cause Guarantor to furnish, to Lender an Officer’s Certificate certifying as of the date thereof (x) to Borrower’s Actual Knowledge, that the annual financial statements present fairly in all material respects the results of operations and financial condition of Borrower or Guarantor, as applicable, all in accordance with GAAP consistently applied, and (y) whether there exists an Event of Default or Default, and if such Event of Default or Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy same. Lender acknowledges that Great Wolf and GWR Operating Partnership, L.L.L.P. may file financial statements on a consolidated basis, provided, however, that any such consolidated financial statement filed by Great Wolf and GWR Operating Partnership, L.L.L.P. shall contain a note indicating that the separate assets and liabilities of Borrower are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity.

(iii) Borrower shall furnish to Lender, within forty-five (45) days following the end of each Fiscal Year quarter true, complete and correct copies of quarterly unaudited financial statements (including statements of cash flow) prepared in accordance with GAAP with respect to Borrower and Guarantor for the portion of the Fiscal Year then ended.

(iv) No later than forty-five (45) days following the end of each calendar month, Borrower shall prepare and deliver to Lender and its servicer a statement (each a “Monthly Statement”) in form and substance reasonably satisfactory to Lender, setting forth with respect to the Mortgaged Property,

(A) a cash flow report detailing Gross Revenues, Operating Revenues and the Operating Expenses, in each case on a trailing twelve month basis;

(B) revenue reports, an occupancy report including the occupancy percentage, an average daily room rate, and RevPar for the applicable month and an advance booking report, and, in all cases, any other information as is reasonably required by Lender; and

(C) monthly and year-to-date operating statements prepared for such calendar month, each of which shall include an itemization of actual (not pro forma) capital expenditures and FF&E Costs during the applicable period, and a comparison on a year-to-date basis to budget and prior year, for the Mortgaged Property and Borrower.

(v) No later than forty-five (45) days following the end of each of the months of December, March, June, and September, Borrower shall prepare and deliver to Lender and its servicer a statement (each a “Quarterly Statement”) in form and substance reasonably satisfactory to Lender, setting forth with respect to the Mortgaged Property,

(A) a property balance sheet for such month;

(B) quarterly and year-to-date operating statements, each of which shall include an itemization of budgeted and actual (not pro forma) capital expenditures and FF&E Costs during the applicable period; and

(C) a quarterly and year-to-date comparison of the budgeted income and expenses with the actual income and expenses for such quarter and year to date, together with if requested by Lender, a detailed explanation of any variances between budgeted and actual amounts that are in excess of five percent (5%) for each line item therein.

(vi) Borrower shall furnish to Lender, within fifteen (15) Business Days after request, such further information with respect to the operation of the Mortgaged Property and the financial affairs of Borrower as may be reasonably requested by Lender, including all business plans prepared for Borrower.

(vii) Borrower shall furnish to Lender, within ten (10) Business Days after request, such further information regarding any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA as may be reasonably requested by Lender in writing.

(viii) At least fifteen (15) days prior to the end of each of Borrower’s Fiscal Years, Borrower shall submit or cause to be submitted to Lender an Operating Budget for Gross Revenues, Property Expenses, Capital Improvement Costs and FF&E Costs for the next Fiscal Year for the Mortgaged Property. Such Operating Budget shall contain a month-by-month breakdown of projected Gross Revenues, Operating Expenses, projected debt service and reserve deposits. If at the time such Operating Budget is submitted to Lender a Cash Management Period is in effect, such Operating Budget shall be subject to Lender’s approval, such approval not to be unreasonably withheld or delayed. Such Operating Budget may allow for a five percent (5%) line item variance. If Lender has the right to approve a proposed Operating Budget as described above, then until so approved by Lender for the subsequent Fiscal Year, the Operating Budget approved by Lender for the preceding Fiscal Year shall remain in effect for purposes of Section 2.12 and Section 2.13; provided, that for so long as such prior Operating Budget remains in effect, amounts set forth in the prior Operating Budget with respect to Property Expenses shall be deemed increased with respect to actual increases in Basic Carrying Costs and non-discretionary utility expenditures and shall be deemed increased with regard to discretionary items on a percentage basis by an amount equal to the greater of (x) actual increases then known to Borrower and (y) the increase in the Consumer Price Index (expressed as percentage) as measured over the calendar year that the prior Operating Budget was in effect.

(ix) Together with the financial statements, operating statements and other documents and information provided to Lender by or on behalf of Borrower under this Section, Borrower also shall deliver to Lender a certification in form and substance reasonably satisfactory to Lender, executed on behalf of Borrower by its chief executive officer or chief financial officer or treasurer (provided that all non-monthly financial statements shall be executed by Borrower’s chief executive officer or chief financial officer) stating that, to such officer’s knowledge, such financial statements, operating statements and other documents and information are true and complete in all material respects.

(s) Operation of Mortgaged Property. Borrower shall cause the operation of the Mortgaged Property to be conducted at all times in a manner consistent with at least the level of operation of the Mortgaged Property as of the Closing Date, including, without limitation, the following:

(i) to maintain or cause to be maintained the standard of the Mortgaged Property at all times at a level not lower than that maintained by prudent managers of similar facilities or land in the region where the Mortgaged Property is located;

(ii) to operate or cause to be operated the Mortgaged Property in a prudent manner in compliance, other than compliance which is not reasonably likely to result in a Material Adverse Effect, with applicable Legal Requirements and Insurance Requirements relating thereto and, except to the extent failure to maintain the same is not reasonably likely to result in a Material Adverse Effect, maintain or cause to be maintained all licenses, Permits and any other agreements necessary for the continued use and operation of the Mortgaged Property (including, without limitation, the Liquor Licenses); and

(iii) to maintain or cause to be maintained sufficient Inventory and Equipment of types and quantities at the Mortgaged Property to enable Borrower to operate the Mortgaged Property.

(t) Material Agreements. Except as otherwise permitted in Section 5.1(q), Borrower shall not enter into or become obligated under, any Material Agreement pertaining to the Mortgaged Property, without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed. Except as otherwise permitted in Section 5.1(q), Borrower shall not amend or modify in any material respect or terminate, or cause or permit to be amended or modified in any material respect or terminated, any Material Agreement, without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed. Except as otherwise permitted in Section 5.1(q), Borrower shall comply with the terms of (in all material respects) and keep and maintain all Material Agreements in full force and effect, and enforce or cause to be enforced the obligations of the other parties under the other Material Agreements, to the end that Borrower, and Lender as its assignee, may enjoy all the rights granted under such Material Agreements.

(u) License Agreement. Borrower shall not amend or modify in any material respect or terminate, or cause or permit to be amended or modified in any material respect or terminated, the License Agreement without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed with respect to amendments and modifications. Borrower shall keep and maintain the License Agreement in full force and effect, and enforce or cause to be enforced the obligations of the Licensor under the License Agreement, to the end that Borrower, and Lender as its assignee, may enjoy all the rights granted under the License Agreement.

(v) ERISA. Borrower shall deliver to Lender as soon as possible, and in any event within ten days after Borrower knows or has reason to know that any of the events or conditions specified below with respect to any Plan or Multiemployer Plan has occurred or exists, an Officer’s Certificate setting forth details respecting such event or condition and the action, if any, that Borrower or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Borrower or an ERISA Affiliate with respect to such event or condition):

(i) any reportable event, as defined in Section 4043(b) of ERISA and the regulations issued thereunder, with respect to a Plan, as to which PBGC has not by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code or Section 302(e) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code); and any request for a waiver under Section 412(d) of the Code for any Plan;

(ii) the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of Borrower of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by Borrower or any ERISA Affiliate of Borrower that results in material liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Borrower or any ERISA Affiliate of Borrower of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the institution of a proceeding by a fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate of Borrower to enforce Section 515 of ERISA, which proceeding is not dismissed within thirty (30) days;

(vi) the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Borrower or an ERISA Affiliate of Borrower fails to timely provide security to the Plan in accordance with the provisions of said Sections; and

(vii) the imposition of a lien or a security interest on Borrower in connection with a Plan.

(w) Secondary Market Transaction. Borrower acknowledges that Lender and its successors and assigns may (i) sell the Loan or any portion thereof to one or more investors as a whole loan, (ii) participate the Loan to one or more investors, (iii) securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization (a “Securitization”), or (iv) otherwise sell the Loan or interests therein to investors (the transactions referred to in clauses (i) through (iv) above are hereinafter each referred to as a “Secondary Market Transaction”). Borrower shall cooperate with Lender in attempting to effect or effecting any such Secondary Market Transaction and shall cooperate in attempting to implement or implementing all requirements imposed by any Rating Agency involved in any Secondary Market Transaction, including but not limited to,

(i) providing Lender an estoppel certificate and such information, legal opinions and documents (including updated non-consolidation opinions) relating to Borrower, the Guarantor, the Mortgaged Property and any tenants of the Mortgaged Property as Lender or the Rating Agencies or other Interested Parties (as defined below), may reasonably request in connection with such Secondary Market Transaction, including, without limitation, updated financial information, appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), Mortgaged Property condition reports and other due diligence investigations together with appropriate verification of such updated information and reports through letters of auditors and consultants, as of the closing date of the Secondary Market Transaction,

(ii) amending the Loan Documents and Organizational Agreement of Borrower, updating and/or restating officer’s certificates, title insurance and other closing items, and providing updated certificates, representations and warranties in Loan Documents and such additional representations and warranties as may be required by Lender or the Rating Agencies (provided, however, that Borrower shall only be required to provide such updated or additional certificates, representations and warranties to the extent the same are then true and correct),

(iii) participating in bank, investors and Rating Agencies’ meetings if requested by Lender,

(iv) upon Lender’s request, amending the Loan Documents (and updating and/or restating officer’s certificates (to the extent the same are then true and correct), title insurance and other closing items in connection therewith) to divide the Note into two or more component notes secured by the Mortgage and by ownership interests in Borrower in whatever proportion Lender determines, which separated notes may have different interest rates and amortization schedules (but with aggregated financial terms which are equivalent to that of the Loan prior to such separation) and thereafter to engage in separate Secondary Market Transactions with respect to all or any part of the indebtedness and loan documentation, and

(v) reviewing the offering documents relating to any Secondary Market Transaction to ensure that all information concerning Borrower, the Guarantor, the Mortgaged Property, and the Loan is correct, and certifying to the accuracy thereof.

Lender shall be permitted to share all such information with the investment banking firms, Rating Agencies, accounting firms, law firms and other third-party advisory firms and trustees, purchasers, transferees, assignees, trustees, servicers and actual or potential investors involved with the Loan and the Loan Documents or the applicable Secondary Market Transaction (collectively, “Interested Parties”). Lender and all of the aforesaid Interested Parties shall be entitled to rely on the information supplied by, or on behalf of, Borrower. Lender may publicize the existence of the Loan in connection with its marketing for a Secondary Market Transaction or otherwise as part of its business development. Borrower shall provide such reasonable access to the Mortgaged Property and personnel of the Manager and of Borrower’s constituent members and the business and operations of all of the foregoing as Lender or other Interested Parties may request in connection with any such Secondary Market Transaction, provided that such access shall not unreasonably interfere with the operation or the tenants, customers, residents, occupants or other authorized users of the Mortgaged Property. Borrower understands that any such information may be incorporated into any offering circular, prospectus, prospectus supplement, private placement memorandum or other offering documents for any Secondary Market Transaction. Without limiting the foregoing, Borrower and Guarantor shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable (the documents referred to in the foregoing clauses (i) and (ii), collectively, the “Disclosure Documents”), an agreement certifying that Borrower and Guarantor have examined such Disclosure Documents specified by Lender and that each such Disclosure Document, as it relates to Borrower, Guarantor, any Affiliates, the Mortgaged Property and Manager, does not, to the knowledge of Borrower and Guarantor, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading (a “Disclosure Certificate”), provided, that Borrower and Guarantor shall be given a five (5) Business Day period to review and comment on each Disclosure Document prior to the delivery of any such Disclosure Certificate. Borrower and Guarantor shall indemnify, defend, protect and hold harmless Lender, its Affiliates, directors, employees, agents and each Person, if any, who controls Lender or any such Affiliate within the meaning of Section 15 of the Securities Act of 1933 or Section 20 of the Securities Exchange Act of 1934, and any other placement agent or underwriter with respect to any Securitization or Secondary Market Transaction from and against any losses, claims, damages, liabilities, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) that arise out of or are based upon any untrue statement of any material fact contained in any Disclosure Certificate or other information or documents so furnished by Borrower, Guarantor or their Affiliates or in any representation or warranty of Borrower contained herein or in the other Loan Documents or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information not materially misleading, provided Borrower, Guarantor or their Affiliates had Actual Knowledge of such untrue statement or omission. In any Secondary Market Transaction, Lender may transfer its obligations under this Loan Agreement and under the other Loan Documents (or may transfer the portion thereof corresponding to the transferred portion of the Indebtedness), and thereafter Lender shall be relieved of any obligations hereunder and under the other Loan Documents arising after the date of said transfer with respect to the transferred interest. Each transferee investor shall become a “Lender” hereunder. The holders from time to time of the Loan and/or any other interest of the “Lender” under this Loan Agreement and the other Loan Documents may from time to time enter into one or more co-lender or similar agreements in their discretion. Borrower acknowledges and agrees that such agreements, as the same may from time to time be amended, modified or restated, may govern the exercise of the powers and discretionary authority of Lender hereunder and under the other Loan Documents, but Borrower shall be entitled to rely upon any actions taken by Lender or the designated servicer(s) or agent(s) for Lender, whether or not within the scope of its power and authority under such other agreements.

All costs and expenses in connection with any Secondary Market Transaction shall be borne by Lender, including without limitation any costs and expenses incurred by Borrower or Guarantor in cooperating with Lender in connection with any Secondary Market Transaction or performing any of their respective undertakings and covenants (other than any indemnification obligation) under this Agreement or any other Loan Document in connection with any Secondary Market Transaction. No agreement or other document required from Borrower in connection with any Secondary Market Transaction shall serve to materially increase Borrower’s obligations under this Agreement or any other Loan Document or materially reduce Borrower’s rights under this Agreement or any other Loan Document; provided, however, that Borrower shall pay the costs and expenses of Borrower’s counsel in the event Borrower engages counsel in connection with any Secondary Market Transaction or in responding to Lender’s requests for cooperation hereunder.

Notwithstanding any provision of this Agreement to the contrary, Borrower shall not be obligated to agree to any modification of a Loan Document or any Borrower Organizational Agreements that would materially and adversely affect Borrower or Guarantor or that would increase the interest rate or interest payments (including any changes in the calculation of yield maintenance premiums or instances in which such yield maintenance premiums are payable), increase the rate of amortization, shorten the Maturity Date, increase the amounts of escrows and reserves, increase the defeasance amounts, alter in any material way the transfer restrictions relating to direct or indirect interests in Borrower or the Mortgaged Property or affect the limitations on recourse against Borrower, Guarantor or their Affiliates set forth in this Agreement or the other Loan Documents, change the outstanding principal balance of the Loan (provided the Loan may be divided into components as set forth in this Agreement), modify the frequency of deposits into or distributions from any reserves or escrows, expand the scope of authority of any independent directors or managers of Borrower or any of its Affiliates, or alter Borrower’s rights to make distributions to its partners or members, materially alter Borrower’s rights with respect to prepayments or defeasance of the Notes, confer additional rights on Lender in respect of management and license agreements or otherwise result in a material adverse change to Borrower or Guarantor in the terms of the transaction.

(x) Insurance.

(i) Borrower, at its sole cost and expense, shall keep the Improvements and Equipment insured (including, but not limited to, any period of renovation, alteration and/or construction) during the term of the Loan with the coverage and in the amounts required under this Agreement for the mutual benefit of Borrower and Lender against loss or damage by fire, lightning, wind and such other perils as are customarily included in a standard “all-risk” or “special cause of loss” form and against loss or damage by other risks and hazards covered by a standard extended coverage insurance policy (including, without limitation, fire, lightning, hail, hurricane, windstorm, tidal wave, explosion, acts of terrorism, riot and civil commotion, vandalism, burglary, theft, malicious mischief, strike, water damage, sprinkler leakage and collapse arising as a result of covered perils under the standard “all risk” policy and such other coverages as may be reasonably required by Lender on the special form (formerly known as an all risk form)). Such insurance shall be in an amount (i) equal to or greater than the full replacement cost of the Improvements and Equipment (exclusive of the cost of foundations and footings), without deduction for physical depreciation, and (ii) such that the insurer would not deem Borrower a co-insurer under said policies. The policies of insurance carried in accordance with this Section 5.1(x) shall be paid on or prior to the due date thereof and shall contain the “Replacement Cost Endorsement” with a waiver of depreciation. If terrorism coverage is excluded on an “all-risk” basis, then Borrower shall obtain coverage for terrorism and similar acts in the stand alone terrorism market.

(ii) Borrower, at its sole cost and expense, for the mutual benefit of Borrower and Lender, shall also obtain and maintain or cause to be obtained and maintained during the entire term of the Loan the following policies of insurance:

(A) flood insurance, if any part of the Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994 (and any amendment or successor act thereto) in an amount at least equal to the maximum limit of coverage available with respect to the Improvements and Equipment under said Act;

(B) Comprehensive General Liability or Commercial General Liability insurance, including a broad form comprehensive general liability endorsement and coverage for broad form property damage, contractual damages, personal injuries (including death resulting therefrom), a liquor liability endorsement, and (i) so-called “dramshop” insurance or other liability insurance required in connection with the sale of alcoholic beverages, if applicable, and (ii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles, each containing minimum limits of liability of $500,000 for both injury to or death of a person and for property damage per occurrence and $2 million in the aggregate for the Mortgaged Property and all other property owned by Affiliates of Borrower, and such other liability insurance reasonably requested by Lender; in addition, at least $50 million excess and/or umbrella liability insurance shall be obtained and maintained for any and all claims, including all legal liability imposed upon Borrower and all court costs and attorneys’ fees incurred in connection with the ownership, operation and maintenance of the Mortgaged Property and at the option of Borrower one or more other properties owned by Affiliates of Borrower;

(C) business interruption insurance in an amount equal to the estimated gross earnings (including net profits and continuing expenses) from operations at the Mortgaged Property, such insurance to cover losses for a period of the longer of (x) eighteen (18) months after the date of the fire or casualty in question, or (y) the period from the time of loss until all repairs are fully completed with reasonable diligence and dispatch, plus an extended period of indemnity commencing at the time repairs are completed for a period of not less than 180 days and to be increased from time to time during the term of the Loan if, and when, the gross revenues from the Mortgaged Property materially increase or decrease, as applicable;

(D) insurance against loss or damage from (x) leakage of sprinkler systems and (y) explosion of steam boilers, air conditioning equipment, high pressure piping, machinery and equipment, pressure vessels or similar apparatus now or hereafter installed in the Improvements (without exclusion for explosions), covering all boilers or other pressure vessels, machinery and equipment located in, on, or about the Improvements; coverage is required in an amount at least equal to the full replacement cost of such equipment and the building or buildings housing same and shall extend to electrical equipment, sprinkler systems, heating and air conditioning equipment, refrigeration equipment and piping;

(E) worker’s compensation insurance coverage (in amounts not less than the statutory minimums for all persons employed by Borrower or its tenants at the Mortgaged Property and in compliance with all other requirements of applicable local, state and federal law) and “Employers Liability” insurance in amounts not less than required by statute;

(F) blanket crime and fidelity bond insurance coverage and insurance against dishonest or fraudulent acts committed by Borrower’s or Manager’s personnel, in amounts and deductibles reasonably satisfactory to Lender and in no event less than similar insurance maintained or required by prudent institutional owners of properties similar in type, location and quality as the Mortgaged Property;

(G) during any period of repair or restoration, builder’s “all risk” insurance in an amount equal to not less than the full insurable value of the Mortgaged Property against such risks (including, without limitation, fire and extended coverage and collapse of the Improvements to agreed limits) as Lender may request, in form and substance acceptable to Lender;

(H) ordinance or law coverage to compensate for the cost of demolition, increased cost of construction, and loss to any undamaged portions of the Improvements, if the current use of the Mortgaged Property or the Improvements themselves are or become “nonconforming” pursuant to the applicable zoning regulations or full rebuildability following casualty is not otherwise permitted under such zoning regulations;

(I) if required by Lender as a result of the Mortgaged Property being located in an area with a high degree of seismic activity, earthquake damage insurance in an amount and form acceptable to Lender;

(J) such other insurance as may from time to time be reasonably required by Lender in order to protect its interests with respect to the Loan and the Mortgaged Property and to conform such requirements to then current standards for a Secondary Market Transaction.

(iii) All policies of insurance (the “Policies”) required pursuant to this Section 5.1(x):

(A) shall be issued by (1) an insurer approved by Lender which has a claims paying ability rating of not less than “A” (or the equivalent) by Rating Agencies satisfactory to Lender (one of which shall be Standard & Poor’s Ratings Group) and A:VIII or better as to claims paying ability by AM Best,

(B) shall name Lender as an additional insured and contain a standard noncontributory mortgagee clause and a Lender’s Loss Payable Endorsement, or their equivalents, naming Lender (and/or such other party as may be designated by Lender) as the party to which all payments made by such insurance company shall be paid,

(C) shall be maintained throughout the term of the Loan without cost to Lender,

(D) shall contain such provisions as Lender deems reasonably necessary or desirable to protect its interest (including, without limitation, endorsements providing that neither Borrower, Lender nor any other party shall be a co-insurer under said Policies and that Lender shall receive at least thirty (30) days prior written notice of any modification, reduction or cancellation),

(E) shall contain a waiver of subrogation against Lender,

(F) shall be for a term of not less than one year,

(G) shall provide for claims to be made on an occurrence basis,

(H) shall designate Lender as “mortgagee and loss payee” (except general public liability and excess liability, as to which Lender shall be named as additional insured),

(I) shall be issued by an insurer licensed and/or allowed to conduct business in the state in which the Mortgaged Property is located,

(J) shall provide that Lender may, but shall not be obligated to, make premium payments to prevent any cancellation, endorsement, alteration or reissuance, and such payments shall be accepted by the insurer to prevent same, and

(K) shall be reasonably satisfactory in form and substance to Lender and reasonably approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds to the extent not otherwise specified in this Section 5.1(x). All property damage insurance policies (except for flood and earthquake policies) must automatically reinstate after each loss.

Insurance certificates with respect to each of said Policies shall be delivered to Lender. Upon Lender’s request Borrower shall provide to Lender copies of each said Policies, certified as true and correct by Borrower. Not later than ten (10) days prior to the expiration date of the Policies, Borrower shall deliver to Lender satisfactory evidence of the renewal of each Policy. The insurance coverage required under this Section 5.1(x) may be effected under a blanket policy or policies covering the Mortgaged Property and other property and assets not constituting a part of the Collateral; provided that any such blanket policy shall provide at least the same amount and form of protection as would a separate policy insuring the Mortgaged Property individually, which amount shall not be less than the amount required pursuant to this Section 5.1(x) and which shall in any case comply in all other respects with the requirements of this Section 5.1(x). Upon demand therefor, Borrower shall reimburse Lender for all of Lender’s or its designee’s reasonable costs and expenses incurred in obtaining any or all of the Policies or otherwise causing the compliance with the terms and provisions of this Section 5.1(x), including (without limitation) obtaining updated flood hazard certificates and replacement of any so-called “forced placed” insurance coverages to the extent Borrower was required to obtain and maintain any such Policy or Policies hereunder and failed to do so. Borrower shall pay the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and shall furnish to Lender evidence of the renewal of each of the Policies with receipts for the payment of the Insurance Premiums or other evidence of such payment reasonably satisfactory to Lender (provided, however, that Borrower is not required to furnish such evidence of payment to Lender in the event that such Insurance Premiums have been paid by Lender). If Borrower does not furnish such evidence and receipts at least ten (10) days prior to the expiration of any expiring Policy, then Lender may procure, but shall not be obligated to procure, such insurance and pay the Insurance Premiums therefor, and Borrower agrees to reimburse Lender for the cost of such Insurance Premiums promptly on demand. Within thirty (30) days after request by Lender, Borrower shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, based on then industry-standard amounts of coverage then being obtained by prudent owners of properties similar to the Mortgaged Property in the same applicable market region as the Mortgaged Property. Borrower shall give Lender prompt written notice if Borrower (or any Affiliate) receives from any insurer any written notification or threat of any actions or proceedings regarding the non-compliance or non-conformity of the Mortgaged Property with any insurance requirements.

(iv) If the Mortgaged Property shall be damaged or destroyed, in whole or in part, by fire or other casualty, Borrower shall give prompt notice thereof to Lender.

(A) In case of loss covered by Policies, Lender may either (a) jointly with Borrower settle and adjust any claim and agree with the insurance company or companies on the amount to be paid on the loss or (b) allow Borrower to agree with the insurance company or companies on the amount to be paid upon the loss; provided, that Borrower may settle and adjust losses without participation by Lender aggregating not in excess of $750,000, agree with the insurance company or companies on the amount to be paid upon the loss and collect and receive any such Insurance Proceeds; provided, further, that if at the time of the settlement of such claim an Event of Default has occurred and is continuing, then Lender shall settle and adjust such claim without the consent of Borrower, and for such purpose is hereby irrevocably appointed as Borrower’s attorney-in-fact coupled with an interest from, after and during the continuance of an Event of Default. Lender shall use commercially reasonable efforts to respond promptly to any request from Borrower for approval of an insurance settlement. In such case Lender shall and is hereby authorized to collect and receipt for any such Insurance Proceeds subject to and to the extent provided for in this Agreement. The reasonable out-of-pocket expenses incurred by Lender in the adjustment and collection of Insurance Proceeds shall become part of the Indebtedness and be secured by the Mortgage and shall be reimbursed by Borrower to Lender upon demand therefor.

(B) In the event of any insured damage to or destruction of the Mortgaged Property or any part thereof (herein called an “Insured Casualty”) where (1) the aggregate amount of the loss, as reasonably determined by an Independent insurance adjuster, is less than thirty percent (30%) of Lender’s reasonable estimate of the fair market value of the Mortgaged Property affected by the damage or destruction, (2) in the reasonable judgment of Lender, the Mortgaged Property can be restored, replaced and/or rebuilt (collectively, the “Restoration”) by not later than the first to occur of (a) twelve (12) months after the date of casualty and (b) the expiration of the business interruption insurance and, in any case, not later than six (6) months prior to the Maturity Date to an economic unit in substantially the condition it was in immediately prior to the Insured Casualty and in compliance with all zoning, building and other applicable Legal Requirements (the “Pre-Existing Condition”) not less materially valuable and not less useful than the same was prior to the Insured Casualty, and (3) Lender reasonably determines that the income of the Mortgaged Property, after the Restoration thereof to the Pre-Existing Condition, will be sufficient to meet all Operating Expenses, payments for Reserves and payments of principal and interest under the Loan and satisfy a Debt Service Coverage Ratio of 2.00, or if Lender otherwise elects to allow Borrower to restore the Mortgaged Property, then, if no Event of Default shall have occurred and be continuing, the Insurance Proceeds (after reimbursement of any reasonable out-of-pocket expenses incurred by Lender in connection with the collection of any applicable Insurance Proceeds) shall be made available to reimburse Borrower for the cost of restoring, repairing, replacing or rebuilding the Mortgaged Property or part thereof subject to the Insured Casualty, as provided for below. Borrower hereby covenants and agrees to commence and diligently to prosecute such Restoration of the Mortgaged Property as nearly as possible to the Pre-Existing Condition. Borrower shall pay all out-of-pocket costs (and if required by Lender, Borrower shall deposit the total thereof with Lender in advance) of such Restoration in excess of the Insurance Proceeds made available pursuant to the terms hereof.

(C) Except as provided above, the Insurance Proceeds collected upon any Insured Casualty shall, at the option of Lender in its discretion, be applied to the payment of the Indebtedness, subject to the provisions of Section 2.12(d), or applied to the cost of Restoration of the Mortgaged Property or part thereof subject to the Insured Casualty, in the manner set forth below.

(D) Regardless of whether Insurance Proceeds, if any, are sufficient or are made available to Borrower for the Restoration of any portion of the Mortgaged Property, Borrower covenants to complete such Restoration of the Mortgaged Property to be of at least comparable value as prior to such damage or destruction, all to be effected in accordance with Legal Requirements and plans and specifications approved in advance by Lender, such approval not to be unreasonably withheld or delayed.

(E) In the event Borrower is entitled to reimbursement out of Insurance Proceeds, such proceeds shall be held by Lender in the Loss Proceeds Account and disbursed from time to time as the Restoration progresses upon Lender being furnished with (1) evidence reasonably satisfactory to it (which evidence may include inspection(s) of the work performed) that the Restoration covered by the disbursement has been completed in accordance with plans and specifications approved by Lender, (2) evidence reasonably satisfactory to it of the estimated cost of completion of the Restoration, (3) funds, or, at Lender’s option, assurances reasonably satisfactory to Lender that such funds are available and sufficient in addition to the Insurance Proceeds to complete the proposed Restoration, and (4) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds and other evidences of cost, payment and performance of the foregoing Restoration as Lender may reasonably require and approve. Lender may, in any event, require that all plans and specifications for such Restoration be submitted to and reasonably approved by Lender prior to commencement of work. Lender may retain a construction consultant to inspect such work and review Borrower’s request for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the hard construction costs value of the work performed for the first half of such work, and 100% for the remainder of such work from time to time (except for restoration work on a trade by trade basis or on an hourly basis for professional services in which event, payment may be made in full upon the completion of such work). No funds other than Insurance Proceeds shall be disbursed prior to disbursement of such proceeds; and, at all times, the undisbursed balance of such Insurance Proceeds remaining in the Loss Proceeds Account, together with funds deposited therein to pay the costs of the Restoration by or on behalf of Borrower, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration free and clear of all liens or claims for lien, except for Permitted Encumbrances. Any surplus which may remain out of Insurance Proceeds held by Lender after payment of such costs of restoration, repair, replacement or rebuilding shall, at the option of Lender in its discretion, be applied to the payment of the Indebtedness or be paid to Borrower so long as no Event of Default has occurred and is continuing.

(v) Borrower shall not carry separate insurance, concurrent in kind or form or contributing in the event of loss, with any insurance required under this Agreement that would be considered “co-insurance” or adversely affect the ability to collect under a policy of insurance required hereunder.

(y) Condemnation.

(i) Borrower shall promptly give Lender written notice of the actual or threatened commencement of any proceeding for a Taking and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender is hereby irrevocably appointed, effective upon the occurrence and during the continuance of an Event of Default, as Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any Condemnation Proceeds for said Taking. With respect to any compromise or settlement in connection with such proceeding, Lender shall jointly with Borrower compromise and reach settlement unless at the time of such Taking an Event of Default has occurred and is continuing and the Indebtedness has been accelerated, in which event Lender shall compromise and reach settlement without the consent of Borrower. Notwithstanding the foregoing provisions of this Section 5.1(y), Borrower is authorized to negotiate, compromise and settle, without participation by Lender, Condemnation Proceeds of up to $750,000 in connection with any Taking. Notwithstanding any Taking, Borrower shall continue to pay the Indebtedness at the time and in the manner provided for in this Agreement and the other Loan Documents and the Indebtedness shall not be reduced except in accordance herewith.

(ii) Borrower shall cause the Condemnation Proceeds to be paid directly to Lender. Lender may, in its discretion but subject to the provisions of Section 2.6(a), apply any such Condemnation Proceeds not designated and approved for the reconstruction of improvements affected by such Taking as provided below, to the reduction or discharge of the Indebtedness (whether or not then due and payable). Condemnation Proceeds received on account of a temporary Taking shall be deposited by Lender into the Collection Account and treated as Operating Revenues.

(iii) With respect to a Taking in part, which shall mean any Taking which does not render the Mortgaged Property physically or economically unsuitable in the reasonable judgment of Lender for the use to which it was devoted prior to the Taking, Borrower shall cause the Condemnation Proceeds to be paid to Lender as described above, and if Lender does not elect to apply the same to the Indebtedness as provided in Section 5.1(y)(ii) above, Lender shall deposit such Condemnation Proceeds in the Loss Proceeds Account and the same shall be made available for application to the cost of Restoration of the Mortgaged Property and disbursed from time to time as the Restoration progresses upon Lender being furnished with (1) evidence reasonably satisfactory to it (which evidence may include inspection(s) of the work performed) that the Restoration covered by the disbursement has been completed in accordance with plans and specifications approved by Lender, (2) evidence reasonably satisfactory to it of the estimated cost of completion of the Restoration, (3) funds, or, at Lender’s option, assurances satisfactory to Lender that such funds are available and sufficient in addition to the Condemnation Proceeds to complete the proposed Restoration, and (4) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds and other evidences of cost, payment and performance of the foregoing repair, restoration, replacement or rebuilding as Lender may reasonably require and approve.

(iv) Regardless of whether Condemnation Proceeds are sufficient or made available for such purpose, Borrower hereby covenants to complete the Restoration of the Mortgaged Property as nearly as possible to the Pre-Existing Condition and to be of at least comparable value and, to the extent commercially practicable, of substantially the same character as prior to the Taking, all to be effected in accordance with applicable law and plans and specifications reasonably approved in advance by Lender. Borrower shall pay all costs (and if required by Lender, Borrower shall deposit the total thereof with Lender in advance) of such Restoration in excess of the Condemnation Proceeds made available pursuant to the terms hereof. Lender may, in any event, require that all plans and specifications for such Restoration be submitted to and reasonably approved by Lender prior to commencement of work. Lender may retain a construction consultant to inspect such work and review any request by Borrower for payments and Borrower shall, on demand by Lender, reimburse Lender for the reasonable fees and disbursements of such consultant. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the hard construction costs value of the construction work performed for the first half of such work and 100% for the remainder of such work from time to time (except for restoration work on a trade by trade basis or on an hourly basis for professional services in which event, payment may be made in full upon the completion of such work); funds other than Condemnation Proceeds shall be disbursed prior to disbursement of such proceeds; and at all times, the undisbursed balance of such proceeds remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the repayment of Lender by or on behalf of Borrower for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the restoration, repair, replacement or rebuilding, free and clear of all liens or claims for lien. Any surplus which may remain out of Condemnation Proceeds held by Lender after payment of such costs of restoration, repair, replacement or rebuilding shall, at the option of Lender in its discretion, be applied to the payment of the Indebtedness or be paid to Borrower so long as no Event of Default has occurred and is continuing.

(v) If the Mortgaged Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of any such Condemnation Proceeds to which it is entitled hereunder, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to have reserved in any foreclosure decree a right to receive said award or payment, or a portion thereof sufficient to pay the Indebtedness. In no case shall any such application reduce or postpone any payments otherwise required pursuant to this Agreement, other than the final payment on the Note.

(z) Leases and Receipts.

(i) Borrower absolutely and unconditionally assigns to Lender, Borrower’s right, title and interest in all current and future Leases and Receipts as collateral for the Loan, it being intended by Borrower that this assignment constitutes a present, absolute assignment and not an assignment for additional security only. Such assignment to Lender shall not be construed to bind Lender to the performance of any of the covenants, conditions or provisions contained in any such Lease or otherwise impose any obligation upon Lender. Borrower shall execute and deliver to Lender such additional instruments, in form and substance reasonably satisfactory to Lender, as may hereafter be reasonably requested in writing by Lender to further evidence and confirm such assignment. Nevertheless, subject to the terms of this Section 5.1(z), Lender grants to Borrower a license to maintain, operate and manage the Mortgaged Property and to collect, use and apply the Receipts in accordance with the terms hereof, which license shall be deemed automatically revoked upon the occurrence and during the continuance of an Event of Default under this Agreement. Any portion of the Receipts held by Borrower in breach of the provisions hereof shall be held in trust for the benefit of Lender for use in the payment of the Indebtedness. Upon the occurrence of an Event of Default and during the continuance thereof, the license granted to Borrower herein shall automatically be revoked, and Lender shall immediately be entitled to possession of all Receipts, whether or not Lender enters upon or takes control of the Mortgaged Property. Lender is hereby granted and assigned by Borrower the right, at its option, upon revocation of the license granted herein, to enter upon the Mortgaged Property in person, by agent or by court-appointed receiver to collect the Receipts. Any Receipts collected after the revocation of the license may be applied toward payment of the Indebtedness as set forth in Section 2.8 hereof.

(ii) All Leases entered into by Borrower shall provide for rental rates comparable to then-existing local market rates and terms and conditions commercially reasonable and consistent with then-prevailing local market terms and conditions for similar type properties. With respect to any Lease for space at the Mortgaged Property over 5,000 square feet or for an annual rental payment in excess of $500,000, Borrower shall not enter into such Lease, without the prior written consent of Lender not to be unreasonably withheld or delayed. Borrower shall furnish Lender with (1) detailed term sheets in advance in the case of any Leases, modifications, amendments or renewals for which Lender’s consent is required and (2) in the case of any other Leases, executed copies of such Leases upon written request. All renewals or amendments or modifications of Leases that do not satisfy the requirements of the first sentence of this Section 5.1(z)(ii) shall be subject to the prior approval of Lender. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage, and that the lessee agrees to attorn to Lender. If Borrower enters into any Leases, Borrower,

(A) shall observe and perform all of the material obligations imposed upon the lessor under the Leases and shall not do or permit to be done anything to materially impair the value of the Leases as security for the Indebtedness;

(B) shall promptly send copies to Lender of all written notices of default which Borrower shall send or receive thereunder;

(C) shall enforce all of the material terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed and shall effect a termination or diminution of the obligations of tenants under leases, only in a manner that a prudent owner of a similar property to the Mortgaged Property would enforce such terms covenants and conditions or effect such termination or diminution in the ordinary course of business;

(D) shall not collect any of the Profits more than one (1) month in advance;

(E) shall not execute any other assignment of lessor’s interest in Leases or Profits; and

(F) shall not convey or transfer or suffer or permit a conveyance or transfer of the Mortgaged Property or of any interest therein so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees thereunder.

(aa) Maintenance of Mortgaged Property. Borrower shall cause the Mortgaged Property to be maintained in a good and safe condition and repair, subject to wear and tear and damage caused by casualty or condemnation. The Improvements and the Equipment shall not be removed, demolished or altered (except for (1) normal replacement of the Equipment, (2) Improvements and replacement of the Equipment contemplated in an Operating Budget, or (3) removals, demolition or alterations of Equipment that do not cost more than $1,000,000 with respect to the threshold value of the related Equipment, all of which activities in (1), (2) and (3) may be performed without Lender’s consent) without the consent of Lender which consent shall not be unreasonably withheld or delayed. Notwithstanding anything set forth herein or in the other Loan Documents to the contrary, Borrower may make such additions, substitutions and/or replacements to the Water Amenities and associated Improvements as provided for in an Operating Budget (except in the case of a removal and replacement, in which event such removal and replacement is associated with new Water Amenities and the removal and replacement does not diminish the over-all value of the Mortgaged Property). Except with respect to an Insured Casualty which shall be governed by the terms and conditions provided herein, Borrower shall promptly repair, replace or rebuild any part of the Mortgaged Property that becomes damaged, worn or dilapidated. Borrower shall complete and pay for any structure at any time in the process of construction or repair on the Land. Except with respect to an Outparcel or the Release Parcel, in which event the provisions of Section 2.11 or Section 2.17, as applicable, shall govern, Borrower shall not initiate, voluntarily join in, or voluntarily consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting in any material respect the uses which may be made of the Mortgaged Property or any part thereof, except to the extent Borrower is obligated to do so pursuant to law or any Permitted Encumbrance, without the written consent of Lender. If under applicable zoning provisions the use of all or any portion of the Mortgaged Property is or shall become a nonconforming use, Borrower will not cause or permit such nonconforming use to be discontinued or abandoned if such discontinuance of abandonment would cause such nonconforming use to no longer be permitted without the express written consent of Lender, which consent shall not be unreasonably withheld or delayed. Borrower shall not (i) change the over-all use of any of the Land or Improvements in any material respect, (ii) permit or suffer to occur any physical waste on or to the Mortgaged Property or to any portion thereof or (iii) take any steps whatsoever to convert the Mortgaged Property, or any portion thereof, to a condominium or cooperative form of management except as set forth in Section 2.17 hereof.

(bb) Prohibited Persons. Borrower covenants and agrees to deliver (from time to time) to Lender any certification or other evidence as may be requested by Lender in its discretion, confirming that: (i) neither Borrower, Guarantor nor their respective officers, directors, partners, members or majority-owned Affiliates is a Prohibited Person; and (ii) neither Borrower nor Guarantor nor their respective officers, directors, partners, members or majority-owned Affiliates has engaged in any business, transaction or dealings with a Person known to Borrower to be a Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Person known to Borrower to be a Prohibited Person.

(cc) Taxes on Security. Borrower shall pay all taxes, charges, filing, registration and recording fees, excises and levies payable with respect to the Note or the Lien created or secured by the Loan Documents, other than income, franchise and doing business taxes imposed on Lender. If there shall be enacted any law (1) deducting the Loan from the value of the Collateral for the purpose of taxation, (2) affecting Lender’s Lien on the Collateral or (3) changing existing laws of taxation of mortgages, deeds of trust, security deeds, or debts secured by realty, or changing the manner of collecting any such taxes, Borrower shall promptly pay to Lender, on demand, all taxes, costs and charges for which Lender is or may be liable as a result thereof in excess of those for which Lender would otherwise have been liable had such law not been enacted; provided, however, if such payment would be prohibited by law or would render the Loan usurious, then instead of collecting such payment, Lender may declare all amounts owing under the Loan Documents to be immediately due and payable.

(dd) Intentionally omitted.

(ee) Liquor Licenses. It is understood that the current Liquor Licenses are held by Great Wolf Lodge of Williamsburg, LLC (the “Liquor License Holder”) and Liquor Operations on the Mortgaged Property are conducted pursuant to the Liquor Agreement. For so long as the Liquor Licenses are held by the Liquor License Holder, Borrower shall (i) promptly perform and /or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Liquor Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder, (ii) promptly deliver to Lender a copy of each notice of default received or sent by it under the Liquor Agreement, and (iii) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the Liquor License Holder under the Liquor Agreement. Without the prior written consent of Lender, Borrower shall not amend, modify, change or supplement the Liquor Agreement or cancel or terminate the Liquor Agreement, unless Borrower provides to Lender evidence reasonably satisfactory to Lender that prior to or contemporaneously with such cancellation or termination the Liquor Licenses will remain in full force and effect in the name of Borrower or Manager (as a result of either the Liquor Licenses being assigned to or new Liquor Licenses being issued to Borrower or Manager) and Liquor Operations at the Property will be uninterrupted as a result of such termination or cancellation. If Borrower determines that the Liquor Licenses are to be held by Manager, Borrower shall notify Lender in writing and, at the request of Lender, shall, and shall cause Manager to, enter into an agreement reasonably satisfactory to Lender (and at Borrower’s sole cost and expense) with respect to the Liquor Licenses and Liquor Operations, including in connection with, during and following the exercise of Lender’s remedies under the Loan Documents.

(ff) Refinancing Loan. If either Borrower or any Affiliate of Borrower or any other Person in which Borrower or its members have a direct or indirect beneficial ownership interest proposes to obtain a loan from any Person (other than the Lender) to be secured primarily by the Mortgaged Property (or a portion thereof) and/or the direct or indirect equity interests in Borrower or any other Affiliate of Borrower which acquires the Mortgaged Property and to cause the proceeds of such loan to be used to pay or prepay the Loan in whole or in part (including, without limitation, on the Maturity Date or otherwise pursuant to Section 2.6(a)) (any such transaction, a “Refinancing Loan”), Borrower shall provide to the Lender in writing the Proposed Terms (including by delivering to Lender actual copies of all current draft proposals which have been obtained, except Borrower may redact or withhold the name of the proposed lender on such refinancing loan to the extent Borrower or such Person is subject to a confidentiality agreement or, if Borrower or such Person is prohibited from delivering to Lender copies of such draft proposal(s) pursuant to a confidentiality or other written agreement which Borrower or such Person is subject, Borrower shall deliver to Lender a certified written statement containing the Proposed Terms). Lender shall have ten (10) days from its receipt in writing of such proposal to offer to Borrower a Refinancing Loan on terms specified by Lender in writing (the “Lender’s Terms”). If prior to the expiration of such ten (10) day period, the Lender shall offer to Borrower or such Affiliate a transaction with the same material terms as the Proposed Terms provided to the Lender, Borrower or such Affiliate shall accept, and enter into, the transaction offered by the Lender and shall not accept, or enter into, such Refinancing Loan. If the Lender declines to offer a transaction on the same terms as the Proposed Terms and Borrower or such Affiliate subsequently either proposes to obtain a Refinancing Loan with financial terms materially less advantageous to Borrower or such Affiliate than those previously disclosed to the Lender or does not consummate a Refinancing Loan on the terms provided within sixty (60) days of the Lender declining to offer a transaction on the same terms as the Proposed Terms, then Borrower or such Affiliate shall provide the Lender with a further opportunity to make the Refinancing Loan in accordance with the timing provisions set forth above.

(gg) Qualified Interest Rate Cap Counterparty.

(i) In the event Borrower is required to deliver Lender an interest rate cap pursuant to Section 2.18, if the rating of a Qualified Interest Rate Cap Counterparty that has provided an interest rate cap which Borrower pledges to Lender pursuant to the Collateral Assignment of Hedge falls below the rating criteria specified in the definition of a Qualified Interest Rate Cap Counterparty, then within thirty (30) days following written request from Lender, Borrower shall deliver to Lender a replacement interest rate cap satisfying all of the criteria set forth in Section 2.18 and Section 5.1(gg)(ii).

(ii) Each interest rate cap agreement shall contain the following language or its equivalent: “In the event of any downgrade, withdrawal or qualification of the rating of the Qualified Interest Rate Cap Counterparty below “AA-“ (long term) or “AA-1+” (short term) (or, in each case, the equivalent) by the Rating Agencies, the Qualified Interest Rate Cap Counterparty must, within 30 days, either (x) post collateral on terms acceptable to each Rating Agency or (y) find a replacement Qualified Interest Rate Cap Counterparty, at the original Qualified Interest Rate Cap Counterparty’s sole cost and expense, acceptable to each Rating Agency (notwithstanding the foregoing, if the Counterparty’s rating is downgraded to “A+” or lower, only the option described in clause (y) will be acceptable); provided that, notwithstanding such a downgrade, withdrawal or qualification, unless and until the original Qualified Interest Rate Cap Counterparty transfers the interest rate cap agreement to a replacement Qualified Interest Rate Cap Counterparty pursuant to the foregoing clause (y), the original Qualified Interest Rate Cap Counterparty will continue to perform its obligations under the interest rate cap agreement. Failure to satisfy the foregoing shall constitute an Additional Termination Event as defined by Section 5(b)(v) of the ISDA Master Agreement, with the original Qualified Interest Rate Cap Counterparty as the Affected Party.” In the event Qualified Interest Rate Cap Counterparty does not comply with such provision described in this clause (ii), Borrower shall within thirty (30) days replace the interest rate cap agreement with a replacement interest rate cap agreement in accordance with this Section 5.1(gg)(ii).

ARTICLE VI.

NEGATIVE COVENANTS

Section 6.1. Negative Covenants. Borrower covenants and agrees that, until payment in full of the Indebtedness, it will not do, directly or indirectly, any of the following unless Lender consents thereto in writing:

(a) Liens on the Mortgaged Property. Incur, create, assume, become or be liable in any manner with respect to, or permit to exist, except as permitted by Section 5.1(b) above, any Lien with respect to the Mortgaged Property or any portion thereof, except: (i) Liens in favor of Lender, (ii) easements and covenants approved by Lender in connection with partial releases pursuant to the terms of Section 2.11 or Section 2.17 hereof, and (iii) the Permitted Encumbrances.

(b) Ownership. Except as expressly permitted by or pursuant to this Agreement or the other Loan Documents, own any property of any kind other than the Mortgaged Property.

(c) Other Borrowings. Incur, create, assume, become or be liable in any manner with respect to Other Borrowings other than trade debt or equipment or finance leases expressly permitted under Article VIII of this Agreement.

(d) Dissolution; Merger or Consolidation. Dissolve, terminate, liquidate, merge with or consolidate into another Person.

(e) Change In Business. Make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business.

(f) Debt Cancellation. Cancel or otherwise forgive or release any material claim or debt owed to Borrower by any Person, except for adequate consideration or in the ordinary course of Borrower’s business.

(g) Affiliate Transactions. Except for fees and expenses payable to Manager under the Management Agreement and Licensor under the License Agreement, (i) pay any management, consulting, director or similar fees to any Affiliate of Borrower or to any director or manager (other than any customary fees of the Independent Director), officer or employee of Borrower, (ii) directly or indirectly enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Borrower or with any director, officer or employee of any Affiliate of Borrower, except transactions in the ordinary course of and pursuant to the reasonable requirements of the business of Borrower and upon fair and reasonable terms which are no less favorable to Borrower than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of Borrower, or (iii) except as permitted under the Manager’s Subordination, make any payment or permit any payment to be made to any Affiliate of Borrower when or as to any time when any Event of Default shall exist.

(h) Creation of Easements. Except as expressly permitted by or pursuant to the Mortgage or this Agreement, create, or permit the Mortgaged Property or any part thereof to become subject to, any easement or restrictive covenant, other than a Permitted Encumbrance, provided, that the consent of Lender shall not be unreasonably withheld or delayed to the extent that any such easement or restrictive covenant is reasonably necessary or beneficial with respect to the continued use, enjoyment, access to or operation of the Mortgaged Property.

(i) Misapplication of Funds. Distribute any Receipts or Moneys received from Accounts in violation of the provisions of Section 2.12, or fail to pay over Lender, if an Event of Default exists, any and all Advance Bookings Deposits, or misappropriate any Advance Bookings Deposit or portion thereof.

(j) Certain Restrictions. Enter into any agreement that expressly restricts the ability of Borrower to enter into amendments, modifications or waivers of any of the Loan Documents.

(k) Assignment of Licenses and Permits. Assign or transfer any of its interest in any Permits pertaining to the Mortgaged Property, or assign, transfer or remove or permit any other Person to assign, transfer or remove any records pertaining to the Mortgaged Property.

(l) Place of Organization. Change its jurisdiction of organization, creation or formation, as applicable, without giving Lender at least fifteen (15) days’ prior written notice thereof and promptly providing Lender such information as Lender may reasonably request in connection therewith.

(m) Management Agreement and License Agreement. Except in accordance with this Agreement or in connection with Section 2.17, (i) terminate or cancel the Management Agreement or License Agreement, (ii) consent to either the reduction of the term of or the assignment of the Management Agreement or License Agreement, (iii) increase or consent to the increase of the amount of any charges under the Management Agreement or License Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement or License Agreement in any material respect.

(n) Plans and Welfare Plans. Knowingly engage in or permit any transaction in connection with which Borrower or any ERISA Affiliate could be subject to either a material civil penalty or tax assessed pursuant to Section 502(i) or 502(1) of ERISA or Section 4975 of the Code, permit any Welfare Plan to provide benefits, including without limitation, medical benefits (whether or not insured), with respect to any current or former employee of Borrower beyond his or her retirement or other termination of service other than (i) coverage mandated by applicable law, (ii) death or disability benefits that have been fully provided for by paid up insurance or otherwise or (iii) severance benefits, permit the assets of Borrower to become “plan assets”, whether by operation of law or under regulations promulgated under ERISA or adopt, materially amend (except as may be required by applicable law) or materially increase the amount of any benefit or amount payable under, or permit any ERISA Affiliate to adopt, materially amend (except as may be required by applicable law) or materially increase the amount of any benefit or amount payable under, any Plan or Welfare Plan, except for adoptions, amendments or increases in the ordinary course of business that, in the aggregate, do not result in a Material Adverse Effect.

(o) Transfer of Mortgaged Property or Ownership Interests. Permit any Transfer to occur, other than a Permitted Transfer.

(p) Equipment and Inventory. Except pursuant to the Management Agreement or as otherwise permitted under Section 5.1(aa), permit any Equipment owned by Borrower or any of its Affiliates to be removed at any time from the Mortgaged Property unless the removed item is consumed or sold in the usual and customary course of business, removed temporarily for maintenance and repair or, if removed permanently, replaced by an article of equivalent suitability and not materially less value, owned by Borrower free and clear of any Lien (other than Permitted Encumbrances).

(q) Management Fees and License Fees. Pay Borrower or any Affiliate of Borrower any management fees, license fees or reservation fees with respect to the Mortgaged Property except for management fees, license fees or reservation fees paid to Manager under the Management Agreement and to Licensor under the License Agreement.

(r) Prohibited Persons. With respect to Borrower, Guarantor and any of their respective officers, directors, partners, members or majority-owned Affiliates: (i) conduct any business, or engage in any transaction or dealing, with any Prohibited Person, including, but not limited to, the making or receiving of any contribution of funds, goods, or services, to or for the benefit of a Prohibited Person; or (ii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in EO13224.

(s) Name; Non-Competition. (i) Change the name under which the Mortgaged Property is operated from “Great Wolf Lodge®” or another name consistent with the names then currently utilized by Great Wolf in its family of other lodges (except Lender shall not unreasonably withhold or delay its approval of a name change which Great Wolf deems necessary or desirable for the continued operation of its business), or (ii) make, suffer or permit any change in franchise of “flag” or brand or other affiliation of the Mortgaged Property without the consent of Lender, or (iii) suffer or permit, by its Affiliates, Manager or Guarantor or any of their respective Affiliates, under any license, franchise, concession or permission of any kind granted by any of its Affiliates, Manager or Guarantor or any of their respective Affiliates, an Additional Resort Event to occur.

(t) Modification of Interest Rate Cap Agreement. Amend, modify, cancel or terminate any interest rate cap entered into by Borrower pursuant to this Agreement or permit same to be amended, modified, cancelled or terminated.

ARTICLE VII.

EVENT OF DEFAULT

Section 7.1. Event of Default. The occurrence of one or more of the following events shall be an “Event of Default” hereunder:

(a) if on any Payment Date Borrower fails to pay any accrued and unpaid interest on the Loan then due and payable, or if Borrower fails to make any scheduled deposits into the Reserve Accounts when due and payable in accordance with the provisions hereof;

(b) if Borrower fails to pay the outstanding Indebtedness on the Maturity Date;

(c) if Borrower fails to pay or deposit any other amount payable or required to be deposited pursuant to this Agreement or any other Loan Document when due and payable in accordance with the provisions hereof or thereof, as the case may be, and such failure continues for ten (10) days after Lender delivers written notice thereof to Borrower;

(d) if any representation or warranty made herein or in any other Loan Document, or in any report, certificate, financial statement or other Instrument, agreement or document furnished by Borrower or Guarantor in connection with this Agreement, the Note or any other Loan Document executed and delivered by Borrower or Guarantor shall be materially false or materially misleading as of the date such representation or warranty was made (or if such representation or warranty relates to an earlier date, then as of such earlier date);

(e) if any Borrower or Guarantor makes an assignment for the benefit of creditors;

(f) if a receiver, liquidator or trustee shall be appointed for Borrower or Guarantor or if Borrower or Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by Borrower or Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or Guarantor shall be instituted; provided, however, that if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, or Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days, or if Borrower or Guarantor shall generally not be paying its debts as they become due;

(g) if Borrower defaults beyond any applicable notice and cure period under the Management Agreement or License Agreement or, without Lender’s prior written consent: (i) there is any material change in or amendment to the Management Agreement or License Agreement without the prior written consent of Lender; or (ii) there is a cancellation, expiration, surrender or termination, for any reason, of the Management Agreement or License Agreement;

(h) if Borrower ceases to operate a hotel and water park resort on the Mortgaged Property or terminates such business for any reason whatsoever (other than cessation in connection with any casualty or any renovations to the Mortgaged Property or restoration of the Mortgaged Property after fire or other casualty, or force majeure causes, or taking by a governmental authority having jurisdiction over the Mortgaged Property);

(i) If (A) Borrower fails to provide Lender (to the extent not previously provided to Lender) with written evidence of receipt of all required permits and licenses (including, without limitation, food and other beverage licenses) in connection with Borrower’s ownership and operation of the Mortgaged Property within thirty (30) days after Lender’s written request therefor, or (B) any required permit(s) and licenses for the operation of the Mortgaged Property as a full service first class hotel and water park resort shall be revoked or terminated or expire, or food can no longer be legally sold at the Mortgaged Property, in any such case, for a period of longer than sixty (60) days; or

(j) if Borrower attempts to delegate its obligations or assign its rights under this Agreement, any of the other Loan Documents or any interest herein or therein, or if any Transfer occurs, other than a Permitted Transfer or otherwise in accordance with or as permitted under this Agreement;

(k) if any provision of the Organizational Agreement affecting the purpose for which Borrower is formed is amended or modified in any material respect which is reasonably likely to adversely affect Lender, or if Borrower fails to perform or enforce the provisions of the Organizational Agreement and such failure has a Material Adverse Effect or attempts to dissolve Borrower without Lender’s consent;

(l) if an Event of Default as defined or described in the Note or any other Loan Document occurs, whether as to Borrower or the Mortgaged Property or any portion thereof;

(m) if any of the assumptions made with respect to Borrower and its Affiliates in that certain substantive non-consolidation opinion letter dated as of (or on or about) the Closing Date and delivered in connection with the Loan is not true and correct in all respects;

(n) if Borrower fails to perform any of terms or conditions set forth in that certain Fee Letter dated as of the date of this Agreement between Borrower and Lender;

(o) if Borrower fails to maintain any insurance required to be maintained pursuant to Section 5.1(x) hereof; and

(p) if Borrower shall fail to perform any of the terms, covenants or conditions of this Agreement, the Note, the Mortgage or the other Loan Documents, other than as specifically otherwise referred to above in this definition of “Event of Default,” for ten (10) days after notice to Borrower from Lender or its successors or assigns, in the case of any Default which can be cured by the payment of a sum of money (other than Events of Default pursuant to Sections 7.1(a) and 7.1(b) above, as to which the grace period, if any, set forth therein is applicable), or for thirty (30) days after notice from Lender or its successors or assigns, in the case of any other Default (unless a longer notice period is otherwise provided herein or in such other Loan Document); provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for an additional sixty (60) days;

then, upon the occurrence of any such Event of Default and at any time thereafter, Lender or its successors or assigns, may, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents, or at law or in equity, take such action, without further notice or demand, as Lender or its successors or assigns, deems advisable to protect and enforce its rights against Borrower and in and to all or any portion of the Collateral, and may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and/or the Collateral (including, without limitation, all rights or remedies available at law or in equity). In addition to and without limiting the foregoing, upon the occurrence of any Event of Default described in any of Sections 7.1(e) or (f), the unpaid principal amount of and accrued interest and fees on the Loan and all other Indebtedness shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower. Upon and at any time after the occurrence of any other Event of Default, at the option of Lender, which may be exercised without notice or demand to anyone, all or any portion of the Loan and other Indebtedness shall immediately become due and payable.

Section 7.2. Remedies.

(a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed by or with respect to Borrower, or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any portion of the Indebtedness shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any portion of the Collateral. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents.

(b) In the event of the foreclosure or other action by Lender to enforce Lender’s remedies in connection with all or any portion of the Collateral, Lender shall apply all Net Proceeds received to repay the Indebtedness in accordance with Section 2.8, the Indebtedness (as selected by Lender in its discretion) shall be reduced to the extent of such Net Proceeds and the remaining portion of the Indebtedness shall remain outstanding and secured by the Loan Documents, it being understood and agreed by Borrower that Borrower is liable for the repayment of all the Indebtedness; provided, however, that the Loan shall be deemed to have been repaid only to the extent of the Net Proceeds actually received by Lender with respect to the Collateral and applied in reduction of the Indebtedness evidenced by the Note in accordance with the provisions of this Agreement after payment by Borrower of all Transaction Costs and costs of enforcement.

(c) Upon and during the continuation of an Event of Default, Lender shall have the right, but not the obligation, with respect to any and all bankruptcy proceedings that are now or hereafter commenced in connection with the Mortgaged Property, to (i) vote to accept or reject any plans of reorganization, (ii) vote in any election of a trustee, (iii) elect the treatment of secured claims as specified in Section 1111(b) of the Bankruptcy Code, and (iv) make any other decisions requested of holders of claims or interests that Borrower would have had the right to do in such bankruptcy proceedings in the absence of an Event of Default.

(d) Upon the request of Lender (or its nominees and successors and assigns) in connection with a foreclosure, deed in lieu of foreclosure of other acquisition of the Mortgaged Property or any part thereof resulting from an Event of Default, Borrower shall, and shall cause Manager to, cooperate with Lender (and its nominees and successors and assigns) in (i) the transfer to Lender (or such nominee, successor or assign) of any licenses and permits (including, without limitation, but only to the extent permitted by law, liquor licenses and the licenses under the License Agreement) necessary or appropriate for the operation of the Mortgaged Property; (ii) the obtaining by Lender (or such nominee, successor or assign) of any licenses and permits (including without limitation liquor licenses and licenses under the License Agreement) necessary or appropriate for the operation of the Mortgaged Property; and (iii) the continuation by Borrower and Manager, as applicable, of any existing licenses and permits (including without limitation liquor licenses and licenses under the License Agreement) and/or arrangements for liquor sales and service to be conducted by third party venders, under catering licenses or otherwise, until new licenses and permits are obtained.

Section 7.3. Remedies Cumulative. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents executed by or with respect to Borrower, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singly, concurrently or otherwise, at such time and in such order as Lender may determine. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of any Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Subject to Section 9.24, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim, in connection with the foreclosure of any Mortgage on the Mortgaged Property, to the extent necessary to foreclose on other parts of the Collateral.

Section 7.4. Intentionally Omitted.

Section 7.5. Curative Advances. If any Event of Default occurs, then Lender may expend such sums as it shall reasonably deem appropriate in connection with the matters giving rise to such Event of Default. Borrower shall immediately repay all such sums so advanced, which sums shall immediately become part of the Indebtedness, bear interest at the Default Rate from the date advanced until the date repaid, and be secured by all Collateral.

ARTICLE VIII.

SINGLE-PURPOSE, BANKRUPTCY-REMOTE REPRESENTATIONS,

WARRANTIES AND COVENANTS

Section 8.1. Applicable to Borrower. Borrower hereby acknowledges that, as a condition of Lender’s agreements and performance of its obligations hereunder, Lender is relying on the status of Borrower as a legal entity separate and apart from any Affiliate or other entity and has required that Borrower maintain such status, and Lender hereby acknowledges such reliance and requirement. Accordingly, Borrower hereby represents, warrants and covenants as of the Closing Date and until such time as the Loan is paid in full, that absent express advance written waiver from Lender, which may be withheld at Lender’s discretion, Borrower (it being understood and agreed that these provisions shall not apply to the member(s) of Borrower or any owner of a direct or indirect interest in Borrower):

(a) since its date of formation and at all times thereafter, has been and will be organized solely for the purpose of constructing, owning, developing, operating, maintaining, repairing, managing, leasing, mortgaging, pledging and otherwise dealing with the Mortgaged Property, and transferring the Mortgaged Property to the extent permitted by this Agreement;

(b) since its date of formation and at all times thereafter, has not owned, does not own and will not own or acquire any assets other than the Mortgaged Property (including personal property necessary or desirable for the operation thereof and proceeds therefrom);

(c) since its date of formation and at all times thereafter, has not engaged, is not engaged and will not engage in any business, directly or indirectly, other than the construction, ownership, development, maintenance, repair, management, leasing and operation of the Mortgaged Property (including expansions or renovations to the Mortgaged Property permitted hereunder and financing of the Mortgaged Property through obtaining the Loan) and transfer of the Mortgaged Property to the extent permitted by this Agreement;

(d) since its date of formation and at all times thereafter, and except as otherwise permitted under the Loan Documents, has not and shall not (i) merge into or consolidate with any Person, (ii) to the fullest extent permitted by law, dissolve, terminate, liquidate in whole or in part, (iii) transfer or otherwise dispose of all or substantially all of its assets, or (iv) change its legal structure without the prior written consent of Lender;

(e) has not failed and shall not fail to observe all organizational and partnership or limited liability company formalities, as applicable, and has not failed and shall not fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the applicable legal requirements of the jurisdiction of its organization or formation, and has not failed and shall not fail to be qualified to do business in all states necessary to carry on its business, including the state in which the Mortgaged Property is located, and shall not amend, modify, terminate or fail to comply with the provisions of its organizational documents;

(f) has not and, except as otherwise permitted by the Loan Documents, shall not own any subsidiary and has not made and will not make any investment in any other Person;

(g) has not and, except as expressly permitted under the Loan Documents, will not commingle its funds or assets with the funds or assets of any other Person;

(h) has not incurred and will not incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than: (i) the Loan; (ii) trade and operational indebtedness not evidenced by a promissory note incurred in the ordinary course of business with trade creditors in connection with owning, operating and maintaining the Mortgaged Property, and customarily paid by Borrower within sixty (60) days of incurrence and in fact not more than sixty (60) days outstanding; and (iii) equipment financing leases and purchase money debt for equipment, in each case incurred in the ordinary course of business in connection with the use, financing or purchase of equipment used on the Mortgaged Property, the payments upon which are made currently and in any event prior to delinquency, provided, that: (A) the aggregate capitalized amount of all such permitted financing leases plus the aggregate amount of all such permitted purchase money debt shall not exceed $100,000 at any time or require payments aggregating in excess of $300,000 (except such amounts may be increased to reflect the increases in the Consumer Price Index (expressed as percentage) as measured over the calendar year that the Loan closed); and (B) the aggregate outstanding amount of: (1) all trade payables described in clause (ii) above; plus (2) the aggregate capitalized amount of all permitted financing leases plus the aggregate amount of all permitted purchase money debt described in clause (iii) above, shall not at any time be in excess of four percent (4%) of the Principal Indebtedness.

(i) has not failed and will not fail to maintain its records, books of account, bank accounts, financial statements, accounting records and other entity documents as official records and separate and apart from those of any other Person; except that such Borrower’s financial position, assets, liabilities, net worth and operating results may be included in the consolidated financial statements of an Affiliate, provided, that Borrower is properly reflected and treated as a separate entity in such consolidated financial statements of such Affiliate;

(j) has not entered into and, except as otherwise permitted under the Loan Documents, will not enter into any contract or agreement with any partner, member, shareholder, principal, guarantor of the obligations of Borrower or any Affiliate of the foregoing, except in the ordinary course of business pursuant to written agreements upon terms and conditions that are intrinsically fair;

(k) has maintained and shall maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(l) has not, does not and, except as otherwise permitted under the Loan Documents, will not: (i) assume, guaranty or become obligated for the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets for the benefit of any other Person or hold outs its credit as being available to satisfy the obligations of any other Person; or (ii) authorize or provide its consent to any Affiliate to assume, guaranty or become obligated for the debts of Borrower, hold itself out to be responsible for the debts of Borrower, or otherwise pledge its assets for the benefit of Borrower or hold out its credit as being available to satisfy the obligations of Borrower;

(m) has not made and, except as otherwise permitted under the Loan Documents, will not make any loans or advances to any Person or hold evidence of indebtedness issued by any other Person;

(n) has filed and will file either its own tax returns or, if Borrower is a so-called “disregarded entity” under applicable law for tax purposes and is required or permitted to be included in the consolidated tax return of another entity, a consolidated federal income tax return;

(o) has been and will be, and at all times has held and will hold itself out to the public as a legal entity separate and distinct from any other Person (and not as a division or part of any other Person), and has and will conduct its business solely in its own name, and has not failed and will not fail to correct any known misunderstanding regarding its separate identity;

(p) has not failed to and, as of the Closing Date, reasonably expects to continue to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(q) to the extent Borrower has or requires an office, will maintain an office through which its business shall be conducted separate and apart from that of any of its Affiliates, and has and shall fairly and reasonably allocate shared expenses (including, without limitation, shared office space and services performed by an employee of an Affiliate) among the Persons sharing such expenses, and shall use separate stationery, invoices and checks. The stationery, invoices and checks utilized to collect Borrower’s funds or pay Borrower’s expenses shall bear Borrower’s own name, as applicable, and shall not bear the name of any other entity unless such entity is clearly designated as being Borrower’s agent;

(r) has remained and, as of the Closing Date, reasonably expects to remain solvent and has paid and shall pay its own liabilities and expenses (including, without limitation, salaries of its own employees, if any) only from its own funds;

(s) has not and shall not acquire obligations or securities of its members or other Affiliates, as applicable or have its obligations guaranteed by any Affiliate, except as contemplated by the Loan Documents;

(t) to the fullest extent permitted by applicable law, shall not violate or cause to be violated, in any material respects, the assumptions made with respect to it and its principals in the opinion letter pertaining to substantive consolidation delivered pursuant hereto;

(u) has not failed and, except to the extent of accounts held in the name of Lender pursuant to the Loan Documents, shall not fail to hold its assets in its own name;

(v) has caused and shall cause all representatives of Borrower to act at all times, with respect to Borrower, consistently and in the best interests of Borrower;

(w) has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(x) Borrower shall be a Delaware limited liability company which complies with the following:

(i) the limited liability company agreement of Borrower shall incorporate the provisions of this Section 8.1 and require that the directors/managers of Borrower consider the interests of the creditors of Borrower in connection with all corporate decisions and actions;

(ii) Borrower shall at all times cause there to be at least two (2) springing members of Borrower which, upon the dissolution of the SPC Single Member (as hereinafter defined) or the withdrawal or the disassociation of the SPC Single Member from Borrower, shall immediately become the members of the Borrower;

(iii) Borrower shall at all times cause there to be at least two (2) Independent Directors of Borrower;

(iv) Borrower’s limited liability company agreement shall provide that the unanimous written consent of all of the members of Borrower and the written consent of each of the Independent Directors (which shall be required in order for the SPC Single Member to take such action under the terms of Borrower’s limited liability company agreement) will be required in order for Borrower to: (A) file or consent to the institution of bankruptcy or insolvency proceedings against Borrower or the filing of any petition, either voluntary or involuntary, to take advantage of any applicable federal or state law relating to bankruptcy; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or other similar official of Borrower or a substantial part of Borrower’s property; (C) take any action that might cause such entity to become insolvent or otherwise seek any relief under any laws relating to the relief of debts or the protection of creditors generally; (D) make an assignment for the benefit of creditors; (E) admit in writing Borrower’s inability to pay its debts generally as they become due, or any similar action; or (F) take action in furtherance of any of the foregoing actions;

(v) Borrower shall not cause or permit the board of directors/managers of Borrower to take any action which, under the terms of any certificate of formation, limited liability company agreement or any voting trust agreement with respect to any common stock or membership interests, requires the vote of the board of directors/managers of Borrower unless at the time of such action there shall be at two (2) members of such board of directors/managers who are Independent Directors; and

(vi) Borrower shall cause reputable Delaware counsel reasonably acceptable to Lender (the “Delaware Law Firm”) to deliver to Lender an opinion letter reasonably satisfactory to Lender whereby the Delaware Law Firm opines (which opinion may be subject to standard assumptions, qualifications, limitations and exceptions reasonably acceptable to Lender), among other requirements of Lender, that: (A) the unanimous consent of the single member of Borrower (the “SPC Single Member”) and the Independent Directors are required in order for Borrower to file a voluntary bankruptcy petition; (B) the provision in Borrower’s Organizational Documents that requires unanimous consent as a condition to filing a voluntary bankruptcy petition is enforceable against Borrower; (C) the bankruptcy of the SPC Single Member will not cause Borrower to be dissolved; (D) no creditor of SPC Single Member shall have the right to obtain possession of, or otherwise exercise legal or equitable remedies with respect to, Borrower’s property; and (E) Delaware law, not federal law, governs the determination of what persons or entities have the authority to file a voluntary bankruptcy petition on behalf of Borrower;

(y) Borrower has complied and will comply with the separateness provisions of Borrower’s limited liability company agreement since Borrower’s limited liability company agreement was executed and delivered, and with the laws of the state of its formation relating to limited liability companies; and

(z) Borrower’s limited liability company agreement shall at all times provide that it shall not cause, permit or empower any Person to consolidate or merge Borrower into any other entity.

ARTICLE IX.

MISCELLANEOUS

Section 9.1. Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement, the making the Loan hereunder and the execution and delivery by Borrower to Lender of the Loan Documents, and shall continue in full force and effect so long as any portion of the Indebtedness is outstanding and unpaid. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party. All covenants, promises and agreements in this Agreement contained, by or on behalf of Borrower, shall inure to the benefit of the respective successors and assigns of Lender. Nothing in this Agreement or in any other Loan Document, express or implied, shall give to any Person other than the parties and the holder of the Note and the other Loan Documents, and their legal representatives, successors and assigns, any benefit or any legal or equitable right, remedy or claim hereunder.

Section 9.2. Lender’s Discretion. Whenever pursuant to this Agreement, Lender is entitled to permit, approve or disapprove any action or matter, or any action or matter is to be satisfactory to Lender, or any action or matter is subject to Lender’s determination, option or discretion, the decision of Lender to permit, approve or disapprove, and any such determination by Lender or exercise by Lender of any discretion or option with respect to any action or matter, or to decide whether any action or matter is satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 9.3. Governing Law.

(a) This Agreement was negotiated in New York and made by Lender and accepted by Borrower in the State of New York, and the proceeds of the Note delivered pursuant hereto were disbursed from New York, which State the parties agree has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limitation, matters of construction, validity, performance, and maximum permissible rates of interest), this Agreement and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed in such State and any applicable law of the United States of America, except that at all times the provisions for the creation, perfection and enforcement of the liens and security interests created pursuant to the Mortgage and Assignment of Profits and Leases shall be governed by the laws of the State where the Mortgaged Property is located, except that the security interests in Account Collateral shall be governed by the laws of the State of New York or the State where the Account Collateral is held, at the option of Lender.

(b) Borrower hereby consents to the jurisdiction of any federal court or state court in New York, New York or within the county and state in which the Mortgaged Property is located and irrevocably agrees that, subject to Lender’s election, any legal suit, action or proceeding against Lender or Borrower arising out of or relating to this Agreement or the other Loan Documents may be instituted and litigated in such courts. Borrower hereby (i) irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (ii) irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. Borrower does hereby designate and appoint Corporation Services Company with an address at 1133 Avenue of the Americas, Suite 3100, New York, New York 10036-6710, as its authorized agent to accept and acknowledge on its behalf service of any and all process which may be served in any such suit, action or proceeding in any federal or state court in New York, New York, and agrees that service of process upon said agent at said address (or at such other office in New York, New York as may be designated by Borrower from time to time in accordance with the terms hereof) with a copy to Borrower at its principal executive offices, and written notice of said service of Borrower mailed or delivered to Borrower in the manner provided herein shall be deemed in every respect effective service of process upon Borrower, in any such suit, action or proceeding in the State of New York. Borrower (i) shall give prompt notice to Lender of any change in address of its authorized agent hereunder, (ii) may at any time and from time to time designate a substitute authorized agent with an office in New York, New York (which office shall be designated as the address for service of process), and (iii) shall promptly designate such a substitute if its authorized agent ceases to have an office in New York, New York or is dissolved without leaving a successor.

Section 9.4. Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or any other Loan Document, or consent or waiver referred to in any Loan Document or consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to or demand on Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 9.5. Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 9.6. Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if delivered or sent by: (a) hand delivery, (b) certified or registered United States mail, postage prepaid, (c) nationally recognized overnight delivery service, (d) by facsimile transmission, addressed if to Lender or to Borrower at its applicable address set forth on Schedule 4 hereto, or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 9.6, or (e) other than with respect to an amendment or modification, an electronic medium. A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or three Business Days after mailing; in the case of overnight delivery and facsimile transmission, on the Business Day after the same was sent; or in the case of electronic medium, when confirmed by e-mail. A party receiving a notice which does not comply with the technical requirements for notice under this Section 9.6 may elect to waive any deficiencies and treat the notice as having been properly given. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of an original executed counterpart thereof.

Section 9.7. TRIAL BY JURY. BORROWER, TO THE FULLEST EXTENT THAT IT MAY LAWFULLY DO SO, WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY TORT ACTION, BROUGHT BY ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT, THE NOTE OR THE OTHER LOAN DOCUMENTS.

Section 9.8. Headings. The Article and Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 9.9. Assignment.

(a) Borrower may not sell, assign or transfer any interest in the Loan Documents, or any portion of the foregoing (including, without limitation, Borrower’s rights, title, interests, remedies, powers and duties hereunder and thereunder) without Lender’s prior written consent; provided, however, that a Permitted Transfer shall not be deemed a breach of this provision.

(b) Lender shall have the right to assign or participate this Agreement and/or its interest in any of the other Loan Documents and the obligations hereunder to any Person, subject to the other applicable provisions of this Agreement. In the event of an assignment by Lender, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were an original “Lender” hereunder. The holders from time to time of the Loan and/or any other interest of the “Lender” under this Agreement and the other Loan Documents may from time to time enter into one or more co-lender or similar agreements in their discretion. Borrower acknowledges and agrees that such agreements, as the same may from time to time be amended, modified or restated, may govern the exercise of the powers and discretionary authority of Lender hereunder and under the other Loan Documents. Liens granted and created in favor of the “Lender” under this Agreement, the Mortgage and the other Loan Documents shall be held, and shall be deemed for all purposes under this Agreement, the Mortgage and the other Loan Documents to be held, by the designated “Lender” as collateral agent for itself as a Lender and as collateral agent for each and every other Lender hereunder and under the other Loan Documents.

(c) Lender may from time to time elect to enter into a servicing agreement with a servicer, pursuant to which the servicer shall be appointed to service and administer the Loan and the Account Collateral in accordance with the terms hereof and to exercise any and all other rights of Lender with respect to the Loan as set forth in such servicing agreement. Lender shall promptly notify Borrower if Lender shall elect to appoint or change the servicer, and all notices and other communications from Borrower to Lender shall be delivered to the servicer with a copy concurrently delivered to Lender, and any notice, direction or other communication from the servicer to Borrower shall have the same force and effect as a notice, direction or communication from Lender. The servicer shall be entitled to be reimbursed for any reasonable cost, expense or liability which is incurred by the servicer pursuant to such servicing and administrative duties and which would otherwise be reimbursable to Lender under this Agreement or any other Loan Document in the same manner and to the same extent as if Lender incurred such cost, expense or liability in the first place. The parties hereto acknowledge and agree that the servicer shall be a third party beneficiary to this Agreement and the other Loan Documents.

Section 9.10. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 9.11. Preferences. Lender shall have no obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the obligations of Borrower pursuant to this Agreement, the Note or any other Loan Document. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder, provided that such application or reapplication is performed by Lender in accordance with the terms of this Agreement or any other applicable Loan Document. To the extent Borrower makes a payment or payments to Lender for Borrower’s benefit, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 9.12. Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or another Loan Document specifically and expressly provides for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 9.13. Consents. In all cases Lender shall conclusively be deemed to be acting reasonably when implementing any applicable appropriate standard or requirement imposed by any applicable Rating Agency in connection with a Securitization, or in refusing or delaying any consent due to the existence of any Event of Default. In no event shall references herein or in the other Loan Documents to the “existence” or “continuance” of an Event of Default imply that any Event of Default, or any Default, once maturing into an Event of Default due to the expiration of any applicable cure period or by operation of this Agreement in the event no cure period is provided hereunder, shall be further susceptible of cure by Borrower or otherwise cease to be an Event of Default in the absence of a written waiver of such Event of Default by Lender. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where, by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, neither Lender nor its agents shall be liable for any monetary damages, it being intended that Borrower’s sole remedy shall be to bring an action for an injunction or specific performance.

Section 9.14. Schedules Incorporated. The information set forth on the cover, heading and recitals hereof, and the Schedules attached hereto, are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 9.15. Offsets, Counterclaims and Defenses. Any assignee of any of Lender’s interest in and to this Agreement and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to this Agreement and the other Loan Documents which Borrower may otherwise have against any assignor or this Agreement and the other Loan Documents. No such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon this Agreement or upon any other Loan Document. Any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 9.16. No Joint Venture or Partnership. Borrower and Lender intend that the relationship created hereunder be solely that of borrower and lender. Nothing herein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower (or any Affiliate of Borrower) and Lender nor to grant Lender any interest in the Collateral other than that of secured party, mortgagee or lender.

Section 9.17. Waiver of Marshalling of Assets Defense. To the fullest extent Borrower may legally do so, Borrower waives all rights to a marshalling of the assets of Borrower, and others with interests in Borrower, and of the Collateral, or to a sale in inverse order of alienation in the event of foreclosure of the interests hereby created, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of any Collateral for the collection of the Indebtedness without any prior or different resort for collection, or the right of Lender to the payment of the Indebtedness out of the Net Proceeds of the Collateral in preference to every other claimant whatsoever.

Section 9.18. Waiver of Counterclaim. To the extent permitted by applicable law, Borrower hereby waives the right to assert a counterclaim, other than compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 9.19. Conflict; Construction of Documents. In the event of any conflict between the provisions of this Agreement and the provisions of any of the other Loan Documents, the provisions of this Agreement shall prevail. The parties hereto acknowledge that they were represented by counsel in connection with the negotiation and drafting of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted same.

Section 9.20. Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower in connection with the transactions contemplated herein. The provisions of this Section 9.20 shall survive the expiration and termination of this Agreement and the repayment of the Indebtedness.

Section 9.21. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

Section 9.22. Estoppel Certificates. Borrower and Lender hereby agree at any time and from time to time (but not more than four times per year) upon not less than fifteen (15) days prior written notice by Borrower or Lender to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the knowledge of such certifying party, any Default or Event of Default has occurred and is then continuing, and, if so, specifying each such Default or Event of Default; provided, however, that it shall be a condition precedent to Lender’s obligation to deliver the statement pursuant to this Section 9.22, that Lender shall have received, together with Borrower’s request for such statement, an Officer’s Certificate stating that, to the knowledge of Borrower, no Default or Event of Default exists as of the date of such certificate (or specifying such Default or Event of Default).

Section 9.23. Payment of Expenses. Borrower shall pay all Transaction Costs, which shall include, without limitation, (a) reasonable out-of-pocket costs and expenses of Lender in connection with (i) the negotiation, preparation, execution and delivery of the Loan Documents and the documents and instruments referred to therein; (ii) the creation, perfection or protection of Lender’s Liens in the Collateral (including, without limitation, fees and expenses for title and lien searches or amended or replacement Mortgage, UCC financing statements or Collateral Security Instruments, title insurance premiums and filing and recording fees, third party due diligence expenses for the Mortgaged Property plus reasonable travel expenses, accounting firm fees, costs of the Appraisal, Environmental Reports (and an environmental consultant), and the Property Condition Assessment and earthquake “maximum probable loss” report and costs and fees incurred in connection with arranging, setting up, servicing and maintaining the Account Collateral); (iii) response to any requests by Borrower (or its Affiliates of the foregoing) for Lender consent or approval of any matter; (iv) except as set forth in this Agreement with respect to any Secondary Market Transaction, the negotiation, preparation, execution and delivery of any amendment, waiver, restructuring or consent relating to any of the Loan Documents, and (v) the preservation of rights under and enforcement of the Loan Documents and the documents and instruments referred to therein, including any communications or discussions relating to any action that Borrower shall from time to time request Lender to take, as well as any restructuring or rescheduling of the Indebtedness, (b) the reasonable fees, expenses and other charges of counsel to Lender or its servicer in connection with all of the foregoing, and (c) Lender’s reasonable out-of-pocket travel expenses in connection with site visits to the Mortgaged Property.

Section 9.24. Non-Recourse. Anything contained herein, in the Note or in any other Loan Document to the contrary notwithstanding, but subject in all respects to provisions set forth below, Lender shall not enforce the liability and obligation of Borrower to perform and observe any of its obligations that may be contained in the Note, this Agreement, the Mortgage or any other Loan Document by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Mortgaged Property, or any other Collateral pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Mortgaged Property and in any other Collateral. NOTWITHSTANDING ANYTHING TO THE CONTRARY ABOVE OR ELSEWHERE IN THIS AGREEMENT, THE MORTGAGE OR ANY OF THE LOAN DOCUMENTS, however,

(a) the provisions of this Section 9.24 and the other provisions of the Loan Documents shall not: (i) constitute a waiver of any right which Lender may have under Sections 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Indebtedness or to require that all Collateral shall continue to secure all of the Indebtedness owing to Lender in accordance with the Loan Documents; (ii) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (iii) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage or other Loan Documents; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignment of Profits and Leases; (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower (but only to the extent such deficiency judgment is required) in order to fully realize the security granted by the Mortgage and other Loan Documents or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Mortgaged Property or any other Collateral (provided that any such deficiency judgment shall only be enforceable against Borrower to the extent of Borrower’s interest in the Mortgaged Property and other Collateral); (vii) have any applicability whatsoever to or limit the liability of Borrower, Guarantor or other parties under the Guaranty of Non-Recourse Obligations or the Environmental Indemnity Agreement; or (viii) constitute a waiver, release or discharge of any Indebtedness or obligation evidenced by the Note or this Agreement or secured by the Loan Documents, and the same shall continue until paid or discharged in full, and

(b) the provisions of this Section 9.24 and the other provisions of the Loan Documents shall not

(A) prevent recourse to Borrower and Guarantor, jointly and severally, and their respective assets for repayment of the Indebtedness, and Lender’s agreement not to pursue personal liability of Borrower as set forth above SHALL BECOME NULL AND VOID and shall be of no further force or effect, and the Indebtedness shall be fully recourse not only to Borrower but also to Guarantor, in the event Borrower shall file or commence any voluntary bankruptcy, insolvency or similar proceeding, including any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, or Borrower shall make an assignment for the benefit of creditors or institute receivership proceedings or similar proceedings with respect to the Mortgaged Property, Borrower or Borrower’s assets, or (X) any such proceedings or petition shall be filed or commenced against Borrower by Guarantor or Guarantor’s or Borrower’s Affiliates or agents or (Y) Borrower, Guarantor or their respective Affiliates aid, solicit, support or otherwise cooperate or collude to bring about the filing or commencement of any such proceedings or petition against Borrower or acquiesce in or fail to contest, any such proceedings or petition;

(B) prevent recourse to Borrower and Guarantor, jointly and severally, and their respective assets, and Borrower and Guarantor shall be fully and personally liable, for any loss, costs, liability, damage or expense (including, without limitation, reasonable attorneys’ fees and disbursements) suffered or incurred by Lender or any Indemnified Party related to or arising from any of the following acts committed by or on behalf of Borrower, Guarantor or any of their respective Affiliates:

(1)	any fraud on the part of Borrower, Guarantor or their respective Affiliates in connection with the Loan

(2)	any intentional or willful misrepresentation by Borrower, Guarantor or their respective Affiliates in connection with the Loan or under any of the Loan Documents or in any reports or certificates furnished pursuant to any Loan Document;

(3)	any misappropriation or misapplication of funds (including Loss Proceeds, Advance Bookings Deposits, Receipts, including Receipts collected in advance, or other Receivables), including any use or application of any thereof in contravention of the Loan Documents;

(4)	additional financing obtained by Borrower (whether secured or unsecured) in violation of the terms of the Loan Documents;

(5)	intentional physical waste to the Mortgaged Property or removal of material Equipment or other Personalty from the Mortgaged Property in violation of the Loan Documents;

(6)	any Transfer occurs in violation of the terms of the Loan Documents;

(7)	any material breach of the provisions of Article VIII of this Agreement occurs;

(8)	all costs and expenses, including reasonable attorneys’ fees and expenses, incurred in enforcing any obligation or liability or in collecting any amount due under this Section 9.24(b), the Environmental Indemnity and the Guaranty of Non-Recourse Obligations, which, as to Borrower, is a recourse obligation of Borrower as described in this Section 9.24(b), the Environmental Indemnity and the Guaranty of Non-Recourse Obligations, or, as to Guarantor, is a recourse obligation of Guarantor under the Guaranty of Non-Recourse Obligations or the Environmental Indemnity;

(9)	the failure to pay Impositions assessed against the Mortgaged Property to the extent there were sufficient funds available to pay and Lender allows Borrower to apply the same, or the failure to maintain insurance as required under the Loan Documents, or the failure to pay any deductible amount in respect of any insurance maintained in respect of the Mortgaged Property, or the failure to pay and discharge any mechanic’s or materialman’s Liens against the Mortgaged Property to the extent there was sufficient funds available to pay and discharge and Lender allows Borrower to apply the same;

(10)	If an Event of Default has occurred, and Borrower or any Affiliate of Borrower contests or in any way interferes with, directly or indirectly (collectively, a “Contest”), any foreclosure action or sale commenced by Lender or with any other enforcement of Lender’s rights, powers or remedies under any of the Loan Documents or under any document evidencing, securing or otherwise relating to any of the Collateral (whether by making any motion, bringing any counterclaim, claiming any defense, seeking any injunction or other restraint, commencing any action seeking to consolidate any such foreclosure or other enforcement with any other action, or otherwise) (except this clause (10) shall not apply if Borrower successfully asserts a Contest and obtain a final non-appealable court order as to the same);

(11)	any Legal Requirement mandating the forfeiture by Borrower of the Collateral or any portion thereof because of the conduct or purported conduct of criminal activity by Borrower or any Affiliate in connection therewith; or

(12) any failure by Borrower to perform any of terms or conditions set forth in that certain Fee Letter dated as of the date of this Agreement between Borrower and Lender.

LENDER:
CITIGROUP GLOBAL MARKETS REALTY CORP., a New York
corporation
By:	—
Name:
Title:
BORROWER:
GREAT WOLF WILLIAMSBURG SPE, LLC,
a Delaware limited liability company
By:	—
Name: J. Michael Schroeder
Title: Secretary